Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282622

PROSPECTUS

7,500,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 7,500,000 shares of our Common Stock, $0.0001 par value (“Common Stock”) of Sable Offshore Corp. (formerly known as Flame Acquisition Corp.) (the “Company”) issued in a committed PIPE investment of $150,000,000 (the “Second PIPE Investment”) at an equity consideration value of $20.00 per share by certain of the Selling Holders named in this prospectus. We are registering the securities for resale pursuant to the Selling Holders’ registration rights under certain agreements between us and the Selling Holders, as applicable to each Selling Holder. Our registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of the securities. The Selling Holders may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from any resale of the Common Stock being offered for resale in this prospectus (the “Resale Securities”). We provide more information about how the Selling Holders may sell their securities in the section of this prospectus entitled “Plan of Distribution.” We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The Selling Holders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of securities by them.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “SOC” and “SOC.WS,” respectively. On October 31, 2024, the closing price of our Common Stock was $22.36 per share and the closing price of our Public Warrants was $11.38 per warrant.

The Resale Securities represent a substantial percentage of the total outstanding shares of our Common Stock as of the date of this prospectus. The shares of Common Stock that the Selling Holders can sell into the public markets pursuant to this prospectus is up to 7,500,000 shares of Common Stock, constituting approximately 9.2% of our issued and outstanding shares of Common Stock and approximately 13.1% of our issued and outstanding shares of Common Stock held by non-affiliates. The sale of all the Resale Securities or the perception that these sales could occur, could result in a significant decline in the public trading price of our securities. See the section of this prospectus entitled “Risk Factors—Risks Related to Being a Public Company— Sales of a substantial number of our securities in the public market by the Selling Holders or by our existing securityholders could cause the price of our shares of Common Stock to fall.”

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See “Prospectus Summary—Emerging Growth Company; Smaller Reporting Company.”

Investing in our Common Stock involves risks. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 17 of this prospectus.

None of the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 1, 2024

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them as described in this prospectus.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find Additional Information.”

In accordance with the terms of, and transactions contemplated by, the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 2, 2022 (as amended on December 22, 2022 and June 30, 2023), by and among the Company (formerly known as Flame Acquisition Corp.), Sable Offshore Corp., a Texas corporation (“SOC”), and Sable Offshore Holdings LLC, a Delaware limited liability company and parent company of SOC (“Holdco” together with SOC, “Legacy Sable”) (i) Holdco merged with and into Flame (the “Holdco Merger”), with Flame surviving such merger (the time that the Holdco Merger became effective being referred to as the “Holdco Merger Effective Time”) and (ii) SOC merged with and into Flame, with Flame surviving such merger (the “SOC Merger” and, together with the Holdco Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”) (the time that the SOC Merger became effective being referred to as the “Sable Merger Effective Time”). In connection with the Business Combination, Flame changed its name to “Sable Offshore Corp.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Sable,” “we,” “us,” “our” and similar terms refer to Sable Offshore Corp., a Delaware corporation (f/k/a Flame Acquisition Corp., a Delaware corporation), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “Flame” refer to Flame Acquisition Corp., a Delaware corporation, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Business Combination and the benefits of the Business Combination, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	our ability to maintain the listing of our Common Stock on the NYSE;

•

our ability to recommence production of the Assets (as defined in the Sable-EM Purchase Agreement), including 100% of the equity interests in each of Pacific Offshore Pipeline Company and Pacific Pipeline Company (the “SYU Assets”) and the cost and time required therefor, and production levels once recommenced;

•	our financial performance;

•	our ability to satisfy future cash obligations;

•	our ability to continue as a “going concern”;

•	restrictions in existing or future debt agreements or structured or other financing arrangements;

•

commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, processing volumes and pipeline throughput;

•

uncertainties related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes and regulatory risks;

•	the uncertainty inherent in estimating oil and natural gas resources and in projecting future rates of production;

•	reductions in cash flow and lack of access to capital;

•	the timing of development expenditures, managing growth and integration of acquisitions, and failure to realize expected value creation from acquisitions;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers and compete within our industry;

•	our success in retaining or recruiting, or changes required in, our officers, directors or other key personnel;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	developments relating to our competitors and our industry;

•	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors;

•	litigation, complaints and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	our ability to comply with laws and regulations applicable to our business; or

•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, or the context otherwise requires, references to:

“Business Combination” are to the Merger, together with the other transactions contemplated by the Merger Agreement (including the consummation of the First PIPE Investment) and the related agreements;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Class B Conversion” are to Flame’s issuance of an aggregate of 7,187,500 shares of Flame Class A common stock to Sponsor, FL Co-Investment, Intrepid Financial Partners, Flame’s independent directors and certain of Flame’s executive officers, upon the conversion of an equal number of shares of Flame Class B common stock;

“Closing” are to the consummation of the Business Combination;

“Closing Date” are to the date on which the Business Combination was consummated;

“Company IPO” are to the initial public offering by Flame, which closed on March 1, 2021;

“DGCL” are to the General Corporation Law of the State of Delaware;

“EM” are to EMC and MPPC as applicable;

“EMC” are to Exxon Mobil Corporation, a New Jersey corporation and parent of MPPC;

“EM-Plains Purchase Agreement” are to the Purchase and Sale Agreement, dated as of October 10, 2022, by and between MPPC and Plains;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“First PIPE Investment” are to the issuance and sale to the First PIPE Investors in a private placement of 44,024,910 shares of Common Stock, at a price of $10.00 per share, for an aggregate subscription amount of $440,249,100;

“First PIPE Investors” are to the investors who agreed to participate in the First PIPE Investment and entered into the First PIPE Subscription Agreements;

“First PIPE Subscription Agreements” are to the subscription agreements entered into among Holdco and Flame and the First PIPE Investors, in connection with the First PIPE Investment, as amended, supplemented or otherwise modified from time to time;

“First Q2 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $395,000 dated May 12, 2023;

“First Q3 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $635,000 dated August 30, 2023;

“First Working Capital Loan” are to the unsecured promissory note provided as a working capital loan to the Sponsor in the principal amount of $365,000 to cover additional expenses related to the Company IPO, dated March 1, 2021;

“FL Co-Investment” are to FL Co-Investment LLC, an affiliate of one of the underwriters of the Company IPO;

“Flame” are to Flame Acquisition Corp., a Delaware corporation, prior to the Closing; “Flame Board” are to the Board of Directors of Flame;

“Flame Class A common stock” are to Class A common stock, par value $0.0001 per share, of Flame;

“Flame Class B common stock” are to Class B common stock, par value $0.0001 per share, of Flame;

“Flame certificate of incorporation” are to Flame’s amended and restated certificate of incorporation in effect prior to the Closing;

“Flame common stock” are to the Flame Class A common stock and the Flame Class B common stock, collectively;

“Flame Independent Directors” are to Michael E. Dillard, Gregory P. Pipkin and Christopher B. Sarofim prior to the Closing;

“founder shares” are to (i) prior to the Class B Conversion, the shares of Flame Class B common stock initially purchased by the Sponsor, FL Co-Investment, Intrepid Financial Partners, the Flame Independent Directors, certain members of Flame’s management team, and the other initial stockholders in connection with the Company IPO and (ii) after the Class B Conversion, the shares of Flame Class A common stock issued upon the Class B Conversion;

“founders” are to the Sponsor, FL Co-Investment and Intrepid Financial Partners;

“Fourth Q2 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $50,000 dated June 22, 2023;

“Holdco” are to Sable Offshore Holdings LLC, a Delaware limited liability company;

“Holdco Class A shares” are to limited liability company membership interests in Holdco designated as Class A shares;

“Holdco Class B shares” are to limited liability company membership interests in Holdco designated as Class B shares;

“Holdco Equityholders” are to holders of Holdco Class A shares;

“Holdco Merger” are to the merger of Holdco with and into Flame with Flame being the surviving company in the merger;

“Holdco Merger Effective Time” are to the effective time of the consummation of the Holdco Merger;

“Incentive Plan” are to the Sable Offshore Corp. 2023 Incentive Award Plan;

“initial stockholders” are to the founders and any other holders of the founder shares prior to the Company IPO;

“Insiders” are to Sponsor, FL Co-Investment, Intrepid Financial Partners, the Flame Independent Directors, and certain members of Flame’s management team;

“Intrepid” are to Intrepid Partners, LLC, one of the underwriters of the Company IPO who also served as a placement agent in each of the First PIPE Investment and the Second PIPE Investment, as a financial advisor to Sable in connection with the Sable-EM Purchase Agreement and as a financial advisor to Sable in connection with the Merger Agreement;

“Intrepid Financial Partners” are to Intrepid Financial Partners, L.L.C., an affiliate of one of the underwriters of the Company IPO;

“Legacy Sable” are to Holdco together with SOC;

“Letter Agreement” are to the letter agreement dated February 24, 2021, among Flame, the Sponsor, FL Co-Investment, Intrepid and certain security holders named therein, as amended on March 24, 2023;

“Merger” are to, together, the Holdco Merger and the Sable Merger;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of November 2, 2022, by and among Flame, Holdco and Legacy Sable, as amended on December 22, 2022 and June 30, 2023;

“MPPC” are to Mobil Pacific Pipeline Company, a Delaware corporation and subsidiary of EMC;

“Pacific Offshore Pipeline Company” or “POPCO” are to Pacific Offshore Pipeline Company, a corporation formed under the laws of California and a subsidiary of (i) EMC prior to the Closing and (ii) Sable after the Closing;

“Pacific Pipeline Company” or “PPC” are to Pacific Pipeline Company, a corporation formed under the laws of Delaware, the owner of the Pipelines and a subsidiary of (i) MPPC prior to the Closing and (ii) Sable after the Closing;

“Pipelines” are to Pipeline Segments 324/325 (formally known as Pipeline Segments 901/903) and the other “324/325 Assets” (formally known as “901/903 Assets” and as defined in the Sable-EM Purchase Agreement);

“Plains” are to Plains Pipeline L.P., the owner of the Pipelines prior to EM;

“Private Placement Warrants” are to Flame’s warrants issued to the Sponsor and other initial stockholders in a private placement simultaneously with the closing of the Company IPO;

“Promissory Note Loans” are to the Second Q2 2023 Promissory Note, Third Q2 2023 Promissory Note, Second Q3 2023 Promissory Note and $178,630 of the Q1 2023 Promissory Note;

“public shares” are to shares of Flame Class A common stock sold as part of the units in the Company IPO (whether they were purchased in the Company IPO or thereafter in the open market);

“public stockholders” are to the holders of Flame’s public shares, including the Sponsor and Flame’s officers and directors to the extent the Sponsor and Flame’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“Public Warrants” are to warrants sold as part of the units in the Company IPO (whether they were purchased in the Company IPO or thereafter in the open market);

“Q1 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $535,000, dated February 6, 2023;

“Q3 2022 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $170,000 to cover additional expenses related to our search for an initial business combination, dated September 30, 2022;

“Q4 2022 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $200,000, dated October 31, 2022;

“Registration Rights Agreement” are to the Registration Rights Agreement, dated as of the Closing Date, by and among Sable and James C. Flores;

“Sable” are to Flame after the Merger;

“Sable Board” are to the Board of Directors of Sable;

“Sable bylaws” are to Sable’s amended and restated bylaws;

“Sable certificate of incorporation” are to the second amended and restated certificate of incorporation of Sable;

“Sable Independent Directors” are to Michael E. Dillard, Gregory P. Pipkin and Christopher B. Sarofim after the Closing;

“Sable-EM Purchase Agreement” are to the Purchase and Sale Agreement, dated as of November 1, 2022, by and among EMC, MPPC and Sable, as amended by the first and second amendments thereto, dated as of June 13, 2023, and December 15, 2023, respectively;

“Sable Merger” are to the merger of Sable with and into Flame with Flame being the surviving company in the merger;

“Sable Merger Effective Time” are to the effective time of the consummation of the Sable Merger;

“Second PIPE Investment” are to the issuance and sale to the Second PIPE Investors in a private placement of 7,500,000 shares of Common Stock, at a price of $20.00 per share, for an aggregate subscription amount of $150,000,000;

“Second PIPE Investors” are to the investors who agreed to participate in the Second PIPE Investment and entered into the Second PIPE Subscription Agreements;

“Second PIPE Subscription Agreements” are to the subscription agreements entered into between Sable and the Second PIPE Investors, in connection with the Second PIPE Investment, as amended, supplemented or otherwise modified from time to time;

“Second Q2 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $355,000, dated June 22, 2023;

“Second Q3 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $495,000, dated August 30, 2023;

“Second Working Capital Loan” are to the unsecured promissory note provided as a working capital loan to the Sponsor in the principal amount of $800,000 to cover additional expenses related to our search for an initial business combination, dated December 27, 2021;

“SOC” are to Sable Offshore Corp., a Texas corporation;

“Sponsor” are to Flame Acquisition Sponsor LLC, a Delaware limited liability company; “Sponsor Loans” are to the Working Capital Loans and the Promissory Note Loans;

“SYU” are to (i) the SYU Assets and (ii) unless the context requires otherwise, the Pipelines; provided that the combined financial statements of SYU do not include the Pipelines;

“SYU Assets” are to the “Assets” (as defined in the Sable-EM Purchase Agreement), including 100% of the equity interests in each of Pacific Offshore Pipeline Company and Pacific Pipeline Company;

“TD Cowen” are to TD Securities (USA) LLC (formerly known as Cowen and Company, LLC), one of the underwriters of the Company IPO who also served as a placement agent in each of the First PIPE Investment and the Second PIPE Investment, as a financial advisor to Sable in connection with the Sable-EM Purchase Agreement and as a financial advisor to Sable in connection with the Merger Agreement;

“Term Loan” are to the Senior Secured Term Loan Agreement, dated as of the Closing Date, by and between Sable and EMC;

“Third Q2 2023 Promissory Note” are to the unsecured promissory note issued to the Sponsor in the principal amount of $100,000, dated June 22, 2023;

“Third Working Capital Loan” are to the unsecured promissory note provided as a working capital loan to the Sponsor in the principal amount of $335,000 to cover additional expenses related to our search for an initial business combination, dated March 29, 2022;

“Transactions” are to (a) the Business Combination, (b) the completion of the First PIPE Investment, (c) the conversion of the founder shares into shares of Flame Class A common stock in connection with the Business Combination pursuant to the Flame certificate of incorporation and (d) the redemption by Flame of public shares held by any public stockholders in connection with the Business Combination;

“trust account” are to the trust account of Flame that held the proceeds from the Company IPO; “underwriters” are to TD Cowen and Intrepid in their capacity as underwriters of the Company IPO;

“unit” are to units issued by Flame in the Company IPO;

“Warrant Agreement” are to the Warrant Agreement, dated as of February 24, 2021, by and between Sable (f/k/a Flame Acquisition Corp.) and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC);

“Warrants” are to the Public Warrants and the Private Placement Warrants; and

“Working Capital Loans” are to the First Working Capital Loan, the Second Working Capital Loan, the Third Working Capital Loan, the Q3 2022 Promissory Note, Q4 2022 Promissory Note, First Q2 2023 Promissory Note, Fourth Q2 2023 Promissory Note, First Q3 2023 Promissory Note and $356,370 of the Q1 2023 Promissory Note.

PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our securities.

Overview of the Company

Beginning in 1968 and over the course of 14 years, Exxon Mobil Corporation (“EM”) consolidated more than a dozen offshore federal oil leases and organized them into a streamlined production unit known as the Santa Ynez Unit (“SYU”). SYU consists of three offshore platforms and a wholly owned onshore processing facility located along the Gaviota Coast at Las Flores Canyon in Santa Barbara County, California. SYU’s onshore facilities and the three offshore platforms remained in continuous operation until 2015. In May 2015, a Plains Pipeline that transported produced oil from SYU experienced a leak, as further described below under “Business—Pipeline 324 Incident.” The SYU platforms and facilities suspended production after the Line 324 incident, the SYU Assets were shut in and the facilities were placed in a safe state. The facilities are not currently producing oil and gas; however, all equipment remains in place in an operation-ready state, requiring ongoing inspections, maintenance and surveillance. As part of these suspension efforts, all SYU equipment was drained, flushed and purged in 2016. All hydrocarbon pipelines within SYU have been placed in a safe state and remain under regular monitoring. In 2020, Plains entered into a Consent Decree, described further below under “Business—Pipeline 324 Incident,” that provides a path for a potential restart of Pipeline Segments 324 and 325 (formerly known as Pipeline Segments 901 and 903).

Recent Events

On June 27, 2024, the Center for Biological Diversity and the Wishtoyo Foundation filed a complaint against Debra Haaland, Secretary of the U.S. Department of the Interior; the Bureau of Environmental Safety and Enforcement (“BSEE”); and Bruce Hesson, BSEE Pacific Regional Director in the U.S. District Court for the Central District of California (Case No. 2:24-cv-05459). In the complaint, plaintiffs allege that BSEE violated the National Environmental Policy Act (“NEPA”), the Outer Continental Shelf Lands Act (“OCSLA”), and the Administrative Procedure Act in November 2023 by approving an extension to resume operations associated with 16 oil and gas leases Sable holds in the Santa Ynez Unit in federal waters offshore of California in the Santa Barbara Channel. The complaint asks for the Court to issue an order finding that BSEE violated NEPA and OCSLA by approving the extension, to vacate and remand the extension to BSEE, to prohibit BSEE from authorizing further extensions until it complies with NEPA and OCSLA, and for an award of costs and attorneys’ fees. Although not named as a party to the case, Sable has moved to intervene to become a party to the lawsuit and to vigorously contest the plaintiffs’ allegations. Separately, BSEE has confirmed that Sable’s recent completion of lease-holding activities serves to maintain all 16 leases within the Santa Ynez Unit to October 9, 2025.

On July 29, 2024, PPC submitted restart plans for the Pipelines (the “Restart Plans”) to the California Department of Forestry and Fire Protection Office of the State Fire Marshal (“OSFM”) as required by the Consent Decree. PPC is required to submit the Restart Plans to the OSFM for approval at least sixty (60) days prior to returning the Pipelines to service.

On July 29, 2024, PPC submitted a letter to the OSFM requesting additional time to implement PPC’s approved 2021 Coastal Best Available Technology Implementation Plan (the “2021 CBAT Plan”). On July 31, 2024, the OSFM approved PPC’s extension request, setting a new deadline for implementation of the approved 2021 CBAT Plan of July 1, 2025.

On August 30, 2024, Santa Barbara County acknowledged that it does not have jurisdiction over PPC’s installation of 16 new safety valves in Santa Barbara County along the Pipelines in accordance with Assembly Bill 864. Santa Barbara County’s acknowledgement was delivered in the form of a conditional settlement agreement dated August 30, 2024 (the “Safety Valve Settlement Agreement”) among Santa Barbara County, PPC and the Company, and a subsequent acknowledgement by Santa Barbara County’s planning and development staff.

Pursuant to the Safety Valve Settlement Agreement, PPC agreed to the following additional surveillance and response enhancements in Santa Barbara County:

i.

PPC will create a Santa Barbara County-based Surveillance and Response Team, trained in PPC’s Tactical Response Plan, which will be responsible for timely initial incident response and equipped with key resources to deploy in early containment, particularly for those regions of the Pipeline between Gaviota and Las Flores Canyon;

ii.	PPC will provide Santa Barbara first responders with additional training and equipment to assist in PPC’s incident response efforts; and

iii.

PPC will undertake the following Pipeline system enhancements: (1) install and operate and maintain primary and secondary Operations Control Centers in Santa Barbara County, and (2) refurbish the Gaviota pump in its existing station.

PPC, the Company and Santa Barbara County have further agreed, in the Safety Valve Settlement Agreement, to file a stipulation to dismiss the pending lawsuit, Pacific Pipeline Company and Sable Of shore Corp. v. Santa Barbara County Planning Commission and Board of Supervisors (Case No. 2:23-cv-09218-DMG-MRW) within 15 days of final installation of all 16 underground safety valves in Santa Barbara County.

On September 19, 2024, Sable entered into the Second PIPE Subscription Agreements with the Second PIPE Investors and, pursuant thereto, issued 7,500,000 shares of Common Stock at a price of $20.00 per share for an aggregate purchase price of $150,000,000 (the “Second PIPE Investments”). The Second PIPE Investments were consummated on September 23, 2024 (the “Second PIPE Closing”). Immediately following the Second PIPE Closing, the Company issued 7,500,000 shares of Common Stock to the Second PIPE Investors in accordance with the terms of the Second PIPE Subscription Agreements. The shares of Common Stock issued in the Second PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended, pursuant to the Second PIPE Subscription Agreements.

On October 3, 2024, Sable Aviation, LLC (“Sable Aviation”), an entity controlled by our Chairman and Chief Executive Officer, and Sable entered into an Agreement of Purchase and Sale, pursuant to which Sable Aviation sold transportation assets and related equipment to Sable in exchange for 600,000 shares of Common Stock.

On October 3, 2024, Sable issued a press release announcing the redemption of all of its outstanding Public Warrants to purchase shares of Common Stock that were issued under the Warrant Agreement, as part of the units sold in the Company IPO. As of October 31, 2024 there have been 14,672,812 warrants exercised for $168.7 million in cash proceeds.

Corporate Information

Our Common Stock is listed on NYSE under the symbol “SOC.” The mailing address of the Company’s principal executive office is 845 Texas Avenue, Suite 2920, Houston, TX 77002. Our telephone number is (713) 579-6161. Our website address is www.sableoffshore.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the Company IPO. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Summary Historical Financial Information of Sable

Periods on or before February 13, 2024, reflect the financial position, results of operations and cash flows of SYU prior to the Business Combination, referred to herein as the “Predecessor,” and periods beginning on or after February 14, 2024, reflect the financial position, results of operations and cash flows of the Company as a result of the Business Combination, referred to herein as the “Successor”. The summary of historical statements of operations data of the Company for the fiscal years ended December 31, 2023, and 2022 (Predecessor), and the historical balance sheet data as of December 31, 2023, and 2022 (Predecessor), presented below are derived from the SYU audited combined financial statements included elsewhere in this prospectus. The summary of historical statements of operations data of the Company for the period from February 14, 2024 to June 30, 2024 (Successor), and January 1, 2024 to February 13, 2024 (Predecessor), and six months ended June 30, 2023 (Predecessor), and the historical balance sheet data as of June 30, 2024 (Successor), and 2023 (Predecessor), presented below are derived from the Company’s unaudited financial statements included elsewhere in this prospectus.

The Company’s and SYU’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the summary historical financial data set forth below together with the Company’s and SYU’s financial statements and the accompanying notes included elsewhere in this prospectus, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.

	Successor	Predecessor
	As of June 30,	As of December 31,
	2024	2023	2022
(In thousands)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$112,069	$—	$—
Restricted cash	$35,095	$—	$—
Materials and supplies	$16,578	$16,213	$17,211
Total oil and gas properties, net	$1,068,322	$688,964	$690,217
Total assets	$1,240,911	$711,581	$715,032
Senior secured term loan including paid-in-kind interest, net	$790,377	$—	$—
Total liabilities	$1,118,864	$372,560	$352,436
Parent net investment	$—	$339,021	$362,596
Stockholders’ Equity	$122,047	$—	$—

Statement of Operations Data:

	Successor	Predecessor
	February 14, 2024 – June 30,	January 1, 2024 – February 13,	Six Months Ended June 30,	Year Ended December 31,
(In thousands)	2024	2024	2023	2023	2022
Statement of Operations Data:
Revenues:
Oil and gas sales	$—	$—	$—	$—	$—

Operating expenses:
Operations and maintenance	$33,612	$7,320	$28,909	$60,693	$62,585
Depletion, depreciation, amortization, and accretion	$4,101	$2,627	$10,509	$21,018	$20,852
Impairment of oil and gas properties	$—	$—	$—	$—	$1,404,307
General and administrative	$183,665	$1,714	$6,085	$12,763	$12,807
Other (income) expense, net	$105,591	$128	$(2)	$(801)	$(1,855)

Loss before income taxes	$(326,969)	$(11,789)	$(45,501)	$(93,673)	$(1,498,696)
Income tax expense	$18,572	$—	$—	$—	$—

Net loss	$(345,541)	$(11,789)	$(45,501)	$(93,673)	$(1,498,696)

Statement of Cash Flows Data:
Net cash used in operating activities	$(93,874)	$(22,474)	$(37,190)	$(70,098)	$(80,414)
Net cash used in investing activities	$(208,285)	$—	$—	$—	$—
Net cash provided by financing activities	$395,989	$22,474	$37,190	$70,098	$80,414

Risk Factors Summary

The below is a summary of principal risks to our business and risks associated with ownership of our Common Stock. It is only a summary. You should read the more detailed discussion of risks set forth below and elsewhere in this prospectus for a more complete discussion of the risks listed below and other risks.

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We need to satisfy a number of permitting obligations and other requirements before we can restart production of the SYU Assets. There is no assurance that we will be successful in satisfying such obligations and requirements and restarting production of the SYU Assets in a timely manner.

•	Our assumptions and estimates regarding the total costs associated with restarting production may be inaccurate.

•	There is no guarantee that we will have sufficient cash to restart production of the SYU Assets.

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Oil, natural gas and natural gas liquids, or “NGL(s)”, prices are volatile, due to factors beyond our control, and greatly affect our business, results of operations and financial condition. Any decline in, or sustained low levels of, oil, natural gas and NGL prices will cause a decline in our cash flow from operations, which could materially and adversely affect our business, results of operations and financial condition.

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If commodity prices decline and remain depressed for a prolonged period, our business may become uneconomical and result in additional write downs of the value of our properties, which may adversely affect our financial condition and our ability to fund operations.

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An increase in the differential between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we expect to receive for our future production could significantly reduce our cash flow and adversely affect our financial condition.

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The estimated quantities of petroleum contained in the SYU Assets are classified as “contingent resources” rather than “reserves” because they are subject to numerous contingencies. There is no assurance that any of the petroleum contained in the SYU Assets will ever be recovered or reclassified as “reserves.”

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Our hedging strategy in the future may not effectively mitigate the impact of commodity price volatility from our cash flows, and our hedging activities could result in cash losses and may limit potential gains.

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Developing and producing oil, natural gas and NGLs are costly and high-risk activities with many uncertainties that may result in a total loss of investment or otherwise adversely affect our business, financial condition, results of operations and cash flows. Many of these risks are heightened for us due to the fact that most of our equipment has been shut-in for more than eight years.

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The enactment of derivatives legislation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

•	Development and production of oil, natural gas and NGLs in offshore waters have inherent and historically higher risk than similar activities onshore.

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Oil and natural gas producers’ operations are substantially dependent on the availability of water and the disposal of waste, including produced water and drilling fluids. Restrictions on the ability to obtain water or dispose of waste may impact our operations.

•	The unavailability or high cost of rigs, equipment, supplies and crews could delay our operations, increase our costs and delay forecasted revenue.

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The third parties on whom we rely for transportation services are subject to complex federal, state and other laws that could adversely affect the cost, manner or feasibility of conducting our business.

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Our business depends in part on pipelines, gathering systems and processing facilities owned by us or others. Any limitation in the availability of those facilities could interfere with our ability to market our oil, natural gas and NGL production.

•	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

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Loss of our key executive officers or other key personnel, or an inability to attract and retain such officers and personnel, could negatively affect our business and, in one instance, could cause a default under the primary agreement governing our existing indebtedness.

•	We may incur losses as a result of title defects or deficiencies in our properties.

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We do not own all of the land on which our assets are located or all of the land that we must traverse in order to conduct our operations. There are disputes with respect to certain of the rights-of-way or other interests and any unfavorable outcomes of such disputes could require us to incur additional costs.

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We may be unable to restart production by January 1, 2026, which would permit EM to exercise a reassignment option and take ownership of SYU without any compensation or reimbursement other than the deemed repayment in full of the principal and accrued interest outstanding under the Term Loan.

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Restrictive covenants in the Term Loan or any future agreements governing our indebtedness could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

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Under the terms of the Term Loan, restarting production will trigger a springing maturity date following a specified grace period, and the terms on which we will be able to refinance the Term Loan, if necessary, will depend on then-prevalent market conditions.

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We may in the future refinance our existing indebtedness or incur new indebtedness at variable rates and without the option to pay interest in-kind, which would subject us to interest rate risk and could cause our debt service obligations to increase significantly.

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Our business plans require a significant amount of capital. In addition, our future capital needs may require us to issue additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or ability to pay dividends.

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We may incur substantial losses and be subject to substantial liability claims as a result of catastrophic events. We may not be insured for, or our insurance may be inadequate to protect us against, these risks. Expenses not covered by our insurance could have a material adverse effect on our financial position and results of operations.

•	We are subject to complex federal, state, local and other laws, regulations and permits that could adversely affect the cost, manner, ability or feasibility of conducting our operations.

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The listing of a species as either “threatened” or “endangered” under the U.S. Endangered Species Act and/or the California Endangered Species Act could result in increased costs, new operating restrictions, or delays in our operations, which could adversely affect our results of operations and financial condition.

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Conservation measures, technological advances and increasing public attention and activism with respect to climate change and environmental matters could reduce demand for oil, natural gas and NGLs and have an adverse effect on our business, financial condition and reputation.

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Climate change legislation or regulations restricting emissions of “greenhouse gases,” or GHGs, could result in increased operating costs and reduced demand for the oil, natural gas and NGLs we expect to produce.

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If we are engaged in intrastate common carrier operations, our financial results with respect to the Pipelines will primarily depend on the outcomes of ratemaking proceedings with the California Public Utilities Commission and we may not be able to earn an adequate rate of return in a timely manner or at all.

•	Attempts by the California state government to restrict the production of oil and gas could negatively impact our operations and result in decreased demand for fossil fuels in California.

•	Our assets are located exclusively onshore and offshore in California, making us vulnerable to risks associated with having operations concentrated in this geographic area.

•	All of our operations are conducted in areas that may be at risk of damage from fire, mudslides, earthquakes or other natural disasters.

•	Environmental groups may initiate litigation and take other actions to delay or prevent us from obtaining required approvals to restart and continue production.

•	The cost of decommissioning and the cost of financial assurance to satisfy decommissioning obligations are uncertain.

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We may be required to post cash collateral pursuant to our agreements with sureties, letter of credit providers or regulators under our existing or future bonding or other arrangements, which may have a material adverse effect on our liquidity and our ability to execute our capital expenditure plan and our asset retirement obligation plan and comply with the agreements governing our existing or future indebtedness.

•	Our business could be negatively affected by security threats, including cybersecurity threats, destructive forms of protest and opposition by activists and other disruptions.

•	The market prices of our securities could be highly volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

•	The NYSE may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

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We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect investor confidence in us and materially adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

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If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our Common Stock.

•	Sales of a substantial number of our securities in the public market by the Selling Holders or by our existing securityholders could cause the price of our shares of Common Stock to fall.

•	Our issuance of additional shares of Common Stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.

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Members of our management team and our Board and their respective affiliated companies have been, and may from time to time be, involved in legal proceedings or governmental investigations unrelated to our business.

•	If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.

•	We are an “emerging growth company” and the reduced reporting and disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.

THE OFFERING

Issuer	Sable Offshore Corp.

Shares of Common Stock offered by the Selling Holders	Up to 7,500,000 shares of our Common Stock.

Shares of Common Stock outstanding	81,682,618 shares of Common Stock (as of October 10, 2024).

Use of Proceeds	We are filing the registration statement of which this prospectus forms a part to permit the Selling Holders to resell their shares of Common Stock. All of the Common Stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. See the section of this prospectus entitled “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on the NYSE under the symbol “SOC.”

Risk Factors	See the section of this prospectus entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Restart of Production

We need to satisfy a number of permitting obligations and other requirements before we can restart production of the SYU Assets. The requirements to restart Lines 324 and 325 include those set forth in a Consent Decree with federal and state agencies. While the operator of the lines has satisfied most of the conditions to restart including under the Consent Decree, there is no assurance that we will be successful in satisfying the remainder of the requirements and restarting production of the SYU Assets in a timely manner.

SYU suspended production as a result of the Line 324 incident and consequent suspension of service, and our business depends on its production restarting. We need to satisfy a number of requirements related to SYU and Lines 324 and 325 before we can restart production. Such requirements include conditions set forth in a U.S. federal district court Consent Decree executed by Plains and relevant U.S. and State of California government agencies. For further information, see “Business—Pipeline 324 Incident.” While the previous operator of Lines 324 and 325 satisfied most of the conditions to restart including under the Consent Decree, there is no assurance that we will be successful in satisfying the remaining requirements and restarting production in a timely manner. If we fail to restart production by January 1, 2026, the prior owner of SYU may exercise its right to cause us to reassign the SYU Assets. See “Risk Factors—Risks Related to the Business of the Company—We may be unable to restart production of SYU by January 1, 2026, which would permit EM to exercise a reassignment option and take ownership of SYU without any compensation or reimbursement other than the deemed repayment in full of the principal and accrued interest outstanding under the Term Loan.”

Our assumptions and estimates regarding the total costs associated with restarting production may be inaccurate.

We currently estimate the total costs we will incur in order to restart production to be approximately $197,000,000. The expenditures will primarily be directed toward obtaining the necessary regulatory approvals and completing the pipeline repairs and bringing the shut-in assets back online in fourth quarter 2024. This estimate of costs to restart production considers currently available facts and presently enacted laws and regulations, but it is subject to uncertainties associated with the assumptions that we have made. For example, the costs of equipment, repairs and maintenance, the costs of operating personnel, the costs to obtain governmental approvals, and legal, consulting and other professional expenses could turn out to be higher than we have estimated. Accordingly, our assumptions and estimates may change in future periods based on future events and total costs may materially increase; therefore, we can provide no assurance that we will not have to incur additional costs in future periods significantly higher than our estimated costs for the restart of production.

There is no guarantee that we will have sufficient cash to restart production of the SYU Assets.

Until we restart production of the SYU Assets, we will not generate any revenue or cash flows from operations. We will rely on cash on hand to fund the operations necessary to restart production of the SYU Assets. If we do not have sufficient cash on hand to restart production of SYU, we may need to raise additional capital to continue our operations, and this capital may not be available on acceptable terms or at all. If we do not have sufficient cash on hand or are unable to obtain additional funding on a timely basis, we may be unable to restart production of SYU, which could materially affect our business, financial condition and results of operations. See “Risk Factors— Risks Related to the Business of the Company—We may be unable to restart production of SYU by January 1, 2026, which would permit EM to exercise a reassignment option and take ownership of SYU without any compensation or reimbursement other than the deemed repayment in full of the principal and accrued interest outstanding under the Term Loan.”

Risks Related to the Business of the Company

Oil, natural gas and natural gas liquids, or “NGL(s)”, prices are volatile, due to factors beyond our control, and greatly affect our business, results of operations and financial condition. Any decline in, or sustained low levels of, oil, natural gas and NGL prices will cause a decline in our cash flow from operations, which could materially and adversely affect our business, results of operations and financial condition.

Our revenues, operating results, profitability, liquidity, future growth and the value of our assets depend primarily on prevailing commodity prices. Historically, oil and natural gas prices have been volatile and fluctuate in response to changes in supply and demand, market uncertainty, and other factors that are beyond our control, including:

•	the regional, domestic and foreign supply of oil, natural gas and NGLs;

•	the level of commodity prices and expectations about future commodity prices;

•	the level of global oil and natural gas exploration and production;

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localized supply and demand fundamentals, including the proximity and capacity of pipelines and other transportation facilities, and other factors that result in differentials to benchmark prices from time to time;

•	the cost of exploring for, developing, producing and transporting oil, natural gas and NGLs;

•	the price and quantity of foreign imports;

•	political and economic conditions in oil producing countries, including conflicts in or among the Middle East, Africa, South America and Russia;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	speculative trading in crude oil and natural gas derivative contracts;

•	the level of consumer product demand;

•	weather conditions and other natural disasters;

•	risks associated with operating drilling rigs;

•	technological advances affecting exploration and production operations and overall energy consumption;

•	domestic and foreign governmental regulations and taxes;

•	the impact of energy conservation efforts;

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the continued threat of terrorism and the impact of military and other action, including the Russia-Ukraine war and its destabilizing effect on the European continent and the global oil and natural gas markets;

•	the price and availability of competitors’ supplies of oil and natural gas and alternative fuels; and

•	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil, natural gas and NGL price movements with any certainty. For example, for the five years ended December 31, 2023, the

NYMEX-WTI oil futures price ranged from a high of $123.70 per Bbl to a low of $(37.63) per Bbl, while the NYMEX-Henry Hub natural gas futures price ranged from a high of $9.68 per MMBtu to a low of $1.48 per MMBtu. For the year ended December 31, 2023, the NYMEX-WTI oil futures price ranged from a high of $93.68 per Bbl on September 27, 2023 to a low of $66.74 per Bbl on March 17, 2023 and the NYMEX-Henry Hub natural gas futures price ranged from a high of $4.17 per MMBtu on January 4, 2023 to a low of $1.99 per MMBtu on March 29, 2023. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which has different uses and different pricing characteristics, have sustained depressed realized prices during this period and are generally correlated with the price of oil. While recent events have led to elevated oil, natural gas and NGL prices, an extended decline in commodity prices could materially and adversely affect our business, results of operations and financial condition.

If commodity prices decline and remain depressed for a prolonged period, our business may become uneconomical and result in additional write downs of the value of our properties, which may adversely affect our financial condition and our ability to fund operations.

Oil, natural gas and NGL prices have experienced significant volatility over the past few years. An extended decline in commodity prices could render our business uneconomical and result in a downward adjustment of our assets, which would reduce our ability to fund our operations. An extended decline, or sustained marked uncertainty, in commodity prices may cause us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. We may in the future incur impairment charges that could have a material adverse effect on our results of operations in the period taken. Sustained declines or uncertainty in commodities prices may adversely affect our financial condition, results of operations, ability to reduce debt, ability to pay dividends and the timing of our capital projects.

An increase in the differential between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we expect to receive for our future production could significantly reduce our cash flow and adversely affect our financial condition.

The prices that we expect to receive for our future oil and natural gas production will often reflect a regional discount, based on the location of production, to the relevant benchmark prices, such as NYMEX or ICE, that are used for calculating hedge positions. The prices we expect to receive for our future production are also affected by the specific characteristics of the production relative to production sold at benchmark prices. For example, California oil typically has a lower gravity, and a portion typically has higher sulfur content, than oil sold at certain benchmark prices. Therefore, because our oil will likely require more complex refining equipment to convert it into high value products, it may sell at a discount to those prices. These discounts, if significant, could reduce our cash flows and adversely affect our results of operations and financial condition.

The estimated quantities of petroleum contained in the SYU Assets are classified as “contingent resources” rather than “reserves” because they are subject to numerous contingencies. There is no assurance that any of the petroleum contained in the SYU Assets will ever be recovered or reclassified as “reserves.”

The resources are contingent upon (1) approval from federal, state and local regulators to restart production, (2) reestablishment of oil transportation systems to deliver production to market and (3) commitment to restart the wells and facilities. Some or all of the contingent resources may be reclassified as “reserves” if all of the contingencies are successfully resolved but there is no assurance that the contingencies will be resolved or resolved in a timely manner or that any of the petroleum in the SYU Assets will be recovered.

Our hedging strategy in the future may not effectively mitigate the impact of commodity price volatility from our cash flows, and our hedging activities could result in cash losses and may limit potential gains.

We expect that we will develop and maintain a portfolio of commodity derivative contracts covering a specified percentage or range of our estimated production from proved developed producing reserves over a one-to-three-year period at any given point in time. These commodity derivative contracts may include natural gas, oil and NGL financial swaps. The prices and quantities at which we enter into commodity derivative contracts covering our production in the future will be dependent upon oil and natural gas prices and price expectations at the time we enter into these transactions, which may be substantially higher or lower than current or future oil and natural gas prices. Accordingly, our price hedging strategy may not protect us from significant declines in oil, natural gas and NGL prices received for our future production. Many of the derivative contracts to which we will be a party will require us to make cash payments to the extent the applicable index exceeds a predetermined price, thereby limiting our ability to realize the benefit of increases in oil, natural gas and NGL prices. If our actual production and sales for any period are less than our hedged production and sales for that period (including reductions in production due to operational delays) or if we are unable to perform our drilling activities as planned, we might be forced to satisfy all or a portion of our hedging obligations without the benefit of the cash flow from our sale of the underlying physical commodity, which may materially impact our liquidity.

Developing and producing oil, natural gas and NGLs are costly and high-risk activities with many uncertainties that may result in a total loss of investment or otherwise adversely affect our business, financial condition, results of operations and cash flows. Many of these risks are heightened for us due to the fact that most of our equipment has been shut-in for more than eight years.

Our development and production operations may be curtailed, delayed, canceled or otherwise negatively impacted as a result of many factors, including:

•	high costs, shortages or delivery delays of rigs, equipment, labor, electrical power or other services;

•	unusual or unexpected geological formations;

•	composition of sour natural gas, including sulfur, carbon dioxide and other diluent content;

•	unexpected operational events and conditions;

•	failure of down hole equipment and tubulars;

•	loss of wellbore mechanical integrity;

•	failure, unavailability or shortage of capacity of gathering and transportation pipelines, or other transportation facilities;

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human errors, facility or equipment malfunctions and equipment failures or accidents, including acceleration of deterioration of our facilities and equipment due to the highly corrosive nature of sour natural gas;

•	excessive wall loss or other loss of pipeline integrity;

•	title problems;

•	litigation, including landowner lawsuits;

•	loss of drilling fluid circulation;

•	hydrocarbon or oilfield chemical spills;

•	fires, blowouts, surface craterings and explosions;

•	surface spills or underground migration due to uncontrollable flows of oil, natural gas, formation water or well fluids;

•	delays imposed by or resulting from compliance with environmental and other governmental or regulatory requirements;

•	delays due to operations in environmentally sensitive areas; and

•	adverse weather conditions and natural disasters.

Many of these risks are heightened for us due to the fact that most of our equipment has been shut-in for more than eight years. Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. In the event that planned operations are delayed or canceled, or existing wells or development wells have lower than anticipated production due to one or more of the factors above or for any other reason, our financial condition and results of operations may be adversely affected. If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our business, financial condition, results of operations and cash flows.

The enactment of derivatives legislation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), enacted in 2010, establishes federal oversight and regulation of, among other things, the over-the-counter derivatives market and certain participants in that market, including us. Rules and regulations applicable to over-the-counter derivatives transactions may affect both the size of positions that we may hold and the ability or willingness of counterparties to trade opposite us, potentially increasing costs for transactions. Moreover, such changes could materially reduce our hedging opportunities which could adversely affect our revenues and cash flow during periods of low commodity prices. While many Dodd-Frank Act regulations are already in effect, the rulemaking and implementation process is ongoing, and the ultimate effect of the adopted rules and regulations and any future rules and regulations on our business remains uncertain. See “Business—Other Regulation of the Oil and Natural Gas Industry—Derivatives Regulation” for additional information.

Development and production of oil, natural gas and NGLs in offshore waters have inherent and historically higher risk than similar activities onshore.

Our offshore operations are subject to a variety of operating risks specific to the marine environment, such as a dependence on a limited number of electrical transmission lines, as well as capsizing, collisions and damage or loss from adverse weather conditions. Offshore activities are subject to more extensive governmental regulation than onshore oil and natural gas activities. We are vulnerable to the risks associated with operating offshore California, including risks relating to:

•	impacts of climate change and natural disasters such as earthquakes, tidal waves, mudslides, fires and floods;

•	oil field service costs and availability;

•	compliance with environmental and other laws and regulations;

•	third-party marine vessels;

•	response capabilities for personnel, equipment and environmental incidents;

•	remediation and other costs resulting from oil spills, releases of hazardous materials and other environmental and natural resource damages; and

•	failure of equipment or facilities.

In addition to lost production and increased costs, these hazards could cause serious injuries, fatalities, contamination or property damage for which we could be held responsible. The potential consequences of these hazards are particularly severe for us because significant portions of our offshore operations are conducted in environmentally sensitive areas, including areas with significant residential populations and public and commercial infrastructure. An accidental oil spill or release on or related to offshore properties and operations could expose us to joint and several strict liability, without regard to fault, under applicable law for all containment and oil removal costs and a variety of public and private damages including, but not limited to, the costs of remediating a release of oil, natural resource damages, and economic damages suffered by persons adversely affected by an oil spill. If an oil discharge or substantial threat of discharge were to occur, we may be subject to regulatory scrutiny and liable for costs and damages, which costs and damages could be material to our business, financial condition or results of operations and could subject us to criminal and civil penalties. Finally, maintenance activities undertaken to reduce operational risks can be costly and can require exploration, exploitation and development operations to be curtailed while those activities are being completed.

Oil and natural gas producers’ operations are substantially dependent on the availability of water and the disposal of waste, including produced water and drilling fluids. Restrictions on the ability to obtain water or dispose of waste may impact our operations.

Water is an essential component of oil and natural gas production during the drilling and production process. Our inability to locate sufficient amounts of water, or dispose of or recycle water used in our development and production operations, could adversely impact our operations. Moreover, the imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct certain operations such as disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of oil and natural gas. The Clean Water Act imposes restrictions and strict controls regarding the discharge of produced waters and other natural gas and oil waste into “waters of the United States.” Permits must be obtained to discharge pollutants to such waters and to conduct construction activities in such waters, which include certain wetlands. The Clean Water Act and similar state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and other hazardous substances. State and federal discharge regulations prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the natural gas and oil industry into coastal waters. Compliance with current and future environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for the disposal and recycling of produced water, drilling fluids and other wastes may increase our operating costs and cause delays, interruptions or termination of our operations, the extent of which cannot be predicted. In addition, in some instances, the operation of underground injection wells for the disposal of waste has been alleged to cause earthquakes. In some jurisdictions, such issues have led to orders prohibiting continued injection or the suspension of drilling in certain wells identified as possible sources of seismic activity or resulted in stricter regulatory requirements relating to the location and operation of underground injection wells. Any orders or regulations addressing concerns about seismic activity from well injection in jurisdictions where we operate could affect our operations. See “Business—Environmental, Occupational Safety and Health Matters and Regulations—Water Discharges” for an additional description of the laws and regulations relating to the discharge of water and other wastes that affect us.

The unavailability or high cost of rigs, equipment, supplies and crews could delay our operations, increase our costs and delay forecasted revenue.

Our industry is cyclical, and historically there have been periodic shortages of rigs, equipment, supplies and crew. Sustained declines in oil and natural gas prices may reduce the number of service providers for such rigs, equipment, supplies and crews, contributing to or resulting in shortages. Alternatively, during periods of higher oil and natural gas prices, the demand for rigs, equipment, supplies and crews is increased and can lead to shortages of, and increasing costs for, development equipment, supplies, services and personnel. While we have mitigated some of these issues with our dedicated rig, shortages of, or increasing costs for, experienced development crews and oil field equipment and services could restrict our ability to drill the wells and conduct the operations that we currently have planned relating to the fields where our properties are located. In addition, some of our operations require supply materials for production, such as CO2, which could become subject to shortages and increased costs. Any delay in the development of new wells or a significant increase in development costs could reduce our revenues and impact our development plan, which would thus affect our financial conduction, results of operations and our cash flows.

The third parties on whom we rely for transportation services are subject to complex federal, state and other laws that could adversely affect the cost, manner or feasibility of conducting our business.

The operations of the third parties on whom we rely for transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state and local government authorities. These third parties may incur substantial costs in order to comply with existing laws and regulations. If existing laws and regulations governing such third-party services are revised or reinterpreted, or if new laws and regulations become applicable to their operations, these changes may affect the costs that we pay for such services. Similarly, a failure to comply with such laws and regulations by the third parties on whom we rely for transportation services could impact the availability of those services. Any potential impact to the availability of transportation services could impact our ability to market and sell our production, which could have a material adverse effect on our business, financial condition and results of operations. See “Business—Environmental, Occupational Safety and Health Matters and Regulations” and “Business—Other Regulation of the Oil and Natural Gas Industry” for a description of the laws and regulations that affect the third parties on whom we rely for transportation services.

Our business depends in part on pipelines, gathering systems and processing facilities owned by us or others. Any limitation in the availability of those facilities could interfere with our ability to market our oil, natural gas and NGL production.

The marketability of our oil, natural gas and NGL production depends in part on the availability, proximity and capacity of pipelines and other transportation methods, gathering systems and processing facilities owned by us or third parties. The amount of oil, natural gas and NGLs that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of contracted capacity on such systems. For example, our ability to produce and sell oil from SYU will depend on the continued availability of the pipeline infrastructure between platforms, for delivery of that oil to shore, and for further delivery to market, and any unavailability of that pipeline infrastructure could cause us to shut in all or a portion of the production from the SYU properties for the length of such unavailability. Our access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. The curtailments arising from these and similar circumstances may last from a few days to several months or more. In many cases, we are provided with only limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or transportation or processing facility capacity could reduce our ability to market our oil and natural gas production and harm our business, financial condition, results of operations and cash flows. See “Business—Grey Fox Matter” for additional information.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

Management believes the Company has sufficient capital to maintain operations and complete the repairs necessary to restart production at SYU. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern.

Loss of our key executive officers or other key personnel, or an inability to attract and retain such officers and personnel, could negatively affect our business and, in one instance, could cause a default under the primary agreement governing our existing indebtedness.

Our future success depends on the skills, experience and efforts of our executive officers. The sudden loss of any of these executives’ services or our failure to appropriately plan for any expected executive succession could materially and adversely affect our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. Additionally, we also depend on our ability to attract and retain qualified personnel to operate and expand our business. If we fail to attract or retain talented new employees, our business and results of operations could be negatively affected. Workers may choose to pursue employment with our competitors or in other fields. Additionally, the Senior Secured Term Loan Agreement (the “Term Loan”), dated as of the Closing Date by and among Sable, EMC, as lender, and Alter Domus Products Corp., as the administrative agent for the benefit of the lender, requires that James C. Flores, our Chairman and Chief Executive Officer, remains directly and actively involved in the day-to-day management of our business, subject to the right of the holder of such indebtedness to approve his replacement, such approval not to be unreasonably withheld.

We may incur losses as a result of title defects or deficiencies in our properties.

The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition. While we have done extensive title diligence in connection with the Business Combination and typically obtain title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title or other defects or deficiencies may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the minerals under the property.

We do not own all of the land on which our assets are located or all of the land that we must traverse in order to conduct our operations. There are disputes with respect to certain of the rights-of-way or other interests and any unfavorable outcomes of such disputes could require us to incur additional costs.

We do not own in fee all of the land on which our assets are located or all of the land that we must traverse in order to conduct our operations. Rather, many of the properties or rights are derived from surface use agreements, rights-of-way or other easement rights and, therefore, we will be subject to the possibility of more onerous terms or increased costs to retain necessary land access if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. Some of the rights to land owned by third parties and governmental agencies are obtained for a specific period of time and under certain conditions. We believe that we will have obtained sufficient right-of-way grants from public authorities (subject to receipt of certain governmental permits and consents) and private parties for us to operate our business. However, certain private landowners along sectors of the Pipelines have made claims that the easement agreements with them are no longer effective because the pipeline is not transporting oil. If these landowners are successful with their claims, we may be required to make further easement payments. Our loss of any of these surface use agreements, rights-of-way or other easement rights through lapse or failure to satisfy or maintain certain conditions could require us to cease operations on the affected land or find alternative locations for our operations at increased costs, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to restart production by January 1, 2026, which would permit EM to exercise a reassignment option and take ownership of SYU without any compensation or reimbursement other than the deemed repayment in full of the principal and accrued interest outstanding under the Term Loan.

If we fail to restart production of the SYU Assets by January 1, 2026 (the “Restart Failure Date”), then pursuant to the Purchase and Sale Agreement dated November 1, 2022, by and among Legacy Sable, EMC and MPPC relating to the purchase of SYU and the Pipelines (“Sable-EM Purchase Agreement”), for 180 days thereafter, EM will have the exclusive right, but not the obligation, to require us to reassign the SYU Assets and rights to

EM or its designated representative, without reimbursing us for any of our costs or expenditures (the “Reassignment Option”). If we have acquired any additional rights or assets or have developed additional improvements related to the SYU Assets, records or benefits, on EM’s request we also would be required to assign and deliver those additional rights, assets, improvements, records or benefits to EM without being reimbursed for any of our additional costs or expenses. If we are unable to restart production of the SYU Assets by the Restart Failure Date and EM exercises its Reassignment Option, EM will become the owner of substantially all of our business and we may be forced to wind-down our operations. Our ability to restart production of the SYU Assets is subject to several risks, and there is no assurance that we will be able to restart production of the SYU Assets by the Restart Failure Date. See “Risk Factors—Risks Related to the Restart of Production.”

Restrictive covenants in the Term Loan or any future agreements governing our indebtedness could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Restrictive covenants in the Term Loan impose significant operating and financial restrictions on us and our subsidiaries and we may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the Term Loan unless we gain EM’s consent. These restrictions limit our ability to, among other things:

•	engage in mergers, consolidations, liquidations, or dissolutions;

•	create or incur debt or liens;

•	make certain debt prepayments;

•	pay dividends, distributions, management fees or certain other restricted payments;

•	make investments, acquisitions, loans, or purchase oil and gas properties;

•	sell, assign, farm-out or dispose of any property;

•	enter into transactions with affiliates;

•	enter into, subject to certain exceptions, any agreement that prohibits or restricts liens securing the Term Loan, payments of dividends to us, or payment of debt owed to us and our subsidiaries; and

•	change the nature of our business.

The Term Loan also contains representations and warranties, affirmative covenants, additional negative covenants and events of default (including a change of control). During the pendency of the Term Loan and in case of an event of default thereunder, EM may exercise all remedies at law or equity, and may foreclose upon substantially all of our assets and the assets of our subsidiaries, including, in the event of a deficiency, cash and any other assets not acquired from EM in the Business Combination to the extent constituting collateral under the applicable financing documents. We may not be able to obtain amendments, waivers or consents for potential or actual breaches of such representations and warranties or covenants, or we may be unable to obtain such amendments waivers or consents on acceptable terms, all of which could limit management’s flexibility to operate the business.

Under the terms of the Term Loan, restarting production will trigger a springing maturity date following a specified grace period, and the terms on which we will be able to refinance the Term Loan, if necessary, will depend on then-prevalent market conditions.

The Term Loan includes a springing maturity date of ninety (90) days after Restart Production (as defined in the Sable-EM Purchase Agreement) (i.e., one hundred eighty (180) days after resumption of actual production from the wells), which could require a future refinancing of the indebtedness under the Term Loan or the incurrence of new indebtedness. The terms on which we would be able to obtain any refinancing of the Term Loan will depend on market conditions at the time of any such refinancing.

We may in the future refinance our existing indebtedness or incur new indebtedness at variable rates and without the option to pay interest in-kind, which would subject us to interest rate risk and could cause our debt service obligations to increase significantly.

The outstanding principal amount under our Term Loan bears interest at a fixed rate and we have the option of capitalizing the interest onto the principal rather than paying cash interest, but we may in the future refinance our existing indebtedness or incur new indebtedness with variable rates and mandatory cash interest payments, which would expose us to interest rate risk and additional liquidity burdens. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even if the principal amount remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to issue additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or ability to pay dividends.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity or debt securities, or a combination thereof. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt, the debt holders would have rights senior to holders of our Common Stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and their impact on the market price of our Common Stock.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our vendors and other counterparties. Some of our vendors and other counterparties may be highly leveraged and subject to their own operating and regulatory risks. Many of our vendors and other counterparties finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. The combination of reduction of cash flow resulting from declines in commodity prices and the lack of availability of debt or equity financing may result in a significant reduction in our vendors’ and other counterparties’ liquidity and ability to make payments or perform on their obligations to us. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our vendors or other counterparties could adversely affect our business, financial condition, results of operations and cash flows.

We may incur substantial losses and be subject to substantial liability claims as a result of catastrophic events. We may not be insured for, or our insurance may be inadequate to protect us against, these risks. Expenses not covered by our insurance could have a material adverse effect on our financial position and results of operations.

Our operations are subject to all of the hazards and operating risks associated with drilling for and production of oil and natural gas, including natural disasters, the risk of fire, explosions, blowouts, surface cratering, uncontrollable flows of natural gas, oil and formation water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, all of which could cause substantial financial losses. The location of any properties and other assets near environmentally sensitive areas or near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of potential damages resulting from these risks. Other catastrophic events such as earthquakes, floods, mudslides, fires, droughts, contagious diseases, terrorist attacks and other events that cause operations to cease or be curtailed may adversely affect our business and the communities in which we operate. For example, utilities have begun to suspend electric services to avoid wildfires during windy periods in California, a business disruption risk that is not insured. We may be unable to obtain, or may elect not to obtain, insurance for certain risks if we believe that the cost of available insurance is excessive relative to the risks presented. The occurrence of any of these or other similar events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties, suspension or disruption of operations, substantial revenue losses and repairs to resume operations.

We maintain insurance coverage against potential losses that we believe is customary in the industry. However, insurance against all operational risk is not available to us. These insurance policies may not cover all liabilities, claims, fines, penalties or costs and expenses that we may incur in connection with our business and operations, including those related to environmental claims. Pollution and environmental risks generally are not fully insurable. In addition, we cannot assure you that we will be able to maintain adequate insurance at rates we consider reasonable. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. A liability, claim or other loss not fully covered by insurance could have a material adverse effect on our business, financial position, results of operations and cash flows.

We may be unable to compete effectively with larger companies.

The oil and natural gas industry is intensely competitive with respect to marketing oil and natural gas and securing equipment and trained personnel. Many of our larger competitors not only drill for and produce oil and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis, which offers them greater access and economies of scale. In addition, there is substantial competition for investment capital in the oil and natural gas industry and many of our competitors have access to capital at a lower cost than that available to us. These larger companies may have a greater ability to continue development activities during periods of low oil and natural gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Furthermore, we may not be able to aggregate sufficient quantities of production to compete with larger companies that are able to sell greater volumes of production to intermediaries, thereby reducing the realized prices attributable to our production. Any inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition, results of operations and cash flows.

We are subject to complex federal, state, local and other laws, regulations and permits that could adversely affect the cost, manner, ability or feasibility of conducting our operations.

Our oil and natural gas development and production operations are subject to complex and stringent laws and regulations administered by governmental authorities vested with broad authority relating to the exploration for and the development, production and transportation of oil, natural gas, and NGLs. To conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. Failure to comply with laws and regulations applicable to our operations, including any evolving interpretation and enforcement by governmental authorities, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our oil, natural gas, and NGLs development and production operations are also subject to stringent and complex federal, state and local laws and regulations governing the release or discharge of materials into or through the environment, worker health and safety aspects of our operations, or otherwise relating to environmental protection, resource protection, and damage to natural resources. These laws and regulations may impose numerous obligations applicable to our operations, including the ability to obtain a permit before conducting our operations, including regulated drilling activities; the restriction of types, quantities and concentrations of materials that can be released or discharged into or through the environment; the limitation or prohibition of drilling, production and transportation activities on certain lands lying within wilderness, wetlands, seismically active areas and other protected or preserved areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution and natural resources damages potentially resulting from our operations. The U.S. Environmental Protection Agency (“EPA”), Bureau of Ocean Energy Management (“BOEM”) and the Bureau of Safety and Environmental Enforcement (“BSEE”), California Public Utility Commission (“CPUC”), California Department of Forestry and Fire Protection’s Office of the State Fire Marshal (the “OSFM”), California Department of Conservation’s Geologic Energy Management Division (“CalGEM”), and numerous other governmental authorities have the authority to enforce compliance with these laws and regulations and the permits issued by them, often requiring difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, injunctive and mitigation relief, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and, in some instances, the issuance of orders limiting or prohibiting some or all of our operations. We may also experience delays in obtaining or be unable to obtain required permits, including authorizations necessary to restart or replace the Pipelines, which may delay or interrupt our operations and limit our growth and revenue, or may result in a failure to restart production by the Restart Failure Date.

Under certain environmental laws that impose strict as well as joint and several liability, we may be required to remediate or conduct other response actions at or in relation to contaminated properties currently owned or operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from the consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased in recent years. New laws and regulations continue to be enacted, particularly at the state level, and, under the Biden Administration, the long-term trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted, or other governmental action is taken that restricts drilling, production and transportation activities, or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business, prospects, financial condition or results of operations could be materially adversely affected.

See “Business—Environmental, Occupational Safety and Health Matters and Regulations” and “Business— Other Regulation of the Oil and Natural Gas Industry” for a description of the more significant laws and regulations that affect us.

The listing of a species as either “threatened” or “endangered” under the U.S. Endangered Species Act and/or the California Endangered Species Act could result in increased costs, new operating restrictions, or delays in our operations, which could adversely affect our results of operations and financial condition.

The U.S. Endangered Species Act (the “ESA”) and analogous state laws regulate activities that could have an adverse effect on threatened and endangered species. Operations in areas where threatened or endangered species or their habitat are known to exist may require us to incur increased costs to implement mitigation or protective measures and also may restrict or preclude our activities in those areas or during certain seasons, such as breeding and nesting seasons. The listing of species in areas where we operate or, alternatively, entry into certain range-wide conservation planning agreements could result in increased costs to us from species protection measures, time delays or limitations on our activities, which costs, delays or limitations may be significant and could adversely affect our results of operations and financial position.

Conservation measures, technological advances and increasing public attention and activism with respect to climate change and environmental matters could reduce demand for oil, natural gas and NGLs and have an adverse effect on our business, financial condition and reputation.

Fuel conservation measures, alternative fuel requirements, incentives to conserve energy or use alternative energy sources, increasing consumer demand for alternatives to oil, natural gas and NGLs, and technological advances in fuel economy and energy generation devices could reduce demand for oil, natural gas and NGLs. Such initiatives or related activism aimed at limiting climate change and reducing air pollution, as well as negative investor sentiment toward our industry and the impact of the changing demand for oil and natural gas services and products may have a material adverse effect on our business, financial condition, results of operations, cash flows, and ability to access capital. Negative public perception regarding us and/or our industry resulting from, among other things, concerns raised by advocacy groups about climate change, may also lead to increased litigation risk, and regulatory, legislative and judicial scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. Governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we need to conduct our operations to be withheld, delayed, or burdened by requirements that restrict our ability to profitably conduct our business. In addition, claims have been made against certain energy companies alleging that GHG emissions from oil and natural gas operations constitute a public nuisance or have caused other redressable injuries under federal and/or state common law. While our business is not a party to any such litigation, we could be named in actions making similar allegations. An unfavorable ruling in any such case could adversely impact our business, financial condition and results of operations. Moreover, parties concerned about the potential effects of climate change have directed their attention at sources of funding for energy companies, which has resulted in certain financial institutions, funds and other sources of capital, restricting or eliminating their investment in oil and natural gas activities.

Climate change legislation or regulations restricting emissions of “greenhouse gases,” or GHGs, could result in increased operating costs and reduced demand for the oil, natural gas and NGLs we expect to produce.

In December 2009, the EPA published its findings that emissions of GHGs present a danger to public health and the environment because emissions of such gases are contributing to the warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted and implemented regulations to restrict emissions of GHGs under existing provisions of the Clean Air Act. In addition, the EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources on an annual basis in the United States, including, among others, certain oil and natural gas production facilities, which includes certain of our operations. The adoption or revision and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil, natural gas and NGLs we produce. Such climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act (the “IRA”), which targets methane from oil and gas sources by imposing an applicable “waste emissions charge” on petroleum and natural gas production facilities that exceed a specified waste emissions threshold and requiring the reporting of emissions that exceed 25,000 metric tons of carbon dioxide equivalent per year. On January 12, 2024 the EPA published a proposed rule to implement this waste emissions charge as required by the IRA. In addition to the IRA, almost one-half of the states have taken legal measures to reduce emissions of GHGs, including through the planned development of GHG emission inventories and/or regional GHGs cap and trade programs. On an international level, the United States was one of nearly 200 countries to sign an international climate change agreement in Paris, France that requires member countries to set their own GHG emissions reduction goals beginning in 2020. However, the United States formally announced its intent to withdraw from the Paris Agreement in November 2019, which became effective in November 2020. On January 20, 2021, President

Biden issued written notification to the United Nations of the United States’ intention to rejoin the Paris Agreement, which became effective on February 19, 2021. In addition, various states and local governments have vowed to continue to enact regulations to achieve the goals of the Paris Agreement.

Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that require additional reporting of GHGs or otherwise limit emissions of GHGs from our equipment and operations could require us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with our operations, and such requirements also could adversely affect demand for the oil, natural gas and NGL that we produce. Finally, it should be noted that numerous scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any such effects were to occur in sufficient proximity to the SYU facilities, they could have an adverse effect on our financial condition and results of operations. For example, such effects could adversely affect or delay demand for the oil or natural gas produced or cause us to incur significant costs in preparing for or responding to the effects of climatic events themselves. Potential adverse effects could include disruption of our production activities, increases in our costs of operation or reductions in the efficiency of our operations, impacts on our personnel, supply chain, or distribution chain, as well as potentially increased costs for insurance coverages in the aftermath of such effects. Our ability to mitigate the adverse physical impacts of climate change depends in part upon our disaster preparedness and response and business continuity planning. See “Business— Environmental, Occupational Safety and Health Matters and Regulations—Regulation of ‘Greenhouse Gas’ Emissions” for a description of the climate change laws and regulations that affect us. Also see “Risk Factors—Risks Related to the Business of the Company—Attempts by the California state government to restrict the production of oil and gas could negatively impact our operations and result in decreased demand for fossil fuels in California.”

If we are engaged in intrastate common carrier operations, our financial results with respect to the Pipelines will primarily depend on the outcomes of ratemaking proceedings with the California Public Utilities Commission and we may not be able to earn an adequate rate of return in a timely manner or at all.

If determined to be a regulated intrastate common carrier in California, the Pipelines’ tariffs will be set by the CPUC on a prospective basis and will generally be designed to allow us to collect sufficient revenues to recover reasonable costs of providing service on the basis of revenues, expenses and a return on our capital investments. Our financial results with respect to the Pipelines could be materially affected if the CPUC does not authorize sufficient revenues for us to safely and reliably serve our pipeline customers and earn an adequate return of equity. The outcome of the ratemaking proceedings can be affected by many factors, including the level of opposition by intervening parties; potential rate impacts; increasing levels of regulatory review; changes in the political, regulatory, or legislative environments; and the opinions of our regulators, consumer and other stakeholder organizations, and customers, about our ability to provide safe and reliable oil transportation pipeline transportation.

In addition to the amount of authorized revenues, our financial results with respect to the Pipelines could be materially affected if our actual costs to safely and reliably serve our pipeline customers differ from authorized or forecast costs. We may incur additional costs for many reasons including changing market circumstances, unanticipated events (such as wildfires, storms, earthquakes, accidents, or catastrophic or other events affecting our pipeline operations), or compliance with new state laws or policies. Although we may be allowed to recover some or all of the additional costs, there may be a substantial delay between when we incur the costs and when we are authorized to collect revenues to recover such costs. Alternatively, the CPUC may disallow certain costs that they determine were not reasonably or prudently incurred.

Attempts by the California state government to restrict the production of oil and gas could negatively impact our operations and result in decreased demand for fossil fuels in California.

California, where our operations and assets are located, is heavily regulated with respect to oil and gas operations. Federal, state and local laws and regulations govern most aspects of exploration and production in California. Collectively, the effect of the existing laws and regulations is to potentially limit the number and location of our wells through restrictions on the use of our properties, limit our ability to develop certain assets and conduct certain operations, and reduce the amount of oil and natural gas that we can produce from our wells below levels that would otherwise be possible. The regulatory burden on the industry increases our costs and consequently may have an adverse effect upon capital expenditures, earnings or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications or revocations, operational interruptions or shutdowns and other liabilities. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our financial condition, results of operations and prospects.

Additionally, the California state government recently has taken several actions that could adversely impact future oil and gas production and other activities in the state. For example:

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In September 2020, the California Governor issued an executive order that seeks to reduce both the supply of and demand for fossil fuels in the state. The executive order established several goals and directed several state agencies to take certain actions with respect to reducing emissions of greenhouse gases, including, but not limited to: (1) phasing out the sale of emissions-producing vehicles; (2) developing strategies for the closure and repurposing of oil and gas facilities in California; and (3) calling on the California State Legislature to enact new laws prohibiting hydraulic fracturing in the state by 2024. The executive order also directed CalGEM to finish its review of public health and safety concerns from the impacts of oil extraction activities and propose significantly strengthened regulations.

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In October 2020, the California Governor issued an executive order that established a state goal to conserve at least 30% of California’s land and coastal waters by 2030 and directed state agencies to implement other measures to mitigate climate change and strengthen biodiversity.

At this time, we cannot predict the potential future actions that may result from these orders or how such actions might potentially impact our operations.

In February 2021, California State Senators Scott Wiener and Monique Limón introduced Senate Bill 467, which proposes to halt the issuance or renewal of permits for hydraulic fracturing, acid well stimulation treatments, cyclic steaming, and water and steam flooding starting January 1, 2022, and then prohibit these extraction methods entirely starting January 1, 2027. SB 467 also would have prohibited all new or renewed permits for oil and gas extraction within 2,500 feet of any homes, schools, healthcare facilities or long-term care institutions such as dormitories or prisons, by January 1, 2022. However, SB 467 never made it out of committee and other bills to limit well stimulation treatments have also previously been introduced and failed to pass through the California legislature. Although these legislative efforts have failed, it is possible that SB 467 or similar legislation could be reintroduced in the future and we cannot predict the results of such future efforts.

On June 3, 2022, the U.S. Court of Appeals for the Ninth Circuit prohibited the federal government from issuing new permits for hydraulic fracturing and acidizing of oil wells in federal waters off the coast of California until a full environmental review is completed by federal agencies. The injunction was the result of lawsuits filed by the State of California, the California Coastal Commission and environmental groups alleging that federal agencies violated environmental laws when they authorized unconventional drilling methods on offshore California platforms before the unconventional drilling methods had been fully reviewed. The court also found that the California Coastal Commission must determine if hydraulic fracturing and acidizing are consistent with California’s coastal management program.

While currently none of our California operations rely on hydraulic fracturing stimulation or acidizing of wells as discussed in the Ninth Circuit decision, any restrictions on the future use of those well stimulation treatments or other forms of injection may adversely impact our operations, including causing operational delays, increased costs, and reduced production, which could adversely affect our revenues, results of operations and net cash provided by operating activities.

Our assets are located exclusively onshore and offshore in California, making us vulnerable to risks associated with having operations concentrated in this geographic area.

We operate exclusively in California and in the waters off the coast of California. This geographic concentration disproportionately affects the success and profitability of our operations, exposing us to local price fluctuations, changes in state or regional laws and regulations, political risks, limited acquisition opportunities where we have the most operating experience and infrastructure, limited storage options, drought conditions, and other regional supply and demand factors, including gathering, pipeline and transportation capacity constraints, limited potential customers, infrastructure capacity and availability of rigs, equipment, oil field services, supplies and labor. We discuss such specific risks to our operations in more detail elsewhere in this section. In addition, we may not have the resources to effectively diversify our operations or benefit from the possible spreading of risks or offsetting of losses.

All of our operations are conducted in areas that may be at risk of damage from fire, mudslides, earthquakes or other natural disasters.

We currently conduct operations in California and adjacent offshore areas near known wildfire and mudslide areas and earthquake fault zones. A future natural disaster, such as a fire, mudslide or an earthquake, could cause substantial interruption and delays in our operations, damage or destroy equipment, prevent or delay transport of our products and cause us to incur additional expenses, which would adversely affect our business, financial condition and results of operations. In addition, our facilities would be difficult to replace and would require substantial lead time to repair or replace. These events could occur with greater frequency as a result of the potential impacts from climate change. The insurance we maintain against earthquakes, mudslides, fires and other natural disasters would not be adequate to cover a total loss of our facilities, may not be adequate to cover our losses in any particular case and may not continue to be available to us on acceptable terms, or at all.

Increasing attention to environmental, social and governance (“ESG”) matters may impact our business.

Increasing attention to, and social expectations on companies to address, climate change and other environmental and social impacts, investor and societal explanations regarding voluntary ESG disclosures, and increased consumer demand for alternative forms of energy may result in increased costs, reduced demand for our products, reduced profits, increased investigations and litigation, and negative impacts on our stock price and access to capital markets. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations and private litigation against us. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to our causation of or contribution to the asserted damage, or to other mitigating factors. While we may participate in various voluntary frameworks and certification programs to improve the ESG profile of our operations and products, we cannot guarantee that such participation or certification will have the intended results on our or our products’ ESG profile.

Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures will be based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring, and reporting on many ESG matters. Additionally, while we may also announce various voluntary ESG targets in the future, such targets are aspirational. We may not be able to meet such targets in the manner or on such a timeline as initially contemplated, including, but not limited to as a result of unforeseen costs or technical difficulties associated with achieving such results. To the extent we do meet such targets through operational changes, they may be achieved through various contractual arrangements, including the purchase of various credits or offsets that may be deemed to mitigate our ESG impact. Also, despite these aspirational goals, we may receive pressure from investors, lenders, or other groups to adopt more aggressive climate or other ESG-related goals, but we cannot guarantee that we will be able to implement such goals because of potential costs or technical or operational obstacles.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to increased negative investor sentiment toward us or our customers and to the diversion of investment to other industries which could have a negative impact on our stock price and/or our access to and costs of capital. Moreover, to the extent ESG matters negatively impact our reputation, we may not be able to compete as effectively or recruit or retain employees, which may adversely affect our operations.

Such ESG matters may also impact our customers or suppliers, which may adversely impact our business, financial condition, or results of operations.

Environmental groups may initiate litigation and take other actions to delay or prevent us from obtaining required approvals to restart and continue production.

Environmental groups have had increasing success in limiting oil and gas production by appealing to regulatory agencies, filing lawsuits and applying political pressure. In order to restart production, we are required to obtain a series of permits or regulatory approvals from, among other agencies, the OSFM. The laws and procedures governing these and other permits and regulatory approvals often allow third parties, including environmental groups, to challenge the draft permits and/or permit approvals through the relevant agencies and other administrative appeal processes. These groups may also file lawsuits that delay or prevent the issuance of the approvals through an injunction and/or prevailing on the legal merits. In addition, these groups may leverage the increased public attention and concern with respect to climate change and other environmental and social impacts in order to encourage government officials to withhold or delay the necessary approvals. There is no assurance that these groups will not be successful in delaying or preventing us from obtaining the required approvals through litigation or other actions.

The Inflation Reduction Act of 2022 could accelerate the transition to a low carbon economy and will impose new costs on our operations.

On August 16, 2022, President Biden signed into law the IRA. The IRA contains hundreds of billions of dollars in incentives for the development of renewable energy, clean hydrogen, clean fuels, electric vehicles and supporting infrastructure and carbon capture and sequestration, amongst other provisions. These incentives could further accelerate the transition of the U.S. economy away from the use of fossil fuels towards lower-or zero-carbon emissions alternatives, which could decrease demand for the oil and gas we produce and consequently materially and adversely affect our business and results of operations. In addition, the IRA imposes the first ever federal fee on the emission of GHGs through a methane emissions charge. The IRA amends the Clean Air Act to impose a fee on the emission of methane from sources required to report their GHG emissions to the EPA, including those sources in the petroleum and natural gas production category. The methane emissions charge started in calendar year 2024 at $900 per ton of methane, will increase to $1,200 in 2025, and be set at $1,500 for 2026 and each year thereafter. Calculation of the fee is based on certain thresholds established in the IRA. The methane emissions charge could increase our capital expenditures to limit methane releases and further increase our costs to the extent we exceed the limits, which may adversely affect our business and results of operations.

The cost of decommissioning and the cost of financial assurance to satisfy decommissioning obligations are uncertain.

We are required to maintain reserve funds to provide for the payment of decommissioning costs associated with our properties. The estimates of decommissioning costs are inherently imprecise and subject to change due to changing cost estimates, oil and natural gas prices and other factors. If actual decommissioning costs exceed such estimates, or we are required to provide a significant amount of collateral in cash or other security as a result of a revision to such estimates, our financial condition, results of operations and cash flows may be materially adversely affected.

We may be required to post cash collateral pursuant to our agreements with sureties, letter of credit providers or regulators under our existing or future bonding or other arrangements, which may have a material adverse effect on our liquidity and our ability to execute our capital expenditure plan and our asset retirement obligation plan and comply with the agreements governing our existing or future indebtedness.

Pursuant to the terms of our existing bonding arrangements with various sureties in connection with the decommissioning obligations and government-mandated financial assurance obligations related to our properties, or under any future bonding arrangements we may enter into, we may be required to post collateral at any time, on demand, at the sureties’ sole discretion. If additional collateral is required to support surety bond obligations, this collateral would probably be in the form of cash or letters of credit, certificates of deposit or other similar forms of liquid collateral. Letter of credit providers would also in turn likely expect collateral to support such obligations, primarily in the form of cash or other liquid collateral.

If sureties become unwilling to enter into or continue bonding arrangements with us, regulators would likely require us to post additional collateral or fully fund our obligations with cash or other forms of liquid collateral. We cannot provide any assurance that we will be able to satisfy collateral demands for current or future bonds or letters of credit, or that we will be able to satisfy funding requirements for other arrangements with regulators. If we are required to provide additional collateral or fully fund these obligations and we cannot obtain alternative financing, our liquidity position may be negatively impacted and we may be forced to reduce our capital expenditures in the current year or future years, may be unable to execute our asset retirement obligation plan or may be unable to comply with the agreements governing our existing or future indebtedness.

Our business could be negatively affected by security threats, including cybersecurity threats, destructive forms of protest and opposition by activists and other disruptions.

As an oil and natural gas producer, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information, to misappropriate financial assets or to render data or systems unusable; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. The potential for such security threats has subjected our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our information, facilities and infrastructure may result in increased capital and operating costs. There can be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and information. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of financial assets, sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows.

Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. These events could lead to financial losses from remedial actions, loss of business or potential liability. In addition, destructive forms of protest and opposition by activists and other disruptions, including acts of sabotage or eco-terrorism, against oil and gas production and activities could potentially result in damage or injury to people, property or the environment or lead to extended interruptions of our operations, adversely affecting our financial condition and results of operations.

Risks Related to Being a Public Company

The market prices of our securities could be highly volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our Common Stock is likely to be volatile and subject to significant fluctuations. The trading price of our Common Stock will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related our operating performance. You may not be able to resell your shares at an attractive price due to a number of factors, such as the following:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•	our success in satisfying permitting and other regulatory requirements to restart production;

•	our success in satisfying permitting and other regulatory requirements to restart the Pipelines or obtain alternate transportation;

•	our ability to obtain water, drilling fluids and other critical resources;

•	the accuracy of our assumptions and estimates regarding the total costs associated with restarting and maintaining production and the Pipelines;

•	the market prices of oil, natural gas and NGL;

•	the success of our hedging strategy;

•	our ability to manage the safety risks associated with offshore development and production;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	the outcome of ratemaking proceedings with the California Public Utilities Commission;

•	future laws and regulations related to climate change, GHGs and ESG and administrative interpretations thereof;

•	changes in the future operating results of the Company;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Common Stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of our Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	other risk factors and other matters described or referenced under the sections “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ours could depress our Common Stock price regardless of our business, prospects, financial conditions or results of operations.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Our stock price may be exposed to additional risks because we became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies on holders of our securities as a result, which could adversely affect the price of our Common Stock.

The NYSE may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the NYSE in the future. In order for our securities to remain listed on the NYSE, we must maintain certain financial, distribution and stock price levels.

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

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a determination that our Common Stock is a “penny stock,” which would require brokers trading in such securities to adhere to more stringent rules, could adversely impact the value of our securities and/ or possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect investor confidence in us and materially adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management also evaluates the effectiveness of our internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or surrounding interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for the warrants we issued in connection with the Company IPO. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2023. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities and related financial disclosures for the fiscal year ended December 31, 2021.

We also identified a material weakness in our internal control over financial reporting of complex financial instruments related to our classification of redeemable shares of Flame’s Class A common stock, par value $0.0001 per share (“Flame Class A common stock”). As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2023. Historically, a portion of the Flame Class A common stock was classified as permanent equity. Following our re-evaluation of the accounting classification of the Flame Class A common stock, our management has determined that the Flame Class A common stock requires classification as temporary equity.

Management designed and implemented new processes and controls over the financial reporting of complex financial instruments, including the engagement of subject matter expert accounting consultants and the implementation of additional layers of review and approval related to its technical accounting review process. The Company has tested the operating effectiveness of these new controls and has concluded that they are operating effectively. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. To respond to these material weaknesses, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Common Stock is listed, the SEC or other regulatory authorities. In either case, this could in result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short-form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our Common Stock.

As a U.S. public company, we are required to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our principal executive and financial officers.

We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and, after we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we have begun a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. We will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our Common Stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our Common Stock is listed, the SEC and other regulatory authorities.

Sales of a substantial number of our securities in the public market by the Selling Holders or by our existing securityholders could cause the price of our shares of Common Stock to fall.

Sales of a substantial number of our shares of Common Stock in the public market by the Selling Holders or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock.

Our issuance of additional shares of Common Stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.

On April 19, 2024, we filed a registration statement on Form S-8 with the SEC (the “Form S-8”) providing for the registration of 30,000,000 shares of our Common Stock issued or reserved for issuance under the Sable Offshore Corp. 2023 Incentive Award Plan (the “Incentive Plan”). The Incentive Plan provides for automatic increases in the shares reserved for grant or issuance under the plan, which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the Form S-8 are generally available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our Common Stock or securities convertible into our Common Stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our Common Stock or securities convertible into our Common Stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock.

In the future, we may seek to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their percentage ownership. See the section of this prospectus entitled “Description of Securities.”

Members of our management team and our Board and their respective affiliated companies have been, and may from time to time be, involved in legal proceedings or governmental investigations unrelated to our business.

Members of our management team and our Board have been involved in a wide variety of businesses. Such involvement has, and may lead to, media coverage and public awareness. As a result of such involvement, members of our management team and our Board and their respective affiliated companies have been, and may from time to time be, involved in legal proceedings or governmental investigations unrelated to our business. Any such proceedings or investigations may be detrimental to our reputation and could negatively affect our ability to identify and complete an initial business combination and may have an adverse effect on the price of our securities.

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.

The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We will not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Common Stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance it may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	the costs associated with restarting and maintaining production and the Pipelines;

•	the market prices of oil, natural gas and NGL;

•	the success of our hedging strategy;

•	future accounting pronouncements or changes in our accounting policies;

•	macroeconomic conditions, both nationally and locally; and

•	any other change in the competitive landscape of our industry, including consolidation among our competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on past results as an indication of future performance. This variability and unpredictability could also result in us failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our Common Stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, We are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Such laws, regulations or rules and their interpretation and application may also change from time to time and such changes could have a material adverse effect on our business, investments and results of operations. In addition, any failure by us to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are an “emerging growth company” and the reduced reporting and disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, our stockholders may not have access to certain information that they may deem important.

Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700.0 million of common equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the Company IPO.

Under the JOBS Act, emerging growth companies can also delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We may elect to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.

We cannot predict if investors will find our Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Common Stock and the market price of our Common Stock may be more volatile and may decline.

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of our Common Stock at a price greater than what you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans (at least until the restart of production at SYU and the repayment or refinancing of the Term Loan Agreement) to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our Board and subject to restrictions and limitations in the Term Loan Agreement or any other then-existing indebtedness of the Company. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board may deem relevant. As a result, you may not receive any return on an investment in our Common Stock unless you sell your shares of our Common Stock for a price greater than that which you paid for it.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the Selling Holders to resell their shares of Common Stock. All of the Common Stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Holders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on NYSE under the symbols “SOC” and “SOC.WS,” respectively.

As of October 10, 2024, Sable had 81,682,618 shares of Common Stock outstanding held of record by 79 holders and 5,765,892 Public Warrants outstanding held of record by one holder. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Policy

The Company has not paid any cash dividends on its Common Stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition, as well as the applicable provisions of the Sable certificate of incorporation, the Company’s bylaws and applicable law. The payment of any cash dividends will be within the discretion of the Company’s board of directors at such time. The Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing agreements, including the Term Loan Agreement. In addition, the Company’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans.

As of December 31, 2023, we had no equity compensation plans or outstanding equity awards. In connection with the Business Combination, the Company adopted the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees, including named executive officers, and consultants to help attract and retain the services of these individuals. The aggregate number of shares of Common Stock that were initially reserved for issuance under the Incentive Plan is 15,621,569, provided that the number of shares of Common Stock authorized for issuance under the Incentive Plan is subject to an annual increase for ten years on the first day of each calendar year beginning January 1, 2024, in an amount equal to the lesser of (A) 5% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. To date, we have granted awards covering 4,807,270 shares of restricted Common Stock under the Incentive Plan.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

Flame was a blank check company formed under the laws of the State of Delaware on October 16, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Flame effectuated its initial business combination using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants, capital stock, debt or a combination of cash, stock and debt.

Beginning in 1968 and over the course of 14 years, Exxon Mobil Corporation (“EM”) consolidated more than a dozen offshore federal oil leases and organized them into a streamlined production unit known as SYU. SYU consists of three offshore platforms and a wholly owned onshore processing facility located along the Gaviota Coast at Las Flores Canyon in Santa Barbara County, California (the “Assets”).

The Company IPO net proceeds of $287,500,000 were placed into the trust account of Flame that held the proceeds from the Company IPO (the “trust account”).

On November 2, 2022, Flame entered into the Merger Agreement with Holdco and Sable, which, among other things, provides for each of Holdco and Sable to be merged with and into Flame, with Flame being the surviving company in the Merger.

EM agreed to sell the Assets, including 100% of the equity interests in each of Pacific Offshore Pipeline Company and Pacific Pipeline Company (the “Pipelines”), to Legacy Sable for $625,000,000 payable in cash and seller-financed indebtedness, subject to certain adjustments as further described below.

On February 12, 2024, Flame held a special meeting of stockholders (the “Special Meeting”), at which the Flame stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on February 14, 2024, the Business Combination was consummated.

In connection with the Business Combination, on February 12, 2024, stockholders holding 150,823 public shares exercised their right to redeem those shares for a pro rata portion of the funds in the trust account, representing approximately 2.47% of Flame’s then issued and outstanding public shares. As a result, approximately $1,572,250 (approximately $10.42 per share) was removed from the trust account to pay such redeeming stockholders on February 14, 2024. As of February 14, 2024, the remaining balance of the trust account immediately following that payment was approximately $62.2 million.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial information gives effect to the transactions summarized below (for the purposes of this section “Unaudited Pro Forma Condensed Financial Information,” the “Transactions”) the Merger, together with the other transactions contemplated by the Merger Agreement (including the consummation of the First PIPE Investment) and the related agreements, collectively referred to as the “Business Combination”.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, combines the historical statement of operations of Flame, the historical combined statement of SYU, the predecessor entity (including the Assets, as defined by the Sable-EM Purchase Agreement, excluding the Pipelines) and the historical condensed consolidated statement of operations of Sable, the successor entity, for the period February 14, 2024 through June 30, 2024, for such period on a pro forma basis, as if the Transactions had been consummated on January 1, 2023, the beginning of the earliest period presented. Since the Business Combination was consummated on February 14, 2024, and its affect and related transactions have been reflected in the unaudited condensed consolidated statement of operations of Sable for the period from February 14, 2024, through June 30, 2024, the associated one-time transaction related activities have not been reflected in the pro forma transaction accounting adjustments in the unaudited pro forma combined statement of operations for the year ended December 31, 2023. The combined statements of operations reflect Sable’s purchase of the Assets (as defined in the Sable-EM Purchase Agreement), including the Pipelines.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical unaudited condensed consolidated financial statements of Sable for the period February 14, 2024 through June 30, 2024;

•	the historical unaudited condensed consolidated financial statements of SYU for the period from January 1, 2024 to February 13, 2024;

•	the historical audited financial statements of SYU and Flame for the year ended December 31, 2023;

•

other information relating to Sable, SYU and Flame contained in this prospectus, including information in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

The Business Combination is accounted for under the scope of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Pursuant to ASC 805, Flame was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Flame transferred cash via funds from its trust account and proceeds from equity issuances and has incurred liabilities to execute the Business Combination;

•	Flame obtained direct control and 100% ownership of Holdco;

•	The Flame certificate of incorporation was amended to include a name change to Sable Offshore Corp. (“Sable”); and

•	The members of Flame’s management became Sable’s management and the members of the Flame Board became members of the Sable Board to oversee all operations going forward.

The preponderance of the evidence discussed above supports the conclusion that Flame was the accounting acquirer in the Business Combination. SYU constitutes a business in accordance with ASC 805 and the Business Combination constitutes a change in control. Accordingly, the Business Combination was accounted for using the acquisition method of accounting. Upon consummation of the Business Combination, SYU is considered the predecessor entity and its historical operations are presented as that of Sable on a going forward basis.

Description of the Business Combination

Pursuant to the Merger Agreement, on the Closing Date and contemporaneously with the completion of the transactions contemplated under the Sable-EM Purchase Agreement (including certain transactions contemplated by the Term Loan), Holdco merged with and into Flame, with Flame as the surviving company, and immediately thereafter, Sable merged with and into Flame, with Flame as the surviving company. The aggregate consideration received by holders of limited liability company membership interests in Holdco designated as Class A shares (“Holdco Class A shares”) immediately prior to the Holdco Merger Effective Time was 3,000,000 shares of Flame Class A common stock.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Holdco Merger Effective Time:

•

each Holdco Class A share issued and outstanding immediately prior to the Holdco Merger Effective Time, other than Cancelled Holdco Shares (as such term is defined below), was converted into the right to receive (a) the Aggregate Merger Consideration divided by (b) the total number of Holdco Class A shares outstanding immediately prior to the Holdco Merger Effective Time (the “Per Share Merger Consideration”). The “Aggregate Merger Consideration” received by holders of Holdco Class A shares immediately prior to the Holdco Merger Effective Time was an aggregate of 3,000,000 shares of Flame Class A common stock; and

•

each Holdco Class A share issued and outstanding immediately prior to the Holdco Merger Effective Time that was held by Holdco in treasury or owned by Flame (“Cancelled Holdco Shares”) was cancelled and no consideration was delivered in exchange therefor.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Sable Merger Effective Time, each share of Common Stock issued and outstanding immediately prior to the Sable Merger Effective Time was cancelled and no consideration was delivered in exchange therefor.

For the avoidance of doubt, at and after each of the Holdco Merger Effective Time and the Sable Merger Effective Time, each share of Flame common stock issued and outstanding immediately prior thereto was not affected by the Merger.

In addition, immediately prior to the Holdco Merger Effective Time, each founder share issued and outstanding immediately prior to the Holdco Merger Effective Time was automatically converted into shares of Flame Class A common stock on a one-for-one basis.

In connection with the Closing, Flame Acquisition Corp. was renamed Sable Offshore Corp.

First PIPE Subscription Agreement

As previously disclosed on November 2, 2022, July 21, 2023, July 27, 2023, August 3, 2023, December 18, 2023, January 16, 2024, February 12, 2024 and February 13, 2024, in connection with the Business Combination, Holdco and Flame entered into subscription agreements (collectively, the “First PIPE Subscription Agreements”) with certain investors (the “First PIPE Investors”) and, pursuant thereto, on February 14, 2024, immediately following the Closing, Sable issued 44,024,910 shares of Common Stock, at a price of $10.00 per share for an aggregate purchase price of $440,249,100 in accordance with the terms of the First PIPE Subscription Agreements (the “First PIPE Investments”).

The following summarizes the shares of Common Stock outstanding following the consummation of the Business Combination:

	Shares	%
Public stockholders*	5,953,859	10%
Initial stockholders**	7,187,500	12%
Merger consideration shares	3,000,000	5%
First PIPE Investors	44,024,910	73%

Total shares outstanding at close	60,166,269	100%

Excluded Securities:

*	This excludes 14,375,000 Public Warrants issued in the Company IPO convertible to Common Stock at a price of $11.50 per share subject to the conditions described herein.

**	This excludes 7,750,000 Private Placement Warrants convertible into Common Stock at a price of $11.50 per share subject to the conditions described herein.
**	This excludes 3,306,370 Private Placement Warrants convertible into Common Stock at a price of $11.50 per share subject to the conditions described herein.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions and the other related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Sable following the completion of the Transactions and the other related transactions. The unaudited pro forma adjustments represent our management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2024

	Santa Ynez Unit (SYU) (January 1, 2024 -February 13, 2024) (Historical)	Sable Offshore Corp. (February 14, 2024-June 30, 2024) (Historical)	Transaction Accounting and Business Combination Adjustments		Pro Forma Combined
	(US Dollars in Thousands, except for share and per share amounts)
Revenue	$—	$—	$—		$—

Oil and gas sales	—	—	—		—

Total revenue
Operating Expenses
Operating and maintenance expenses	7,320	33,612	—		40,932
Depletion, depreciation, amortization and accretion	2,627	4,101	(2,627)	A	5,616
			1,515	B
General and administrative expenses	1,714	183,665	1,131	C	186,510

Total operating expenses	11,661	221,378	19		233,058

Loss from operations	(11,661)	(221,378)	(19)		(233,058)
Other Income (Expense), net
Change in fair value of warrant liabilities	—	(79,415)	(24,464)	H	(103,879)
Other income (expense)	(128)	2,800	—		2,672
Interest expense	—	(28,976)	(10,490)	F	(39,466)

Total other income (expense), net	(128)	(105,591)	(34,954)		(140,673)

Loss before provision for income taxes	(11,789)	(326,969)	(34,973)		(373,731)
Provision for income taxes	—	18,572	—		18,572

Net Loss	$(11,789)	$(345,541)	$(34,973)		$(392,303)

Basic and diluted net loss per share:
Basic and diluted net loss per common stock	NA	$(5.74)			$(6.52)
Weighted average common stock outstanding	NA	60,166,269			60,166,269

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2023

	Flame Acquisition Corp. (Historical)	Santa Ynez Unit (SYU) (Historical)	Transaction Accounting and Business Combination Adjustments		Pro Forma Combined
	(US Dollars in Thousands, except for share and per share amounts)
Revenue	$—	$—	$—		$—

Oil and gas sales	—	—	—		—

Total revenue
Operating Expenses
Operating and maintenance expenses	—	60,693	—		60,693
Depletion, depreciation, amortization and accretion	—	21,018	(21,018)	A	10,958
			10,958	B
General and administrative expenses	—	12,763	9,050	C	21,813
Operating costs	4,919	—	—		4,919

Total operating expenses	4,919	94,474	(1,010)		98,383

Loss from operations	(4,919)	(94,474)	1,010		(98,383)
Other Income (Expense), net
Interest income from Trust Account	4,416	—	(4,416)	D	—
Change in fair value of convertible promissory notes – related parties	(3,698)	—	3,698	E	—
Change in fair value of warrant liabilities	(27,065)	—	—		(27,065)
Other income	—	801	—		801
Interest expense	—	—	(76,291)	G	(76,291)

Total other income (expense), net	(26,347)	801	(77,009)		(102,555)

Loss before provision for income taxes	(31,266)	(93,673)	(75,999)		(200,938)
Provision for income taxes	914	—	—		914

Net Loss	$(32,180)	$(93,673)	$(75,999)		$(201,852)

Basic and diluted net loss per share:
Basic and diluted net loss per redeemable Class A common share
Basic and diluted net loss per non-redeemable Class A and Class B common share	(1.78)	NA			$(3.35)
Weighted Average Shares for Basic and diluted	(1.78)	NA			NA
Weighted average redeemable Class A common stock outstanding	10,870,337	NA	(150,823)	I	60,166,269
Weighted average non-redeemable Class A and Class B common stock outstanding	7,187,500	NA			NA

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, with Flame as the accounting acquirer, using the fair value concepts as defined in the ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical financial statements of Flame and SYU.

An unaudited pro forma combined balance sheet as of June 30, 2024, is not presented as the Business Combination was consummated on February 14, 2024, and is thus included in the unaudited condensed consolidated balance sheet as of June 30, 2024. The unaudited pro forma combined statement of operations for the year ended December 31, 2023, gives pro forma effect to the Business Combination and related transactions as if they had been completed on January 1, 2023, except as described in the following sentence. Since the Business Combination was consummated on February 14, 2024, and its affect and related transactions have been reflected in the unaudited condensed consolidated statement of operations of Sable for the period from February 14, 2024, through June 30, 2024, the associated one-time transaction related activities have not been reflected in the pro forma transaction accounting adjustments in the unaudited pro forma combined statement of operations for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Sable, SYU and Flame.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the then existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). The Company has elected not to present any synergies or other potential transaction effects and will only be presenting Transaction Accounting Adjustments in the accompanying unaudited pro forma condensed combined financial information.

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2023.

Adjustments to the Unaudited Pro Forma Combined Statements of Operations

The following adjustments have been reflected in the unaudited pro forma combined statements of operations:

(A) Reflects the elimination of historical depreciation and accretion expense amounting to $2.6 million and $21.0 million for the period January 1, 2024, through February 13, 2024, and the year ended December 31, 2023, respectively, as if the Business Combination had been completed on January 1, 2023, considering oil and gas properties not operative during the periods presented. No historical amortization or depletion was recorded.

(B) Reflects the accretion expense on the asset retirement obligations amounting to $1.5 million and $11.0 million for the period January 1, 2024, through February 13, 2024, and the year ended December 31, 2023, respectively, as if the Business Combination had been completed on January 1, 2023.

(C) Reflects additional New Sable executive compensation based on executed agreements amounting to $1.1 million and $9.1 million for the period January 1, 2024, through February 13, 2024, and the year ended December 31, 2023, respectively, as if the Business Combination had been completed on January 1, 2023.

(D) Reflects elimination of investment income on the trust account amounting to $4.4 million for the year ended December 31, 2023, respectively.

(E) Reflects the elimination of the change in fair value of convertible promissory notes of $3.7 million for the year ended December 31, 2023.

(F) Reflects recognition of interest expense on the Term Loan, calculated at the rate of 10% per annum amounting to $10.5 million for the period January 1, 2024 through February 13, 2024.

(G) Reflects recognition of interest expense on the Term Loan, calculated at the rate of 10% per annum amounting to $76.3 million for the year ended December 31, 2023.

(H) Reflects the change in fair value of the Flame Acquisition Corp. warrants and convertible promissory notes from January 1, 2024 through February 13, 2024 of $24.5 million. The Flame Acquisition Corp. statement of operations for the period January 1, 2024 through February 13, 2024 is not presented separately herein due to immateriality.

(I) On February 12, 2024, as previously noted, Flame shareholders redeemed 150,823 public shares for approximately $10.42 per share.

Note 4. Net Loss per Share

The net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, the First PIPE Investment and other related events, assuming the shares were outstanding since January 1, 2023. As the actual redemptions, Business Combination, First PIPE Investment and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the Business Combination have been outstanding for the entire periods presented.

Year Ended December 31, 2023
Pro forma net loss	$(201,852)
Basic and diluted weighted average Sable common stock outstanding	60,166,269
Basic and diluted net loss per Sable common stock	$(3.35)
Excluded securities(1)
Private placement warrants convertible into Common Stock	7,750,000
Warrants issued at IPO convertible to Sable common stock	14,375,000
Warrants from promissory notes convertible to Sable common stock	3,306,370

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

BUSINESS

References in this section to “we,” “our” and “us” generally refer to Legacy Sable prior to the Business Combination and Sable after the Business Combination.

Overview

Beginning in 1968 and over the course of 14 years, EM consolidated more than a dozen offshore federal oil leases and organized them into a streamlined production unit known as SYU. SYU consists of three offshore platforms and a wholly owned onshore processing facility located along the Gaviota Coast at Las Flores Canyon in Santa Barbara County, California. SYU’s onshore facilities and the three offshore platforms remained in continuous operation until 2015. In May 2015, a Plains Pipeline that transported produced oil from SYU experienced a leak, as further described below under “ —Pipeline 324 Incident.” The SYU platforms and facilities suspended production after the Line 324 incident, the SYU Assets were shut in and the facilities were placed in a safe state. The facilities are not currently producing oil and gas; however, all equipment remains in place in an operation-ready state, requiring ongoing inspections, maintenance and surveillance. As part of these suspension efforts, all SYU equipment was drained, flushed and purged in 2016. All hydrocarbon pipelines within SYU have been placed in a safe state and remain under regular monitoring. In 2020, Plains entered into a Consent Decree, described further below under “ —Pipeline 324 Incident,” that provides a path for a potential restart of Lines 324 and 325.

Assets

SYU is comprised of three platforms located in federal waters offshore California and its onshore processing facility.

The offshore position is comprised of 16 federal leases across approximately 76,000 acres and includes 100% working interest with an average 83.6% net revenue interest. The Hondo platform and the Harmony platform develop the Hondo Field, and the Heritage platform develops the Pescado and Sacate Fields. The platforms are located 5 to 9 miles offshore of Santa Barbara County in shallow water depths of 900 to 1,200 feet and service 112 wells, comprised of 90 producers, 12 injectors and 10 idle with an additional 102 identified, undrilled opportunities. A 2015 analysis identified step-out potential for untested fault compartments or sub-accumulations and indicated a potential technical opportunity for up to an additional 102 identified, undrilled opportunities based on spacing assumptions ranging from 20 to 80 acres. For each platform, more opportunities exist than there are available donor wellbores based on current spacing assumptions (i.e., each platform is slot-constrained).

The wholly owned onshore processing facility is a fully integrated oil and gas processing facility with additional capacity for development. The natural gas and NGLs it processed prior to the Line 324 incident were sold into the Southern California markets and the oil volumes were sold to California refineries. The onshore position is approximately 1,480 surface acres, which include the processing facility and parts of the surrounding canyons. The onshore facilities occupy approximately 35 acres and are comprised of:

•	an oil treating plant with capacity of approximately 180 MBop/d where it conducts crude dehydration, crude stabilization, and gas separation and compression;

•	a biologic/physical water treating plant with capacity of more than 67 MBwp/d where it conducts free oil removal, degassing, and biological treatment;

•	POPCO gas plant with approximately 80 Mcf/d sales capacity where it conducts gas sweetening, sulfur recovery, NGL fractionation, and gas compression;

•	another gas processing plant where it conducts gas sweetening, sulfur recovery, and NGL fractionation, and sends fuel gas to the co-generation power plant;

•	an almost entirely electric co-generation power plant with a capacity of 50 MW, including a 40 MW gas turbine, a 10 MW steam turbine, and steam generation;

•	crude storage capacity of 540 MBbls;

•	a produced water pipeline, which is partially offshore;

•	liquified petroleum gas storage and loading; and

•	a transportation terminal.

In addition to SYU, Sable also acquired in the Business Combination the Pipelines, which were owned and operated by Plains and were recently acquired by EM. The Pipelines were used to deliver oil to local refinery markets. Following the crude oil release described further below, Plains indicated it shut down the pipeline, initiated its emergency response plan, and the Pipelines were subsequently emptied and placed in a safe state.

Line 324 is a 24-inch, approximately 10.8 mile long crude oil pipeline that extends from the Los Flores Station on the California Coast to the Gaviota Pump Station in Santa Barbara County, California. Line 325 is a 30-inch, approximately 113 mile long crude oil pipeline that extends from the Gaviota Pump Station in Santa Barbara County, California to the 30-inch pig receiver located in Pentland Station in Kern County, California with an intermediate station at Sisquoc mile post 38.5 in San Louis Obispo, California.

SYU Production History

Between 1981 and 2014, SYU produced over 671 MMBoe of oil and gas. An average of 27 MMcf of natural gas and 29 MBbls of oil and condensate was produced per day (gross) in 2014, the last full year when the assets were online. After the Line 324 incident, the SYU platforms and facilities suspended production, the SYU Assets were shut in and the facilities were placed in a safe state as described below under “ —Pipeline 324 Incident.”

SYU Contingent Resources

The estimated quantities of petroleum contained in the SYU Assets are classified as “contingent resources” as of June 30, 2024 rather than “reserves” because they are subject to numerous contingencies. There is no assurance that any of the petroleum contained in the SYU Assets will ever be recovered or reclassified as “reserves.”

The resources are contingent upon (1) approval from federal, state and local regulators to restart production, (2) reestablishment of oil transportation systems to deliver production to market and (3) commitment to restart the wells and facilities. Some or all of the contingent resources maybe reclassified as “reserves” if all of the contingencies are successfully resolved but there is no assurance that the contingencies will be resolved or resolved in a timely manner or that any of the petroleum in the SYU Assets will be recovered.

As a result of the contingencies noted above, none of the estimated petroleum quantities attributed to the SYU Assets as of June 30, 2024 meet the requirements for disclosure as reserves pursuant to the guidelines published by the SEC in Rule 4-10(a) of Regulation S-X.

Pipeline 324 Incident

In May 2015, Plains All American Pipeline, L.P. (“Plains”) experienced a crude oil release from the Las Flores to Gaviota Pipeline (Line 324) in Santa Barbara County, California (the “Line 324 incident”). According to Plains, a portion of the released crude oil reached the Pacific Ocean at Refugio State Beach through a drainage culvert. Following the release, Plains indicates that it shut down the pipeline and initiated its emergency response plan. A Unified Command, which included the U.S. Coast Guard, the EPA, the State of California Department of Fish and Wildlife (“CDFW”), the California Office of Spill Prevention and Response and the Santa Barbara Office of Emergency Management, was established for the response effort. Clean-up and remediation operations with respect to impacted shoreline and other areas has been determined by the Unified Command to be complete, and the Unified Command has been dissolved. Plains’ estimate of the amount of oil spilled, based on relevant facts, data and information, and as set forth in the Consent Decree described below, is approximately 2,934 barrels; of this amount, Plains estimated that 598 barrels reached the Pacific Ocean.

Several governmental agencies and regulators initiated investigations into the Line 324 incident, various claims were made against Plains and a number of lawsuits were filed against Plains, the majority of which Plains indicates have been resolved.

Following the Line 324 incident, Plains entered into a cooperative Natural Resource Damage Assessment (“NRDA”) process with the federal and state agencies designated or authorized by law to act as trustees for the natural resources of the United States and the State of California (collectively, the “Trustees”). Additionally, various government agencies sought to collect civil fines and penalties from Plains under applicable state and federal regulations. On March 13, 2020, Plains entered into a pre-negotiated settlement agreement in the form of a Consent Decree (the “Consent Decree”) with the U.S. Department of Justice, Environmental and Natural Resources Division, the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration, the EPA, CDFW, the California Department of Parks and Recreation, the California State Lands Commission, the California Department of Forestry and Fire Protection’s Office of the State Fire Marshal, Central Coast Regional Water Quality Control Board, and Regents of the University of California. The Consent Decree was approved and entered by the Federal District Court for the Central District of California on October 14, 2020. The Consent Decree resolved all regulatory claims related to the incident and Plains was required to pay various civil penalties and compensation related to the Line 324 incident. The Consent Decree also contains requirements for potentially restarting Line 324 and the Sisquoc to Pentland portion of Line 325.

On October 13, 2022, Plains sold Line 324 and the Sisquoc to Pentland portion of Line 325 to PPC. As required by the terms of the Consent Decree, PPC assumed responsibility for compliance with the Consent Decree as it relates to the future ownership and operation of Line 324 and the Sisquoc to Pentland portion of Line 325.

The EM-Plains Purchase Agreement requires Plains to indemnify EM against certain liabilities directly arising out of or directly relating to the oil spilled from Line 324 and the subsequent clean up and remediation. The Sable-EM Purchase Agreement requires EM to indemnify Sable against certain liabilities associated with the Line 324 incident prior to January 1, 2022 and for a period of two years following the closing under the Sable-EM Purchase Agreement.

We consider the following to be material, albeit achievable requirements to restarting Line 324 and Line 325: (1) satisfaction of all California Assembly Bill 864 (“AB-864”) provisions requiring pipelines be equipped with the Coastal Best Available Technology (“CBAT”) that provides the greatest degree of protection by limiting the quantity of release in the event of an oil spill, (2) approval by Santa Barbara County of PPC’s transition plan demonstrating we have adequate training and a good working knowledge of any and all county compliance plans, and (3) approval from the OSFM of a restart plan for Lines 324 and 325 (application for which is to be submitted at least 60 days prior to restart).

The parties continue to progress the processing and receipt of the above material regulatory actions in order to meet a production restart schedule of fourth quarter 2024:

(1)

AB-864 CBAT Requirement: On July 13, 2022, OSFM accepted the AB 864 Risk Analysis and Initial and Supplemental Implementation Plans submitted by PPC’s predecessor in April 2021 (the “2021 CBAT Plan”). On July 20, 2024, the OSFM stated that the 2021 CBAT Plan remains in effect and complies with AB-864, representing the best available technology. On August 30, 2024, Santa Barbara County acknowledged that it does not have jurisdiction over PPC’s installation of 16 new underground safety valves in Santa Barbara County along the Pipelines in accordance with AB-864 as further discussed in “—Recent Events.”

(2)	Submission of Transition Plan: Sable submitted its transition plan to Santa Barbara County on March 14, 2024 and is awaiting feedback.

(3)

OSFM Restart Plan Approval: The Consent Decree (“CD”) prescribes what must be submitted to restart the Pipelines, including the state waiver application for the existing cathodic protection system (which comprises in part the “Restart Plan”). The CD also includes the AB 864 risk assessment and mitigation (i.e., additional isolation valves or other CBAT). Waivers have been prepared and submitted by PPC to OSFM for approval and were included as part of the Restart Plan submitted to the OSFM on July 29, 2024.

Given our current progress on these requirements, we believe that these requirements will not inhibit our ability to restart the onshore and offshore facilities consistent with our timeline of restarting production during fourth quarter 2024.

Operations

General

Sable is the owner of the SYU Assets and the Pipelines. Prior to consummation of the Business Combination, EM was the owner and operator of the SYU Assets and Plains was the owner and operator of the Pipelines. EM acquired the Pipelines from Plains on October 13, 2022 pursuant to the EM-Plains Purchase Agreement. In connection with the Business Combination, a substantial portion of the existing employees of SYU have continued in their same capacity with Sable. The offshore platforms have permanent drilling systems in place.

Title to Properties

The interests in the properties on which the SYU Assets and the Pipelines are located and their operations are conducted derive from ownership, leases, easements, rights-of-way, permits, or licenses from landowners or governmental authorities, permitting the use of such real property for their operations. EM did not make rental payments for use of a right-of-way easement for the Pipelines and there is some risk the government could allege the easement has lapsed, as further described under “Risk Factors— We do not own all of the land on which our assets are located or all of the land that we must traverse in order to conduct our operations. There are disputes with respect to certain of the rights-of-way or other interests and any unfavorable outcomes of such disputes could require us to incur additional costs.” Aside from the foregoing, the owners of the SYU Assets and the Pipelines believe they have satisfactory title or other rights to all such properties in accordance with industry standards, and Sable conducted thorough diligence and title investigations in advance of the Business Combination. Individual properties may be subject to burdens that do not materially interfere with the use or affect the value of the properties. Burdens on properties may include customary royalty interests, liens incident to operating agreements and for current taxes, obligations or duties under applicable laws, development obligations under natural gas leases, or net profits interests.

Delivery Commitments

Sable has no commitments to deliver a fixed and determinable quantity of its oil or natural gas production in the near future under any existing sales contracts.

Derivative Activities

Sable is not currently party to any commodity derivative contracts but as the restart of production approaches Sable may enter into commodity derivative contracts with unaffiliated third parties to achieve more predictable cash flows and to reduce exposure to fluctuations in oil and natural gas prices. Sable may enter into commodity derivative contracts at times and on terms desired to maintain a portfolio of commodity derivative contracts covering a specified percentage or range of its estimated production over a one-to-three-year period at any given point of time. It may, however, hedge more or less than this approximate amount from time to time.

Sable is not currently party to any interest rate swaps and substantially all of Sable’s indebtedness from the Business Combination consists of fixed-rate indebtedness. However, if Sable incurs variable rate indebtedness in the future it may periodically enter into interest rate swaps to mitigate exposure to market rate fluctuations by converting variable interest rates to fixed interest rates.

Sable will only enter into derivative contracts with creditworthy counterparties (generally, financial institutions) deemed by management as competent and competitive market makers. Those counterparties may include existing or future lenders or their affiliates. Sable will continue to evaluate the benefit of employing derivatives in the future. Pursuant to the Term Loan, Sable has agreed not to enter into any derivative contracts until after the term loan is refinanced in full.

Competition

Sable operates in a highly competitive environment for securing trained personnel, contracting for drilling equipment, and from time to time leasing or otherwise acquiring new acreage. Many of its competitors possess and employ financial, technical and personnel resources substantially greater than Sable’s, which can be particularly important in the areas in which it operates. As a result, Sable’s competitors may be able to pay more for productive oil and natural gas properties and exploratory prospects, as well as evaluate, bid for and purchase a greater number of properties and prospects than its financial or personnel resources permit. Sable’s ability to acquire additional properties and to find and develop reserves and resources will depend on its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry and many of its competitors have access to capital at a lower cost than that available to SYU or Sable.

Seasonality

Sable’s offshore operations can be impacted by inclement weather from time to time. The price Sable will receive for natural gas production is typically impacted by seasonal fluctuations in demand for natural gas. The demand for natural gas typically peaks during the coldest months and tapers off during the milder months, with a slight increase during the summer to meet the demands of electric generators. The weather during any particular season can affect this cyclical demand for natural gas. Seasonal anomalies such as mild winters or hot summers can lessen or intensify this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. Recently there has been elevated global demand for natural gas due to shortages exacerbated by geopolitical issues and conflicts but there is no assurance that demand will remain elevated.

Insurance

In accordance with customary industry practice, Sable will maintain insurance against many, but not all, potential losses or liabilities arising from its operations and at costs that it believes to be economic. Sable will regularly review its risks of loss and the cost and availability of insurance and revise its insurance accordingly. Its insurance will not cover every potential risk associated with its operations, including the potential loss of significant revenues. Sable can provide no assurance that its coverage will adequately protect it against liability from all potential consequences, damages and losses. Prior to or upon the restart of production Sable expects to have insurance policies including the following:

Commercial General Liability;	Oil Pollution Act Liability;
Primary Umbrella / Excess Liability;	Pollution Legal Liability;
Property;	Charterer’s Legal Liability;
Workers’ Compensation;	Non-Owned Aircraft Liability;
Employer’s Liability;	Automobile Liability;
Maritime Employer’s Liability;	Directors & Officers Liability;
U.S. Longshore and Harbor Workers’;	Employment Practices Liability;

Energy Package/Control of Well;	Crime;
Loss of Production Income;	Fiduciary Liability; and Cybersecurity.

Sable monitors regulatory changes and comments and considers their impact on the insurance market, along with SYU’s overall risk profile. As necessary, Sable expects to adjust its risk and insurance program to provide protection at a level it considers appropriate while weighing the cost of insurance against the potential and magnitude of disruption to its operations and cash flows. Changes in laws and regulations could lead to changes in underwriting standards, limitations on scope and amount of coverage, and higher premiums, including possible increases in liability caps for claims of damages from oil spills.

Potential Opportunities for Carbon Sequestration

Sable may pursue new opportunities on the Outer Continental Shelf for long-term sequestration of carbon dioxide that would otherwise go into the atmosphere. The 2021 Infrastructure Investment and Jobs Act gives the Secretary of the Interior new authority to allow the long-term sequestration of carbon dioxide on the OCS and directs the Secretary to promulgate regulations to implement the authority. As the regulatory program is developed over time, Sable intends to evaluate the potential to leverage its infrastructure for carbon sequestration in light of the new program and applicable local, state, and federal permitting requirements.

Environmental, Occupational Safety and Health Matters and Regulations

General

SYU’s oil and natural gas development and production operations are subject to stringent and complex federal, state and local laws and regulations governing the release or discharge of materials into the environment, health and safety aspects of its operations, or otherwise relating to protection of the environment and natural resources. These laws and regulations impose numerous obligations applicable to its operations, as well as future plug and abandonment and decommissioning activities, including the issuance of certain permits before conducting regulated drilling activities; the restriction of types, quantities and concentration of materials that can be released or discharged into or through the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands, seismically active areas and other protected or preserved areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution and natural resources damages potentially resulting from its operations. Numerous governmental authorities, such as the EPA, PHMSA, OSFM, CalGEM and the California State Lands Commission, and other governmental agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly compliance or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, injunctive relief, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and in some instances, the issuance of orders limiting or prohibiting some or all of its operations. We may also experience delays in obtaining or be unable to obtain required permits, including authorizations necessary to restart or replace the Pipelines, which may delay or interrupt SYU’s operations and limit its growth and revenue. In addition, the long-term trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment. SYU’s costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to its operations. Changing perspectives within the Executive Branch of the U.S. federal government and environmental litigation involving the validity of certain regulatory requirements associated with exploration, development and decommissioning may materially impact our compliance costs. Consequently, SYU’s costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to its operations.

Under certain environmental laws that impose strict as well as joint and several liability, SYU may be required to remediate contaminated properties currently or formerly owned or operated by it or facilities of third parties that received waste generated by its operations, regardless of whether such contamination resulted from its conduct or the conduct of others that was in compliance with all applicable laws at the time of such conduct. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of its operations. Moreover, public interest in the protection of the environment has increased in recent years. New laws and regulations continue to be enacted, particularly at the state level, and the long-term trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent new or more stringent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, SYU’s business, prospects, financial condition or results of operations could be materially adversely affected.

The following is a summary of the more significant existing environmental, occupational safety and health laws and regulations to which SYU’s business operations are subject and for which compliance may have a material adverse impact on its capital expenditures, results of operations or financial position.

Offshore Operations

Our oil and gas operations associated with SYU are conducted on offshore leases in federal waters and those operations are regulated by agencies such as BOEM and BSEE, which have broad authority to regulate oil and gas operations associated with SYU.

BOEM is responsible for managing environmentally and economically responsible development of the nation’s offshore resources. Its functions include offshore leasing, resource evaluation, review and administration of oil and gas exploration and development plans, renewable energy development, and National Environmental Policy Act (“NEPA”) analysis and environmental review. Lessees must obtain BOEM approval for exploration, development and production plans prior to the commencement of offshore operations. BOEM generally requires that lessees have substantial net worth, post supplemental bonds or provide other acceptable assurances that the lease obligations will be met. In April 2024, BOEM published a proposed final rule that, if adopted, would substantially revise the financial assurance requirements applicable to offshore oil and gas operations by requiring certain oil, gas, and sulfur lessees; right-of-use and easement grant holders; and pipeline right-of-way grant holders to obtain supplemental financial assurance for decommissioning activities on Outer Continental Shelf (“OCS”) leases, rights-of-way and rights-of-use and easements. The final rule became effective on June 29, 2024.

BSEE is responsible for safety and environmental oversight of offshore oil and gas operations. Its functions include the development and enforcement of safety and environmental regulations, permitting offshore exploration, development and production, inspections, offshore regulatory programs, oil spill response and training and environmental compliance programs. BSEE regulations require offshore production facilities and pipelines located on the OCS to meet stringent engineering and construction specifications, and BSEE has proposed and/or promulgated additional safety-related regulations concerning the design and operating procedures of these facilities and pipelines, including regulations to safeguard against or respond to well blowouts and other catastrophes. BSEE regulations also restrict the flaring or venting of natural gas, prohibit the flaring of liquid hydrocarbons and govern the plugging and abandonment of wells located offshore and the installation and removal of all fixed drilling and production facilities. In April 2023, BSEE issued a final rule clarifying and providing transparency to the process by which BSEE will enforce decommissioning obligations on existing lessees and rights-of-use and easement grant holders. BSEE’s final rule adopted new timeframes for predecessors to respond to a decommissioning order to perform accrued decommissioning obligations, and clarified that right-of-use and easement grant holders also accrue decommissioning obligations.

BOEM and BSEE have adopted regulations providing for enforcement actions, including civil penalties and lease forfeiture or cancellation for failure to comply with regulatory requirements for offshore operations. If we fail to pay royalties or comply with safety and environmental regulations, BOEM and BSEE may take action that seeks the curtailment, suspension, or termination of SYU’s operations and we may be subject to civil or criminal liability.

Additionally, delays in the approval or refusal of plans and issuance of permits by BOEM or BSEE because of staffing, economic, environmental, legal or other reasons (or other actions taken by BOEM or BSEE) could adversely affect SYU’s offshore operations. The requirements imposed by BOEM and BSEE regulations are frequently changed and subject to new interpretations. Also, in addition to permits and approvals required by BOEM and BSEE, approvals and permits may be required from other agencies for the oil and gas operations associated with SYU’s properties, such as the U.S. Coast Guard, the EPA, U.S. Department of Transportation, U.S. Army Corps of Engineers and state and local authorities.

Hazardous Substances and Waste Handling

Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict and, in some cases, joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), also referred to as the Superfund law and comparable state laws, impose liability, without regard to fault or the legality of the original conduct, on certain potentially responsible parties. These persons include current owners or operators of the site where a release of hazardous substances occurred, prior owners or operators that owned or operated the site at the time of the release or disposal of hazardous substances and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to strict and joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover the costs they incur from the responsible classes of persons. Despite the “petroleum exclusion” of Section 101(14) of CERCLA, which currently encompasses natural gas, SYU may nonetheless handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of its ordinary operations and as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. Also, comparable state statutes may not contain a similar exemption for petroleum, and it is also not uncommon for neighboring landowners and other third parties to file common law-based claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In addition, SYU may have liability for releases of hazardous substances at its properties by prior owners or operators or other third parties.

The Oil Pollution Act is the primary federal law imposing oil spill liability. The Oil Pollution Act contains numerous requirements relating to the prevention of, and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. Under the Oil Pollution Act, strict, joint and several liability may be imposed on “responsible parties” for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters and natural resource damages resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A “responsible party” includes the owner or operator of an onshore facility. The Oil Pollution Act establishes a liability limit for onshore facilities, but these liability limits may not apply if: a spill is caused by a party’s gross negligence or willful misconduct; the spill resulted from violation of a federal safety, construction or operating regulation; or a party fails to report a spill or to cooperate fully in a cleanup. We are also subject to analogous state statutes that impose liabilities with respect to oil spills. For example, the

California Department of Fish and Wildlife’s Office of Oil Spill Prevention and Response has adopted oil-spill prevention regulations that overlap with federal regulations.

We also generate solid wastes, including hazardous wastes, which are subject to the requirements of the Resource Conservation and Recovery Act, as amended (“RCRA”), and comparable state statutes. Although RCRA regulates both solid and hazardous wastes, it imposes stringent requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain petroleum production wastes are excluded from RCRA’s hazardous waste regulations. These wastes, instead, are regulated under RCRA’s less stringent solid waste provisions, state laws or other federal laws. It is possible that these wastes, which could include wastes expected to be generated during SYU’s operations, could be designated as “hazardous wastes” in the future and, therefore, be subject to more rigorous and costly disposal requirements. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and gas exploration and production wastes as “hazardous wastes.” Also, in December 2016, the EPA entered into a consent decree requiring it to review its regulation of oil and gas waste. In April 2019, the EPA determined that revisions to the RCRA regulations were not required, concluding that any adverse effects related to oil and gas waste are more appropriately and readily addressed within the framework of existing state regulatory programs. However, any such changes to state programs could result in an increase in SYU’s costs to manage and dispose of oil and gas waste, which could have a material adverse effect on its maintenance capital expenditures and operating expenses.

It is possible that SYU’s oil and natural gas operations may require it to manage naturally occurring radioactive materials (“NORM”). NORM is present in varying concentrations in sub-surface formations, including hydrocarbon reservoirs, and may become concentrated in scale, film and sludge in equipment that comes into contact with crude oil and natural gas production and processing streams. Some states have enacted regulations governing the handling, treatment, storage and disposal of NORM.

Administrative, civil and criminal penalties can be imposed for failure to comply with hazardous substance and waste handling requirements. For ownership and operation of the idled SYU and Pipelines, we believe that we are in substantial compliance with the requirements of CERCLA, Oil Pollution Act, RCRA and other applicable federal and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations required under such laws and regulations. Although SYU believes that the costs of managing its hazardous substances and wastes as they are presently classified are reflected in its budget, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase its costs to manage and dispose of such wastes.

Water Discharges

The Federal Water Pollution Control Act (the “Clean Water Act”), the Safe Drinking Water Act (“SDWA”), the Oil Pollution Act and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including oil and hazardous substances, into navigable waters of the United States, as well as state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. These laws and regulations also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. In May 2023, the Supreme Court issued an opinion in Sackett v. EPA that limited the jurisdiction of the U.S. Army Corps of Engineers to wetlands with a continuous surface connection to a permanent body of water connected to traditional navigable waters, such as streams, oceans, rivers, and lakes. To the extent a new rule or further litigation expands the scope of the Clean Water Act’s jurisdiction or impacts available agency resources, we could face increased costs and/or delays with respect to obtaining permits for dredge and fill activities in wetland areas.

The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. Costs may be associated with the treatment of storm water or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of SYU’s facilities. Some states also maintain groundwater protection programs that require permits or specify other requirements for discharges or operations that may impact groundwater conditions. These same regulatory programs may also limit the total volume of water that can be discharged, hence limiting the rate of development and requiring us to incur compliance costs. Additionally, we are required to develop and implement spill prevention, control and countermeasure plans, in connection with on-site storage of significant quantities of oil.

These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. Additionally, obtaining permits has the potential to delay the development of natural gas and oil projects. For ownership and operation of the idled SYU and Pipelines, we believe that we maintain all required discharge permits necessary to conduct our operations and that we are in substantial compliance with their terms.

In addition, in some instances the operation of underground injection wells for the disposal of wastewater has been alleged to cause earthquakes. For example, the EPA released a report with findings and recommendations related to public concern about induced seismic activity from disposal wells. The report recommended strategies for managing and minimizing the potential for significant injection-induced seismic events. Any future orders or regulations addressing concerns about seismic activity from well injection could affect or curtail SYU’s operations.

Air Emissions

The federal Clean Air Act, as amended (“CAA”), and comparable state laws restrict the emission of air pollutants from many sources, including compressor stations, through the issuance of permits and the imposition of other requirements. The SYU properties and associated facilities are also subject to regulation by state and local authorities. Federal and state laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants.

The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants at specified sources. New facilities may be required to obtain permits before work can begin, and modified and existing facilities may be required to obtain additional permits. In June 2016, the EPA finalized regulations establishing New Source Performance Standards, known as Subpart OOOOa, for methane and volatile organic compounds from new and modified oil and natural gas production and natural gas processing and transmission facilities. In September 2020, the EPA finalized two sets of amendments to the 2016 Subpart OOOOa standards. The first, known as the 2020 Technical Rule, reduced the 2016 rule’s fugitive emissions monitoring requirements and expanded exceptions to pneumatic pump requirements, among other changes. The second, known as the 2020 Policy Rule, rescinded the methane-specific requirements for certain oil and natural gas sources in the production and processing segments. On January 20, 2021, President Biden issued an Executive Order directing the EPA to rescind the 2020 Technical Rule by September 2021 and consider revising the 2020 Policy Rule. On June 30, 2021, President Biden signed a Congressional Review Act (“CRA”) resolution passed by Congress that revoked the 2020 Policy Rule. The CRA did not address the 2020 Technical Rule.

Further, on November 15, 2021, the EPA issued a proposed rule intended to reduce methane emissions from oil and gas sources. The proposed rule would make the existing regulations in Subpart OOOOa more stringent and create a Subpart OOOOb to expand reduction requirements for new, modified, and reconstructed oil and gas sources, including standards focusing on certain source types that have never been regulated under the CAA (including intermittent vent pneumatic controllers, associated gas, and liquids unloading facilities). In addition, the proposed rule would establish “Emissions Guidelines,” creating a Subpart OOOOc that would require states to develop plans to reduce methane emissions from existing sources that must be at least as effective as presumptive standards set by the EPA. On December 6, 2022, the EPA issued a supplemental proposed rule to reduce methane emissions from oil and natural gas operations. The supplemental proposed rule added proposed requirements for additional sources not covered by the November 2021 proposed rule and provided additional detail to assist states in developing their compliance plans. The EPA announced that it had finalized the rule on December 2, 2023. While the final version of the rule has not yet been published in the Federal Register, as currently written the final rule would subject new, modified, and reconstructed oil and gas sources to emissions reduction requirements and require states to develop the required plans on a modified timeline.

Similarly, in September 2018, the BLM issued a rule that relaxed or rescinded certain requirements of the agency’s 2016 Waste Prevention Rule, which aimed to reduce methane emissions from venting, flaring, and leaks during oil and gas operations on public lands, but both the 2016 rule and its 2018 rescission were invalidated in federal district court. Environmental groups appealed the invalidation of the 2016 rule to the U.S. Court of Appeals for the Tenth Circuit, which is stayed pending a review of the rule by BLM. As a result of these regulatory changes, the scope of any final methane regulations or the costs for complying with the federal methane regulations are uncertain. However, any future changes to the regulations governing methane emissions, and other air quality programs, may require us to obtain pre-approval for the expansion or modification of existing facilities or the construction of new facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact SYU’s business.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”). The Inflation Reduction Act amends the Clean Air Act to impose a fee on the emission of methane from sources required to report their GHG emissions to the EPA, including those sources in the petroleum and natural gas production category. The methane emissions charge will start in calendar year 2024 at $900 per ton of methane, increase to $1,200 in 2025, and be set at $1,500 for 2026 and each year thereafter. Calculation of the fee is based on certain thresholds established in the Inflation Reduction Act. The methane emissions charge may have the effect of increasing our capital expenditures to limit methane releases and increasing our costs to the extent we exceed the limits.

SYU may be required to incur certain capital expenditures in the next few years for air pollution control equipment in connection with maintaining or obtaining operating permits addressing air emission related issues, which may have a material adverse effect on its operations. Obtaining permits also has the potential to delay the development of oil and natural gas projects and increase their costs of development, which costs could be significant. SYU believes that it is currently in substantial compliance with all air emissions regulations and that it holds all necessary and valid construction and operating permits for its current operations.

Regulation of “Greenhouse Gas” Emissions

In December 2015, the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change resulted in nearly 200 countries, including the United States, coming together to develop the Paris Agreement, which calls for the parties to undertake “ambitious efforts” to limit the average global temperature. Although the agreement does not create any binding obligations for nations to limit their greenhouse gas emissions, it does include pledges to voluntarily limit or reduce future emissions. On June 1, 2017, President Trump announced that the U.S. would withdraw from the Paris Agreement and completed the process of withdrawing on November 4, 2020. However, on January 20, 2021, President Biden issued written notification to the United Nations of the United States’ intention to rejoin the Paris Agreement, which became effective on February 19, 2021. In addition, in September 2021, President Biden publicly announced the Global Methane Pledge, a pact that aims to reduce global methane emissions at least 30% below 2020 levels by 2030. Since its formal launch at the United Nations Climate Change Conference (“COP26”), over 100 countries have joined the pledge.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant, economy-wide activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. However, on August 16, 2022, President Biden signed the Inflation Reduction Act into law, which imposes fees on methane emissions, beginning in calendar year 2024. In the absence of significant federal climate legislation, a number of states have taken legal measures to reduce emissions of GHGs, including through the planned development of GHGs emission inventories and/or regional GHGs cap and trade programs.

The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, SYU’s equipment and operations could require it to incur costs to reduce emissions of GHGs or could adversely affect demand for the oil and natural gas it produces. For example, any GHG regulation could increase its costs of compliance by potentially delaying the receipt of permits and other regulatory approvals; requiring it to monitor emissions, install additional equipment or modify facilities to reduce GHG and other emissions; purchase emission credits; or utilize electric driven compression at facilities to obtain regulatory permits and approvals in a timely manner. Such climate change regulatory and legislative initiatives could have a material adverse effect on SYU’s business, financial condition and results of operations.

While SYU is subject to certain federal GHG monitoring and reporting requirements, its operations are not adversely impacted by existing federal, state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing GHG emissions would impact its business.

In addition, claims have been made against certain energy companies alleging that GHG emissions from oil and natural gas operations constitute a public nuisance or have caused other redressable injuries under federal and/or state common law. While SYU’s business is not a party to any such litigation, it could be named in actions making similar allegations. An unfavorable ruling in any such case could adversely impact its business, financial condition and results of operations.

Moreover, any legislation or regulatory programs to reduce GHG emissions could increase the cost of consumption, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on SYU’s business, financial condition and results of operations. Incentives to conserve energy or use alternative energy sources as a means of addressing climate change could also reduce demand for the oil and natural gas we produce. In addition, parties concerned about the potential effects of climate change have directed their attention at sources of funding for energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Finally, it should be noted that most scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If any such effects were to occur in sufficient proximity to SYU’s facilities, they could have an adverse effect on SYU’s development and production operations, as well as potentially increased costs for insurance coverages in the aftermath of such effects.

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to NEPA. NEPA requires federal agencies, including the U.S. Departments of the Interior and Agriculture, to evaluate major federal actions having the potential to significantly impact the human environment. In July 2020, the White House’s Council on Environmental Quality published a final rule to amend the NEPA implementing regulations intended to streamline the environmental review process, including shortening the time for review as well as eliminating the requirement to evaluate cumulative impacts. The new regulations are subject to ongoing litigation, which has been stayed pending an ongoing review of the 2020 rule. On October 7, 2021, the Council on Environmental Quality published its Phase 1 rule, the first of two planned rules to roll back the 2020 rule. On July 28, 2023, the Council on Environmental Quality proposed its Phase 2 rule. If finalized, the Phase 2 rule could substantially alter how federal agencies carry out their responsibilities under NEPA by requiring agencies to consider climate change impacts and disproportionate impacts to communities with environmental justice concerns, among other things. All of SYU’s current and proposed development and production activities and plans on federal lands, including those in the Pacific Ocean, require governmental permits that are expected to be subject to the requirements of NEPA. This environmental review process has the potential to delay the development of oil and natural gas projects. Authorizations under NEPA also are subject to protest, appeal or litigation, which can delay or halt projects.

Endangered Species Act and Migratory Bird Treaty Act

The federal ESA and analogous state statutes restrict activities that may adversely affect endangered and threatened species or their habitat. In August 2019, the U.S. Fish and Wildlife Service (the “FWS”) and National Marine Fisheries Service (“NMFS”) issued three rules amending the implementation of the ESA regulations revising, among other things, the process for listing species and designating critical habitats. A coalition of states and environmental groups have challenged these rules and the litigation remains pending. In addition, on December 18, 2020, the FWS amended its regulations governing critical habitat designations and the amended regulations are subject to ongoing litigation. In June 2021, FWS and NMFS announced plans to begin rulemaking processes to rescind these rules. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act (“MBTA”), which makes it illegal to, among other things, hunt, capture, kill, possess, sell, or purchase migratory birds, nests, or eggs without a permit. This prohibition covers most bird species in the U.S. On January 7, 2021, the Department of the Interior finalized a rule limiting the application of the MBTA. However, the Department of the Interior revoked the rule in October 2021 and issued an advanced notice of proposed rulemaking seeking comment on the Department of the Interior’s plan to develop regulations that authorize incidental take under certain prescribed conditions. Future implementation of the rules implementing the ESA and the MBTA are uncertain. The designation of previously unidentified endangered or threatened species in areas where we operate could cause us to incur additional costs or become subject to operating delays, restrictions or bans. Numerous species have been listed or proposed for protected status in areas in which we currently, or could in the future, undertake operations. The presence of protected species in areas where SYU operates could impair its ability to timely complete or carry out those operations, lose leaseholds if it is not permitted to timely commence drilling operations, cause it to incur increased costs arising from species protection measures, and consequently, adversely affect its results of operations and financial position.

Occupational Safety and Health

We are also subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard requires that information be maintained about hazardous materials used or produced in SYU’s operations and that this information be provided to employees, state and local government authorities and citizens. Other OSHA standards regulate specific worker safety aspects of SYU’s operations. For example, under a new OSHA standard limiting respirable silica exposure, the oil and gas industry was required to implement engineering controls and work practices to limit exposures below the new limits by June 2021. Failure to comply with OSHA requirements can lead to the imposition of penalties. SYU believes that its operations are in substantial compliance with the OSHA requirements.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden on SYU’s assets. For instance, the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration (“PHMSA”), which regulates our hazardous liquid and natural gas pipelines and pipeline facilities, is reauthorized by Congress every four years by statute. When reauthorizing PHMSA’s authority to regulate natural gas and hazardous liquid pipelines and facilities, Congress often imposes mandates that require PHMSA to implement new regulatory requirements. Congress is currently drafting legislation for PHMSA’s reauthorization, which is scheduled to be completed by the end of 2024.

Numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases SYU’s cost of doing business and, consequently, affects its profitability, these burdens generally do not affect SYU any differently or to any greater or lesser extent than they affect other companies in the oil and natural gas industry with similar types, quantities and locations of production.

Legislation continues to be introduced in Congress, and the development of regulations continues by the U.S. Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and natural gas facilities. SYU’s operations may be subject to such laws and regulations. Presently, it is not possible to accurately estimate the costs we could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Drilling and Production

SYU’s operations are subject to various types of regulation at federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations, including regulating one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells;

•	transportation of materials and equipment to and from the well sites and facilities;

•	transportation and disposal of produced fluids and natural gas; and

•	notice to surface owners and other third parties.

Sale and Transportation of Gas and Oil

At the federal level, PHMSA regulates hazardous liquid and natural gas pipelines and pipeline facilities, including associated storage, pursuant to the Hazardous Liquids Pipeline Safety Act of 1979, as amended (the “HLPSA”), and the Natural Gas Pipeline Safety Act of 1968, as amended (the “NGPSA”). Federal regulations implementing the HLPSA and NGPSA establish minimum safety standards for pipeline transportation applicable to owners or operators of pipeline facilities regarding the design, installation, inspection, emergency plans and procedures, testing, construction, extension, operation, replacement, and maintenance of pipeline facilities. Among other things, these regulations require pipeline operators to conduct extensive emergency incident response training for pipeline personnel, including spill response drills for hazardous liquids pipelines. These regulations also require pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities.

As part of its authority, PHMSA regulates the safety of pipeline transportation in or affecting interstate or foreign commerce, including pipeline facilities on the OCS. Pipelines 324 and 325 are subject to regulation by PHMSA.

At the state level, our intrastate hazardous liquid and natural gas pipeline facilities are regulated by the CPUC and OSFM. The CPUC has jurisdiction over the construction and operations of intrastate natural gas pipeline facilities in California and the rates, terms and conditions of service under which companies provide intrastate transportation of gas, oil and other liquids by pipeline. If the Pipelines engage in intrastate common carrier operations, the Pipelines will be subject to regulation by the CPUC and intrastate tariffs filed by us with the CPUC will be regulated under a cost-of-service methodology and established on the basis of revenues, expenses and any investments. A variety of factors can affect the rates of return permitted by the CPUC. Tariff rates with respect to intrastate pipeline service in California are subject to challenge by complaint by interested parties or by independent action of the CPUC. The CPUC could limit our ability to increase our rates or could order us to reduce our rates and require the payment of refunds to shippers. The OSFM regulates the safety of intrastate hazardous liquid pipeline facilities in California. Both the CPUC and the OSFM are certified by PHMSA to regulate intrastate pipeline safety as certified state partners under the natural gas program and hazardous liquid program, respectively. Through this certification with PHMSA, they are required to adopt the minimum federal pipeline safety regulations and they may establish more stringent regulatory requirements as long as they are compatible with federal regulations.

Our transportation of gas, oil and other liquids by pipeline in California is also subject to state and local regulation. Opposition from community members or state and local government officials to pipeline infrastructure could delay or prevent us from obtaining permits required for the operation of or updates made to our Pipelines.

PHMSA has broad authority to investigate potential compliance issues, issue requests for information, inspect pipelines facilities, and issue enforcement. PHMSA’s enforcement authority includes the ability to issue corrective actions, which may include the shut down or restriction of the operation pressure of a pipeline pending completion of the corrective measures. Federal pipeline safety regulations include reporting, design, construction, testing, operations and maintenance, qualification, corrosion control, and other minimum requirements.

Operators are required to prepare procedural manuals to implement these minimum requirements and those procedures are enforceable by PHMSA. Effective April 2017, PHMSA adopted new rules significantly increasing the maximum administrative civil penalties for violation of the pipeline safety laws and regulations.

PHMSA updates the maximum administrative civil penalties each year to account for inflation, and as of January 2024, the penalty limits are up to $266,015 per violation per day and up to $2,660,135 for a related series of violations.

PHMSA is active in proposing and finalizing additional regulations for natural gas and hazardous liquids pipelines. For example, in October 2019 PHMSA finalized new regulations for hazardous liquid pipelines that significantly extend and expand the reach of certain PHMSA integrity management requirements (i.e., periodic assessments, repairs and leak detection), regardless of the pipeline’s proximity to a high consequence area (“HCA”). The final rule also requires all pipelines in or affecting an HCA to be capable of accommodating in-line inspection tools within the next 20 years. In addition, the final rule extends annual and accident reporting requirements to gravity lines and all liquids gathering lines and also imposes inspection requirements on pipelines in areas affected by extreme weather events and natural disasters, such as hurricanes, landslides, floods, earthquakes, or other similar events that are likely to damage infrastructure.

In addition, in April 2016, PHMSA proposed a rule regarding the safety of natural gas transmission pipelines and gas gathering pipelines. This proposed rule resulted in three separate final rules applicable to natural gas pipelines: (1) an October 2019 final rule on the natural gas transmission lines focused on material verification and maximum allowable operating pressure reconfirmation; (2) a November 2021 final rule applicable to onshore gas gathering lines; and (3) an August 24, 2022 final rule applicable to gas transmission lines with a focus on repair criteria and corrosion. Under the final November 2021 rules applicable to gas gathering lines, operators of certain onshore natural gas gathering pipelines that were previously excluded from certain PHMSA regulations face additional testing, safety and reporting requirements or may be forced to reduce their allowable operating pressures, which would reduce the amount of capacity available to us. Certain reporting requirements arising from the new PHMSA gas gathering rule took effect in May 2022, with additional requirements taking effect later in 2022 and 2023. Other recent rules include an April 8, 2022 final rule requiring installation of remote control or automatic shutoff valves (or equivalent technology) on certain newly constructed or entirely replaced onshore transmissions pipelines, gathering pipelines (liquid and gas), and hazardous liquids pipelines.

In May 2023, PHMSA also issued a notice of proposed rulemaking that proposes to implement new and additional leak detection and repair requirements for natural gas pipelines. This proposed rule seeks to reduce methane emissions associated with the operation of natural gas pipelines by strengthening leakage survey and patrolling requirements, imposing an advanced leak detection program performance standard, implementing grading and repair schedules for identified leaks, requiring operators to reduce intentional sources of methane emissions, and expanding reporting requirements for methane emissions. The comment period on this proposal ended in August 2023.

Federal and state legislative and regulatory initiatives relating to pipeline safety that require the use of new or more stringent safety controls or result in more stringent enforcement of applicable legal requirements could subject us to increased capital costs, operational delays and costs of operation.

Anti-Market Manipulation Laws and Regulations

SYU’s sales of oil and natural gas are also subject to anti-manipulation and anti-disruptive practices authority under (i) the Commodity Exchange Act (“CEA”) and regulations promulgated thereunder by the CFTC, and (ii) the Energy Independence and Security Act of 2007 (“EISA”) and regulations promulgated thereunder by the FTC. The CEA prohibits any person from using or employing any manipulative or deceptive device in connection with any swap, or a contract for sale of any commodity, or for future delivery on such commodity, in contravention of the CFTC’s rules and regulations. It also prohibits knowingly delivering or causing to be delivered false, misleading or inaccurate reports concerning market information or conditions that affect or tend to affect the price of any commodity. The FTC’s Petroleum Market Manipulation Rule, issued pursuant to EISA, prohibits fraudulent or deceptive conduct (including false or misleading statements of material fact) in connection with wholesale purchases or sales of crude oil or refined petroleum products. Under both the CEA and the EISA, fines for violations can be up to $1,000,000 per day per violation (subject to adjustment for inflation) and certain knowing or willful violations may also lead to a felony conviction.

Derivatives Regulation

The Dodd-Frank Act directed the Commodities Futures Trading Commission (“CFTC”) to regulate certain markets for derivative products, including over-the-counter derivatives. Among other mandates, the CFTC has issued several new relevant regulations and rulemakings that require significant portions of the derivatives markets to clear through clearinghouses. While some of these rules have been finalized, some have not and the final form and timing of those rules remain uncertain.

In January 2020, the CFTC withdrew prior proposals and issued a new proposed rule, which includes limits on positions in (1) certain “Core Referenced Futures Contracts,” including contracts for several energy commodities; (2) futures and options on futures that are directly or indirectly linked to the price of a Core Referenced Futures Contract, or to the same commodity for delivery at the same location as specified in that Core Referenced Futures Contract; and (3) economically equivalent swaps. The proposal also includes exemptions from position limits for bona fide hedging activities. The proposal is not yet final and it remains subject to public comment and revision by the CFTC. Consequently, the potential impact of the proposed rule on SYU and its counterparties is uncertain at this time.

The Dodd-Frank Act and new related regulations may prompt potential derivative counterparties to spin off some of their derivatives activities to separate and less creditworthy entities. Any new regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce SYU’s ability to monetize or restructure existing derivative contracts, and increase its exposure to less creditworthy counterparties. If SYU reduces its use of derivatives as a result of the regulations, its results of operations may become more volatile and its cash flows may become less predictable, which could adversely affect its ability to plan for and fund capital expenditures and to generate sufficient cash flow to pay dividends. Its revenues could be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material, adverse effect on SYU’s financial condition and results of operations. SYU’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates and could in the future result in financial losses or reduce its income.

Additional proposals and proceedings that may affect the crude oil and natural gas industry are pending before the U.S. Congress, federal agencies and the courts. SYU cannot predict the ultimate impact these proposals may have on its crude oil and natural gas operations, but it does not expect to be affected differently than its competitors.

State Regulation

The State of California also regulates the drilling for, and the production, gathering and sale of, oil and natural gas, and imposes taxes and drilling permit requirements. Among other things, the State of California also regulates the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas resources. It does not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that it will not do so in the future. The effect of these regulations may be to limit the amount of oil and natural gas that may be produced from SYU’s wells and to limit the number of wells or locations it can drill. The State of California has significantly increased the jurisdiction, duties and enforcement authority of CalGEM, the California State Lands Commission and other state agencies with respect to oil and natural gas activities in recent years, and CalGEM and other state agencies have also significantly revised their regulations, regulatory interpretations and data collection and reporting requirements. In addition, from time to time legislation has been introduced in the California Legislature seeking to further restrict or prohibit certain oil and gas operations. For additional information see “Risk Factors— Attempts by the California state government to restrict the production of oil and gas could negatively impact our operations and result in decreased demand for fossil fuels in California.”

Additionally, the rates charged by the Pipelines if engaged in intrastate common carrier operations will be subject to regulation by the CPUC under a cost-of-service methodology as described above under “ —Sale and Transportation of Gas and Oil.” For additional information, see “Risk Factors—If engaged in intrastate common carrier operations, our financial results with respect to the Pipelines will primarily depend on the outcomes of ratemaking proceedings with the California Public Utilities Commission and we may not be able to earn an adequate rate of return in a timely manner or at all.”

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. We do not believe that compliance with these laws will have a material adverse effect on us.

Human Capital

Overview

As of June 30, 2024, we have approximately 123 employees, none of whom are represented by labor unions or covered by collective bargaining agreements. Under EM management, approximately 32 employees were previously represented by labor unions or covered by collective bargaining agreements. We strive to create a high-performing culture and positive work environment that allows us to attract and retain a diverse group of talented individuals who contribute to our success. To attract and retain top talent, our human resources programs are designed to reward and incentivize our employees through competitive compensation practices, our commitment to employee health and safety, training and talent development and our commitment to diversity and inclusion.

Safety

Safety is our highest priority and we are dedicated to the well-being of our employees, contractors, business partners, stakeholders and the environment. We promote safety with a robust health and safety program, which includes employee orientation and training, contractor management, risk assessments, hazard identification and mitigation, audits, incident reporting and investigation, and corrective and preventative action development.

In addition, we employ environmental, health and safety personnel at each of our asset locations, who provide in-person safety training and regular safety meetings. We also utilize learning management software to provide safety training on a variety of topics, and we contract with third-party technical experts as needed to facilitate training on specialized topics that are unique to each of our areas of operation.

Compensation

We operate in a highly competitive environment and have designed our compensation program to attract, retain and motivate talented and experienced individuals. Our compensation philosophy is designed to align our workforce’s interests with those of our stakeholders and to reward them for achieving our business and strategic objectives and driving stockholder value. We consider competitive market compensation paid by our peers and other companies comparable to us in size, geographic location and operations in order to ensure compensation remains competitive and fulfills the goal of recruiting and retaining talented employees.

Training and Development

We are committed to the training and development of our employees. Employees are regularly provided training opportunities to develop skills in leadership, safety, and technical acumen, which bolster our efforts in conducting business in a safe manner and with high ethical standards. Further, supporting our employees in achieving their career and development goals is a key element of our approach to attracting and retaining top talent. We encourage our employees to advance their knowledge and skills and to network with other professionals in order to pursue career advancement and potential future opportunities with us. Our employees are able to attend training seminars and off-site workshops and to join professional associations that will enable them to remain up-to-date on the latest changes and best practices in their respective fields.

Diversity and Inclusion

We are committed to providing a diverse and inclusive workplace and career development opportunities to attract and retain talented employees. We recognize that a diverse workforce provides the opportunity to obtain unique perspectives, experiences, ideas, and solutions to help our business succeed. To that end, it is our policy to prohibit discrimination and harassment of any type and afford equal employment opportunities to employees and applicants without regard to race, color, religion, sex, national origin, age, disability, genetic information, veteran status, or any other basis protected by federal, state or local law. Further, it is our policy to forbid retaliation against any individual who reports, claims, or makes a charge of discrimination or harassment, fraud, unethical conduct, or a violation of company policies. To sustain and promote an inclusive culture, we maintain a robust compliance program rooted in our Code of Business Conduct and Ethics and other company policies, which provide policies and guidance on non-discrimination, anti-harassment, and equal employment opportunities. We require all employees to complete periodic training sessions on various aspects of our corporate policies through an annual acknowledgment and certification process.

Health and Wellness

We support our employees and their families by offering a robust package of health and welfare benefits, medical, dental, and vision insurance plans for employees and their families, life insurance and long-term disability plans, paid time off for holidays, vacation, sick leave, and other personal leave, and health and dependent care savings accounts. We also provide our employees with a 401(k) plan that includes a competitive company match, and employees have access to a variety of resources and services to help them plan for retirement.

In addition to these programs, we have several other programs designed to further promote the health and wellness of its employees, as well as an employee assistance program that offers counseling and referral services for a broad range of personal and family situations.

In response to the COVID-19 pandemic, we implemented proactive measures to protect the health and safety of our employees. These measures have included implementation of a COVID-19 leave program to allow employees to take time off when they or their family members contract COVID-19, implementation of health screenings, COVID-19 testing for its offshore workforce, allowing employees to work remotely to reduce the number of employees on site in our field areas to comply with social distancing guidelines, maintaining social distancing policies, requiring the use of masks in compliance with governmental mandates, frequently and extensively disinfecting common areas, performing contact tracing protocols if and when necessary, and implementing quarantine requirements, among other things. We are committed to maintaining best practices with our COVID-19 response protocols and will continue to work under the guidance of public health officials to ensure a safe workplace as long as COVID-19 remains a threat to our employees and communities.

Offices

Our principal executive office is located at 845 Texas Avenue, Suite 2920, Houston, Texas 77002. Our main telephone number is (713) 579-6106.

Legal Proceedings

Proceedings and Investigations Relating to the Line 324 Incident

For information regarding the Line 324 incident and other legal proceedings, see “Business— Pipeline 324 Incident.”

Grey Fox Matter

On March 26, 2024, Sable entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) among (i) Grey Fox, LLC, MAZ Properties, Inc., Bean Blossom, LLC, Winter Hawk, LLC, Mark Tautrim, Trustee of the Mark Tautrim Revocable Trust, and Denise McNutt, on behalf of themselves and the Court certified Settlement Class (the “Plaintiffs and Settlement Class Members”), (ii) Pacific Pipeline Company (“PPC”) and (iii) Sable, with respect to the settlement and release of certain claims related to the Pipelines, including claims impacting the right of way for the Pipelines (collectively, the “Released Claims”).

Pursuant to the terms of the Settlement Agreement, (i) the Plaintiffs and Settlement Class Members are obligated to, among other things, (a) release Sable, PPC and the other released parties from and against the Released Claims, (b) grant certain temporary construction easements to facilitate the repair of certain portions of the Pipelines, and (c) cooperate in good faith with Sable and PPC with respect to any and all steps reasonably required to restart the Pipelines and operate them thereafter, including obtaining all necessary regulatory approvals, consistent with the requirements of the relevant government agencies and the Consent Decree issued by the United States District Court for the Central District of California in relation to Civil Action No. 2:20 cv 02415 (United States of America and the People of the State of California v. Plains All American Pipeline, L.P. and Plains Pipeline, L.P.) and (ii) Sable has agreed to among other things, (a) pay $35.0 million into an interest bearing non reversionary Qualified Settlement Fund, and (b) deliver to class counsel an irrevocable direct pay letter of credit issued by J.P. Morgan & Co. or another federally insured bank in the amount of $35.0 million to secure Sable’s obligation to make certain payments under the Settlement Agreement.

On May 1, 2024, the United States District Court for the Central District of California entered an order granting preliminary approval of the Settlement Agreement. On May 9, 2024, the Company made the initial $35.0 million payment into the Qualified Settlement Fund and delivered the $35.0 million letter of credit to plaintiffs’ counsel.

On September 17, 2024, the Court approved the Settlement Agreement in full. Pursuant to its terms, the Settlement Agreement will become effective thirty-five days thereafter, on October 22, 2024, in the absence of any post-judgment filing seeking appeal, review, or other relief in connection with the Settlement Agreement, the Settlement Class, and/or the Final Order and Judgment. If such document is filed or request is made, then the effective date will be thirty-five days after the date upon which any related proceedings are fully and finally terminated.

Upon the effective date, the settlement administrator will be authorized to make initial distributions from the Qualified Settlement Fund (from the initial $35.0 million payment) in accordance with the terms of the Settlement Agreement. Upon the final payment date, defined as the first of (a) one hundred eighty two calendar days following the restart of the SYU assets and the Pipeline and the resumption of oil sales therefrom, or (b) the date Sable pays ExxonMobil under the terms of the Purchase Agreement following the restart of the SYU assets and the Pipeline, or (c) June 30, 2025, the Class Counsel will be authorized to draw upon the irrevocable direct pay letter of credit for the remaining $35.0 million, together with certain interest earned thereupon, for deposit into the Settlement Fund and distribution in accordance with the terms of the Settlement Agreement.

Other Legal Proceedings

As part of Sable’s normal business activities, it may be named as a defendant in litigation and other legal proceedings, including those arising from regulatory and environmental matters. If Sable determines that a negative outcome is probable and the amount of loss is reasonably estimable, we will accrue the estimated amount. Sable is not aware of any pending or threatened legal proceedings against Sable as of the date of this prospectus and no amounts have been accrued for litigation or legal proceedings as of June 30, 2024. At times, SYU is involved in disputes or legal actions arising in the normal course of business. The outcome of such disputes or legal actions is not expected to have a material effect on SYU, and no amounts have been accrued as of June 30, 2024. There have been no fines or citations for any violations of governmental or environmental regulations that would have a material adverse effect on SYU as of December 31, 2023. See Note 5 “Commitments & Contingencies—Legal Proceedings” and “ —Government and Environmental Regulation” of the SYU financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying combined financial statements and related notes of SYU included elsewhere in this prospectus. The combined financial statements of SYU do not reflect any results of operations of the Pipelines, and the discussion of historical results of operations below refers to the results of operations of SYU only. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance of SYU and the SYU Assets. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Actual results could differ materially from those discussed in these forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance, or results to differ materially from the events, performance and results discussed in the forward-looking statements. Please read “Risk Factors— Risks Related to the Business of the Company” and “Cautionary Note Regarding Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Sable Offshore Corp. is an independent oil and gas company headquartered in Houston, Texas. We were incorporated in Delaware on October 16, 2020 and, until February 14, 2024, were a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Business Combination

On November 1, 2022 (as amended on June 13, 2023 and December 15, 2023), Sable Offshore Corp., a Texas corporation (“SOC”), entered into a purchase and sale agreement (the “Sable-EM Purchase Agreement”) with Exxon Mobil Corporation (“Exxon”) and Mobil Pacific Pipeline Company (“MPPC,” and together with Exxon, “EM”) pursuant to which SOC agreed to acquire from EM certain assets constituting the Santa Ynez field in Federal waters offshore California (“SYU”) and associated onshore processing and pipeline assets (such “Assets,” as defined in the Sable-EM Purchase Agreement, collectively the “SYU Assets”).

On November 2, 2022, Flame entered into an agreement and plan of merger, dated as of November 2, 2022 (as amended, the “Merger Agreement”), with SOC and Sable Offshore Holdings, LLC, a Delaware limited liability company and the parent company of SOC (“Holdco” and, together with SOC, “ Legacy Sable”), which provided for the following transactions at the closing: (i) Holdco would merge with and into Flame, with Flame surviving such merger (the “Holdco Merger”) and (ii) SOC would merge with and into Flame, with Flame surviving such merger (the “SOC Merger” and, together with the Holdco Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On February 12, 2024, Flame held a special meeting of stockholders (the “Special Meeting”), at which the Flame stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on February 14, 2024 (the “Closing Date”), the Business Combination was consummated (the “Closing”). In connection with the Business Combination, Flame changed its name to “Sable Offshore Corp.”.

SYU

Beginning in 1968 and over the course of 14 years, EM consolidated more than a dozen offshore federal oil leases and organized them into a streamlined production unit known as SYU. SYU consists of three offshore platforms and a wholly owned onshore processing facility located along the Gaviota Coast at Las Flores Canyon in Santa Barbara County, California. SYU’s onshore facilities and the three offshore platforms remained in continuous operation until 2015. In May 2015, a pipeline operated by Plains All American Pipeline, L.P. (“Plains”) that transported produced oil from SYU experienced a leak, as further described under “Business—Pipeline 324 Incident.” The SYU platforms and facilities suspended production after the incident, the SYU Assets were shut in and the facilities were placed in a safe state. The facilities are not currently producing oil and gas; however, all equipment remains in place in an operation-ready state, requiring ongoing inspections, maintenance and surveillance. As part of these suspension efforts, all SYU equipment was drained, flushed and purged in 2016. All hydrocarbon pipelines within SYU have been placed in a safe state and remain under regular monitoring. In 2020, Plains entered into a Consent Decree, further described under “Business—Pipeline 324 Incident,” that provides a path for a potential restart of the Pipelines.

The discussion of the results of operations for the Predecessor periods below do not include the results from the Pipelines and the Pipelines are not included in the combined financial statements of the Predecessor included in the financial statements and related notes thereto included elsewhere in this Quarterly Report. Financial statements of the Pipelines have not been included because SEC guidance provides that the financial statements of recently acquired businesses such as the Pipelines need not be filed unless their omission would render Predecessors combined financial statements misleading or substantially incomplete. Based upon our quantitative and qualitative analysis, we do not believe omitting the financial statements of the Pipelines renders the Predecessor combined financial statements misleading or substantially incomplete. The Successor financial statements include the results from the Pipelines and the Pipelines are included in the unaudited condensed consolidated financial statements.

For the purposes of the unaudited condensed consolidated financial statements, periods on or before February 13, 2024 reflect the financial position, results of operations and cash flows of SYU prior to the Business Combination, referred to herein as the “Predecessor,” and periods beginning on or after February 14, 2024 reflect the financial position, results of operations and cash flows of the Company as a result of the Business Combination, referred to herein as the “Successor”.

Recent Events

On June 27, 2024, the Center for Biological Diversity and the Wishtoyo Foundation filed a complaint against Debra Haaland, Secretary of the U.S. Department of the Interior; the Bureau of Environmental Safety and Enforcement (“BSEE”); and Bruce Hesson, BSEE Pacific Regional Director in the U.S. District Court for the Central District of California (Case No. 2:24-cv-05459). In the complaint, plaintiffs allege that BSEE violated the National Environmental Policy Act (“NEPA”), the Outer Continental Shelf Lands Act (“OCSLA”), and the Administrative Procedure Act in November 2023 by approving an extension to resume operations associated with 16 oil and gas leases Sable holds in the Santa Ynez Unit in federal waters offshore of California in the Santa Barbara Channel. The complaint asks for the Court to issue an order finding that BSEE violated NEPA and OCSLA by approving the extension, to vacate and remand the extension to BSEE, to prohibit BSEE from authorizing further extensions until it complies with NEPA and OCSLA, and for an award of costs and attorneys’ fees. Although not named as a party to the case, Sable has moved to intervene to become a party to the lawsuit and to vigorously contest the plaintiffs’ allegations. Separately, BSEE has confirmed that Sable’s recent completion of lease-holding activities serves to maintain all 16 leases within the Santa Ynez Unit to October 9, 2025.

On July 29, 2024, PPC submitted restart plans for the Pipelines (the “Restart Plans”) to the California Department of Forestry and Fire Protection Office of the State Fire Marshal (“OSFM”) as required by the

Consent Decree. PPC is required to submit the Restart Plans to the OSFM for approval at least sixty (60) days prior to returning the Pipelines to service.

On July 29, 2024, PPC submitted a letter to the OSFM requesting additional time to implement the 2021 CBAT Plan. On July 31, 2024, the OSFM approved PPC’s extension request, setting a new deadline for implementation of the approved 2021 CBAT Plan of July 1, 2025.

On August 30, 2024, Santa Barbara County acknowledged that it does not have jurisdiction over PPC’s installation of 16 new safety valves in Santa Barbara County along the Pipelines in accordance with AB-864. Santa Barbara County’s acknowledgement was delivered in the form of a conditional settlement agreement dated August 30, 2024 (the “Safety Valve Settlement Agreement”) among Santa Barbara County, PPC and the Company, and a subsequent acknowledgement by Santa Barbara County’s planning and development staff.

Pursuant to the Safety Valve Settlement Agreement, PPC agreed to the following additional surveillance and response enhancements in Santa Barbara County:

i.

PPC will create a Santa Barbara County-based Surveillance and Response Team, trained in PPC’s Tactical Response Plan, which will be responsible for timely initial incident response and equipped with key resources to deploy in early containment, particularly for those regions of the Pipeline between Gaviota and Las Flores Canyon;

ii.	PPC will provide Santa Barbara first responders with additional training and equipment to assist in PPC’s incident response efforts; and

iii.

PPC will undertake the following Pipeline system enhancements: (1) install and operate and maintain primary and secondary Operations Control Centers in Santa Barbara County, and (2) refurbish the Gaviota pump in its existing station.

PPC, the Company and Santa Barbara County have further agreed, in the Safety Valve Settlement Agreement, to file a stipulation to dismiss the pending lawsuit, Pacific Pipeline Company and Sable Of shore Corp. v. Santa Barbara County Planning Commission and Board of Supervisors (Case No. 2:23-cv-09218-DMG-MRW) within 15 days of final installation of all 16 underground safety valves in Santa Barbara County.

On September 19, 2024, Sable entered into the Second PIPE Subscription Agreements with the Second PIPE Investors and, pursuant thereto, issued 7,500,000 shares of Common Stock at a price of $20.00 per share for an aggregate purchase price of $150,000,000 (the “Second PIPE Investments”). The Second PIPE Investments were consummated on September 23, 2024 (the “Second PIPE Closing”). Immediately following the Second PIPE Closing, the Company issued 7,500,000 shares of Common Stock to the Second PIPE Investors in accordance with the terms of the Second PIPE Subscription Agreements. The shares of Common Stock issued in the Second PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended, pursuant to the Second PIPE Subscription Agreements.

On October 3, 2024, Sable Aviation, an entity controlled by our Chairman and Chief Executive Officer, and Sable entered into an Agreement of Purchase and Sale, pursuant to which Sable Aviation sold transportation assets and related equipment to Sable in exchange for 600,000 shares of Common Stock.

On October 3, 2024, Sable issued a press release announcing the redemption of all of its outstanding Public Warrants to purchase shares of Common Stock that were issued under the Warrant Agreement, as part of the units sold in the Company IPO. As of October 31, 2024 there have been 14,672,812 warrants exercised for $168.7 million in cash proceeds.

Factors and Trends Impacting SYU’s Business and the Comparability of Future Financial Data of Sable Attributable to SYU to the Historical Financial Results of SYU’s Operations

Future financial data of Sable attributable to SYU may not be comparable to the historical results of operations of SYU for the periods presented due to the effects of the Business Combination and the following reasons:

Shut-in. Since May 2015, the assets have been shut in and the assets have not generated any substantial revenue. Since the shut-in the results of operations, including maintenance expenses, are not representative of what expenses will be if production is restarted as anticipated.

Crude Oil and Natural Gas Supply and Demand. Commodity price fluctuations due to inflation and other factors will directly impact our activities and results of operations over the long term after we restart production as anticipated. Generally, drilling and production activity may increase as crude oil and natural gas prices increase. The production volumes of our assets will depend on the market demand and our ability to deliver the resources to market. Commodity prices can be volatile and influenced by numerous variables beyond upstream operators’ control, including the domestic and global supply of and demand for crude oil, natural gas and NGL. Flow assurance is dependent upon adequate infrastructure to meet downstream market demands. The commodities markets as well as other supply and demand factors may also influence the selling prices of crude oil, natural gas and NGL.

Regulatory Compliance. The regulation of crude oil and natural gas production, processing and transportation by federal and state regulatory agencies has a material impact on our business. Our operations are also impacted by new regulations, which may increase the time that it takes to obtain required permits and restart production. Additionally, increased regulation of crude oil and natural gas producers in our immediate area of operation, and related water sourcing and water disposal requirements, could reduce the regional supply of crude oil and natural gas and, therefore, throughput on regional infrastructure assets.

Operation of Assets. We expect that operating expenses will increase significantly as production is restarted. Over time we project that maintenance and repairs costs will trend higher as the assets age and as the planned capital expenditure program advances. See “ —Liquidity and Capital Resources—Capital Requirements” for additional information on the planned capital expenditure program.

Public Company Expenses. Sable incurs direct, incremental G&A expense as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with Sable’s public company peer group, annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. These direct, incremental G&A expenses are not included in SYU’s historical combined financial results of operations.

Components of Results of Operations

Revenue

The Company has not had any substantial revenues since the shut-in. The Company’s various operating expenses are the principal metrics used to assess its performance.

Operating Expenses

•

Operations and maintenance. The Company’s most significant costs to operate and maintain its assets are direct labor and supervision, power, repair and maintenance expenses, and equipment rentals. Fluctuations in commodity prices impact operating cost elements both directly and indirectly. For example, commodity prices directly impact costs such as power and fuel, which are expenses that increase (or decrease) in line with changes in commodity prices. Commodity prices also affect industry activity and demand, thus indirectly impacting the cost of items such as labor and equipment rentals.

•

Depreciation, depletion, amortization, and accretion. Depreciation, depletion and amortization are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Since being shut in, no depletion or amortization has been recorded for the Successor periods presented. An immaterial amount of depreciation was reflected for idle plants in the historical Predecessor financial statements. Also included in the Successor and Predecessor financial statements is the accretion associated with the Company’s estimated asset retirement obligations (“ARO”). The ARO liabilities are initially recorded at their fair value and then are accreted using SYU’s applicable discount rate over the period for the change in their present value until the estimated retirement of the asset.

•

General and administrative. General and administrative (“G&A”) costs are comprised of overhead expenditures directly and indirectly associated with operating the assets. These support services include information technology, risk management, corporate planning, accounting, cash management, human resources, and other general corporate services. General and administrative expenses that were not specifically identifiable to SYU were allocated to SYU for the period from January 1, 2020 to February 13, 2024. To calculate a reasonable allocation, aggregated historical benchmarking data from comparable companies with similar operated upstream assets was used to identify general and administrative expenses as a proportion of operating expenses. SYU may also require increased services in the future, commensurate with planned activity levels.

•	Taxes other than income. Management anticipates future increases in ad valorem taxes, in line with the projected restart of production.

Results of Operations

The comparability of our operating results for the three months ended June 30, 2024, the period February 14, 2024 through June 30, 2024 (Successor), the period January 1, 2024 through February 13, 2024 (Predecessor), and the three and six months ended June 30, 2023 (Predecessor) was impacted by the Business Combination. In the discussion of our results of operations for these periods, we may quantitatively disclose the impacts of the Business Combination to the extent they remain ascertainable. The entirety of our activity since inception through the Closing Date were related to our formation, the preparation for our initial public offering, and since the closing of our initial public offering, the search for a target for our initial business combination (Refer to Note 1 — Organization, Business Operations, and Going Concern of Sable’s condensed consolidated financial statements as of and for the period ended June 30, 2024). Following the Closing Date, all of our operations have focused on restarting production of the SYU Assets. We lack the ability to generate any operating revenues until we receive the necessary regulatory approvals and complete the repairs necessary to restart production. Our only source of non-operating income is generated in the form of interest income on cash and cash equivalents. Post the Business Combination, we expect to incur additional expenses as a result of being an operating public company, for legal, accounting and compliance expenses.

Three Months Ended June 30, 2024 vs. Three Months Ended June 30, 2023

The following table presents selected consolidated financial results of operations for the Successor and Predecessor periods presented.

	Successor	Predecessor	Increase (Decrease)
	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	$	%
		(in thousands)
Revenue
Oil and gas sales	$—	$—	$—	—%
Operating Expenses
Operations and maintenance expenses	26,294	14,113	12,181	86.3%
Depletion, depreciation, amortization and accretion	2,724	5,254	(2,530)	(48.1)%
General and administrative expenses	33,217	2,948	30,269	nm

Total operating expenses	62,235	22,315	39,920	178.9%

Loss from operations	(62,235)	(22,315)	(39,920)	178.9%
Other (income) expenses:
Change in fair value of warrant liabilities	81,178	—	81,178	nm
Other (income) expense	(2,301)	(7)	(2,294)	nm
Interest expense	19,175	—	19,175	nm

Total other (income) expense, net	98,052	(7)	98,059	nm

Loss before income taxes	(160,287)	(22,308)	(137,979)	618.5%
Income tax expense	5,149	—	5,149	—%

Net loss	$(165,436)	$(22,308)	$(143,128)	641.6%

nm: not meaningful

Operating and maintenance expenses. Operating and maintenance expenses were $26.3 million for the three months ended June 30, 2024 (Successor), representing an increase of $12.2 million, or 86.3%, compared to $14.1 million for the three months ended June 30, 2023 (Predecessor). The increase in operating and maintenance expenses was primarily attributable to timing of maintenance expenses incurred in connection with restart efforts. Operations and maintenance expenses are expected to increase over the next several years as production is restarted.

Depletion, depreciation, amortization and accretion. Depletion, depreciation, amortization and accretion was $2.7 million for the three months ended June 30, 2024 (Successor), representing a decrease of $2.5 million, or 48.1%, compared to $5.3 million for the three months ended June 30, 2023 (Predecessor). The decrease in depletion, depreciation, amortization and accretion was primarily attributable to the Company not recognizing depreciation expense following the Business Combination, as the Company determined the assets were not in service since repairs are necessary prior to achieving production restart. The depletion, depreciation, amortization and accretion expense recognized for the three months ended June 30, 2024 (Successor) solely represents the recognition of ARO accretion for the period but depreciation will resume once the assets are placed in service. Depletion, depreciation, amortization and accretion expense is expected to increase over the next several years as production is restarted.

General and administrative expenses. General and administrative expenses (“G&A expenses”) were $33.2 million for the three months ended June 30, 2024 (Successor), representing an increase of $30.3 million compared to $2.9 million for the three months ended June 30, 2023 (Predecessor). The increase in G&A expenses was primarily attributable to the $21.0 million in share-based compensation expense and the recognition of salaries and wages following the Business Combination. Predecessor G&A expenses were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data, as previously noted.

Total other (income) expense, net. Total other expense, net was $98.1 million for the three months ended June 30, 2024 (Successor), representing an increase of $98.1 million compared to other income of less than $0.1 million for the three months ended June 30, 2023 (Predecessor). The increase in total other (income) expense, net was primarily attributable to an increase of $81.2 million in the fair value of the warrants and $19.2 million in interest expense, partially offset by interest income of $2.3 million. The increase during the Successor period is due to the fact that the Predecessor did not have any debt or associated interest expense, warrants, or interest income.

Income tax expense. Income tax expense for the three months ended June 30, 2024 (Successor) was $5.1 million, representing an increase of $5.1 million compared to $0.0 for the three months ended June 30, 2023 (Predecessor). Based on our ongoing assessment of our ability to recover our deferred tax assets, we concluded that it was more likely than not that our deferred tax assets in excess of deferred tax liabilities would not be realized. For the Successor period, we concluded that certain deferred tax liabilities in future periods do not have deferred tax assets available to offset, which is primarily due to our net operating losses being limited to 80% of taxable income. Therefore, a further valuation allowance of our deferred tax assets is necessary, which results in deferred tax expense for the Successor period. Our judgment regarding the likelihood of realization of these deferred tax assets could change in future periods, which could result in a material impact to our income tax provision in the period of change.

Comparison of the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor) to the Six Months Ended June 30, 2023 (Predecessor).

The following table presents selected consolidated financial results of operations for the Successor and Predecessor periods presented.

	Successor	Predecessor		Increase (Decrease)
	February 14, 2024—June 30, 2024	January 1, 2024— February 13, 2024	Six Months Ended June 30, 2023	$	%
		(in thousands)
Revenue
Oil and gas sales	$—	$—	$—	$—	—%

Operating Expenses
Operations and maintenance expenses	33,612	7,320	28,909	12,023	41.6%
Depletion, depreciation, amortization and accretion	4,101	2,627	10,509	(3,781)	(36.0)%
General and administrative expenses	183,665	1,714	6,085	179,294	nm

Total operating expenses	221,378	11,661	45,503	187,536	412.1%

Loss from operations	(221,378)	(11,661)	(45,503)	(187,536)	412.1%
Other (income) expenses:
Change in fair value of warrant liabilities	79,415	—	—	79,415	nm
Other (income) expense	(2,800)	128	(2)	(2,670)	nm
Interest expense	28,976	—	—	28,976	nm

Total other (income) expense, net	105,591	128	(2)	105,721	nm

Loss before income taxes	(326,969)	(11,789)	(45,501)	(293,257)	644.5%
Income tax expense	18,572	—	—	18,572	nm

Net loss	$(345,541)	$(11,789)	$(45,501)	$(311,829)	685.3%

nm: not meaningful

Operating and maintenance expenses. Operating and maintenance expenses were $7.3 million and $33.6 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively, or a combined $40.9 million, representing an increase of $12.0 million, or 41.6%, compared to $28.9 million for the six months ended June 30, 2023 (Predecessor). The increase in operating and maintenance expenses was primarily attributable to timing of maintenance expenses incurred in connection with restart efforts. Operations and maintenance expenses are expected to increase over the next several years as production is restarted.

Depletion, depreciation, amortization and accretion. Depletion, depreciation, amortization and accretion was $2.6 million and $4.1 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively, or a combined $6.7 million, representing a decrease of $3.8 million, or 36.0%, compared to $10.5 million for the six months ended June 30, 2023 (Predecessor). The decrease in depletion, depreciation, amortization and accretion was primarily attributable to the Company not recognizing depreciation expense following the Business Combination, as the Company determined the assets were not in service since repairs are necessary prior to achieving production restart. Depreciation will resume once the assets are placed in service. The $4.1 million depletion, depreciation, amortization and accretion expense recognized for the period February 14, 2024 through June 30, 2024 (Successor) solely represents the recognition of ARO accretion for the period. Depletion, depreciation, amortization and accretion expense is expected to increase over the next several years as production is restarted.

General and administrative expenses. G&A expenses were $1.7 million and $183.7 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively, or a combined $185.4 million, representing an increase of $179.3 million compared to $6.1 million for the six months ended June 30, 2023 (Predecessor). The increase in G&A expenses was primarily attributable to the $70.0 million settlement of the Grey Fox Matter (Refer to Note 8 — Commitments and Contingencies of Sable’s condensed consolidated financial statements as of and for the period ended June 30, 2024), $67.4 million in share-based compensation expense following the Business Combination, $16.8 million in legal expenses and professional fees related to the Business Combination, and the recognition of salaries and wages following the Company’s commencement of operations following the Business Combination. Predecessor G&A expenses were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data as previously noted.

Total other (income) expense, net. Total other expense, net was $0.1 million and $105.6 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively, or a combined $105.7 million, representing an increase of $105.7 million compared to less than $0.1 in other income for the six months ended June 30, 2023 (Predecessor). The increase in total other (income) expense, net was primarily attributable to an increase of $79.4 million in fair value of the warrants and $29.0 million in interest expense, partially offset by interest income of $2.8 million. The increase during the Successor period is due to the fact that the Predecessor did not have any debt or associated interest expense, warrants, or interest income.

Income tax expense. Income tax expense was $0.0 and $18.6 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively, representing an increase of $18.6 million compared to $0.0 for the six months ended June 30, 2023 (Predecessor). Based on our ongoing assessment of our ability to recover our deferred tax assets, we concluded that it was more likely than not that our deferred tax assets in excess of deferred tax liabilities would not be realized. For the Successor period, we concluded that certain deferred tax liabilities in future periods do not have deferred tax assets available to offset, which is primarily due to our net operating losses being limited to 80% of taxable income. Therefore, a further valuation allowance of our deferred tax assets is necessary, which results in deferred tax expense for the Successor period. Our judgment regarding the likelihood of realization of these deferred tax assets could change in future periods, which could result in a material impact to our income tax provision in the period of change.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022 (Predecessor)

The following table presents selected financial data for the years ended December 31, 2023 and 2022 (dollars in thousands):

	(Predecessor) Year Ended December 31,
	2023	2022	Change
Revenues:
Oil and gas sales	$—	$—	$—
Operating expenses:
Operations and maintenance	60,693	62,585	(1,892)
Depletion, depreciation, amortization, and accretion	21,018	20,852	166
Impairment of oil and gas properties	—	1,404,307	(1,404,307)
General and administrative	12,763	12,807	(44)

Total operating expenses	94,474	1,500,551	(1,406,077)

Loss from operations	(94,474)	(1,500,551)	1,406,077
Other income	801	1,855	(1,054)

Net loss	$(93,673)	$(1,498,696)	$1,405,023

Operations and maintenance. Operations and maintenance expenses decreased by approximately $1.9 million to approximately $60.7 million for the year ended December 31, 2023, as compared to approximately $62.6 million for year ended December 31, 2022, primarily driven by the timing of maintenance projects on SYU to maintain the operational readiness efforts of the assets. Operations and maintenance expenses are expected to increase over the next several years as production is restarted.

Depletion, depreciation, amortization, and accretion expense. Depletion, depreciation, amortization and accretion expense remained consistent at $21.0 million and $20.9 million for the years ended December 31, 2023 and 2022, respectively. SYU has been shut in since 2015 due to the Line 324 incident, and therefore no depletion or amortization has been recorded for the presented periods. The depletion, depreciation, amortization and accretion expense for the comparative periods is primarily due to accretion of the related asset retirement obligations and an immaterial amount of depreciation for idle plants. Depletion, depreciation, amortization and accretion expense is expected to increase over the next several years as production is restarted.

Impairment of oil and gas properties. EM entered into a purchase and sale agreement with Sable to sell SYU for consideration consisting of a Seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down to their estimated fair value resulting in an impairment of approximately $1.4 billion. No impairment was recognized during the years ended December 31, 2023.

General and administrative expense. G&A expense was approximately $12.8 million for both years ended December 31, 2023 and 2022. General and administrative expenses were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021 (Predecessor)

The following table presents selected financial data for the years ended December 31, 2022 and December 31, 2021 (dollars in thousands):

	(Predecessor) Year Ended December 31,
	2022	2021	Change
Revenues:
Oil and gas sales	$—	$—	$—

Operating expenses:
Operations and maintenance	62,585	72,827	(10,242)
Depletion, depreciation, amortization, and accretion	20,852	19,384	1,468
Impairment of oil and gas properties	1,404,307	—	1,404,307
General and administrative	12,807	17,777	(4,970)

Total operating expenses	1,500,551	109,988	1,390,563

Loss from operations	(1,500,551)	(109,988)	(1,390,563)
Other income	1,855	278	1,577

Net loss	$(1,498,696)	$(109,710)	$(1,388,986)

Operations and maintenance. Operations and maintenance expenses decreased by approximately $10.2 million to approximately $62.6 million for the year ended December 31, 2022, as compared to approximately $72.8 million for the year ended December 31, 2021, primarily driven by the timing of maintenance and operational readiness activities of SYU which ramped up in the later part of 2020 and continued throughout 2021 and 2022. Operations and maintenance expenses are expected to increase over the next several years as production is restarted.

Depletion, depreciation, amortization, and accretion expense. Depletion, depreciation, amortization, and accretion expense increased by approximately $1.5 million to approximately $20.9 million for the year ended December 31, 2022, as compared to approximately $19.4 million for the year ended December 31, 2021. SYU has been shut in since 2015 due to the Line 324 incident, and therefore no depletion or amortization has been recorded for the presented periods. The depletion, depreciation, amortization and accretion expense for the comparative periods is primarily due to accretion of the related asset retirement obligations and an immaterial amount of depreciation for idle plants. The increase of $1.5 million in depletion, depreciation, amortization and accretion over the comparative periods can be attributed to increased accretion expense associated with the increase in the related asset retirement obligation liability from prior period accretion (i.e., increase over time). Depletion, depreciation, amortization, and accretion expense is expected to increase over the next several years as production is restarted.

Impairment of oil and gas properties. EM entered into a purchase and sale agreement with Sable to sell SYU for consideration consisting of a Seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down to their estimated fair value resulting in an impairment of approximately $1.4 billion. No impairment was recognized during the year ended December 31, 2021.

General and administrative expense. General and administrative expense decreased by approximately $5.0 million to approximately $12.8 million for the year ended December 31, 2022, as compared to approximately $17.8 million for the year ended December 31, 2021. General and administrative expenses were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data. The decrease in general and administrative costs can be attributed to the decreased activities (mainly maintenance related) over the comparative periods.

Liquidity and Capital Resources

Overview

Our plans for restarting production, including restarting the existing wells and facilities and recommencing transportation through the Pipelines, will require significant capital expenditures in excess of current operational cash flow. Historically, SYU’s primary source of liquidity has been its operational cash flow and, since the shut-in, capital contributions from its parent. While SYU’s production is in the process of being restarted and prior to generating positive cash flow from production, SYU’s capital expenditure needs will be substantial and are expected to come from cash on hand. Prior to the Business Combination, Flame had approximately $62.2 million in its trust account, which consisted of proceeds from the public stockholders and the private placement investors in connection with the Company’s initial public offering, less redemptions. Sable raised $440.2 million gross proceeds from the First PIPE Investors in connection with the Business Combination. Additionally, more than $600 million of the Purchase Price was seller-financed through a secured term loan with EM (the “Term Loan”). Based on its current financial plan, Sable management expects production to restart in fourth quarter 2024, after which its operating cash flows are expected to be sufficient to service Sable’s indebtedness.

Capital Requirements

Sable currently estimates start-up expenses of approximately $197.0 million in order to restart production in fourth quarter 2024. Management evaluates its cost estimates on an ongoing basis. The expenditures will primarily be directed toward obtaining the necessary regulatory approvals and completing the pipeline repairs and bringing the shut-in assets back online in fourth quarter 2024. After production restarts, Sable management expects a rapid increase in operating cash flows that should allow Sable to fund further capital expenditures. If Sable is unable to obtain funds or provide funds as needed for the planned capital expenditure program, Sable may not be able to finance the capital expenditures necessary to restart production or sustain production thereafter.

Going Concern

Prior to the Business Combination, EM funded the Predecessor SYU operational expenses. Since the consummation of the Business Combination, Sable has addressed near-term capital funding needs with the First PIPE Investments and believes the Company has sufficient capital to maintain operations and complete the repairs necessary to restart production at SYU. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements included in this Quarterly Report do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that could be necessary if the Company is unable to continue as a going concern.

Cash Flows

The following table summarizes cash flows from Operating, Investing and Financing activities:

	Successor	Predecessor		(Decrease) Increase
	February 14, 2024—June 30, 2024	January 1, 2024— February 13, 2024	Six Months Ended June 30, 2023	$	%
		(dollars in thousands)
Cash flows (used in) provided by:
Operating activities	$(93,874)	$(22,474)	$(37,190)	$(79,158)	212.8%
Investing activities	(208,285)	—	—	(208,285)	—%
Financing activities	395,989	22,474	37,190	381,273	1025%

Net change in cash and cash equivalents	$93,830	$—	$—	$93,830	—%

nm: not meaningful

Cash Flows from Operating Activities. SYU has been shut in since 2015 and therefore SYU had no production and associated revenues for the comparative periods. The net cash used in operating activities for the Company was $22.5 million and $93.9 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively, or a combined $116.3 million, representing an increase of $79.2 million, or 212.8%. The primary use of cash can be attributed to maintenance and operational readiness activities for SYU in the Predecessor and Successor periods, with additional general and administrative costs incurred post the Business Combination in the Successor period. For the period from February 14, 2024 through June 30, 2024 (Successor), we had a net loss of $345.5 million, partially offset by a non-cash increase of $79.4 million in fair value of the warrants, non-cash stock-based compensation of $69.3 million, changes in accounts payable of $53.1 million, non-cash paid-in-kind interest $28.5 million, and a non-cash deferred tax expense of $18.6 million. Changes in accounts payable for that period is primarily attributable to the Grey Fox Matter settlement, with $35.0 million remaining in Accounts payable and accrued expenses as of June 30, 2024 (Refer to Note 2 — Significant Accounting Policies of Sable’s condensed consolidated financial statements as of and for the period ended June 30, 2024). Future cash flow from operations for SYU will depend on our ability to bring the associated oil and gas production of the assets back online, as well as the prices of oil, NGLs and natural gas.

For the six months ended June 30, 2023 (Predecessor), the $37.2 million cash used in operating activities was related to maintenance and operational readiness expenses for SYU.

Cash Flows from Investing Activities. The net cash used in investing activities for the Company was $0.0 and $208.3 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively. The Successor investing cash flow is primarily comprised of $204.2 million paid to EM at Closing for the SYU Assets, with the remaining cash paid for capital expenditures associated with restart efforts.

For the six months ended June 30, 2023 (Predecessor), the net cash used in investing activities for the Predecessor period was $0.0 since SYU has been shut in since 2015, without investing activities, but has been maintained it in an operation-ready state.

Cash Flows from Financing Activities. The net cash provided by financing activities for the Company was $22.5 million and $396.0 million for the periods from January 1, 2024 through February 13, 2024 (Predecessor) and February 14, 2024 through June 30, 2024 (Successor), respectively. The Successor financing activities for the period are comprised of the cash received from the First PIPE Investments of $440.2 million, net of $22.9 million of capitalized Business Combination transaction expenses, or $417.3 million net, less the deposit paid to EM for the Term Loan of $18.8 million, payment of debt issuance costs of $1.5 million, and repayment of Flame non-convertible promissory notes—related parties for $1.1 million.

For the six months ended June 30, 2023 (Predecessor), the net cash used in financing activities was $37.2 million. Predecessor financing activities consists of EM capital contributions financing the maintenance and operational readiness activities for SYU.

Contractual Obligations

Pursuant to the Term Loan, which financed most of the Purchase Price (as defined in the Term Loan), Sable will pay interest at ten percent (10%) per annum compounded annually, payable in arrears on January 1st of each year. At Sable’s election, accrued but unpaid interest may be deemed paid on each interest payment date by adding the amount of interest owed to the outstanding principal amount under the Term Loan. Refer to Note 6 — Debt of Sable’s condensed consolidated financial statements as of and for the period ended June 30, 2024 included elsewhere in this prospectus, for additional disclosures regarding the Term Loan.

Pursuant to the Transition Services Agreement with EM, EM provided to Sable certain operational, accounting, cash management, information technology and other general transition services with respect to the Assets (as such term is defined in the Sable-EM Purchase Agreement). The Transition Services Agreement terminated on May 14, 2024 in accordance with its terms.

Additional obligations include the performance of ARO as referenced under “Critical Accounting Policies and Estimates—Asset Retirement Obligations” below and as referenced in Note 3, “Summary of Significant Accounting Policies—Asset Retirement Obligations” of the combined financial statements of SYU included elsewhere in this prospectus.

Off Balance Sheet Arrangements

As of June 30, 2024, the Company had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

Sable is exposed to various market risks, including the effects of adverse changes in commodity prices and credit risk as described below.

Commodity Price Risk

Currently all of Sable’s commercial contracts are fee-based or fixed, with no direct commodity price exposure to oil, natural gas or NGL. However, Sable will be directly exposed to adverse changes in commodity prices as soon as production is restarted.

Credit Risk

Sable is or is expected to be subject to risks of loss resulting from nonpayment or nonperformance by, or the insolvency or liquidation of, potential third-party customers or derivative counterparties. Any increase in the nonpayment and nonperformance by, or the insolvency or liquidation of, Sable’s customers or counterparties could adversely affect its results of operations.

Other Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the war in Ukraine and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on our financial position and results of operations, the specific impact is not readily determinable at this time.

SYU’s combined financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Policies and Estimates

The preparation of combined financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Property, Plant and Equipment.

Cost Basis. Oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method, costs are accumulated on a field-by-field basis. Costs incurred to purchase, lease, or otherwise acquire a property (whether unproved or proved) are capitalized when incurred. Exploratory well costs are carried as an asset when the well has found a sufficient quantity of resources to justify its completion as a producing well and where sufficient progress assessing the resources and the economic and operating viability of the project is being made. Exploratory well costs not meeting these criteria are charged to expense. Other exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Development costs, including costs of productive wells and development dry holes, are capitalized.

Other Property and Equipment. Other property and equipment primarily consist of onshore midstream facilities. Due to the nature of the other property and equipment, it is presented with oil and gas properties in the combined financial statements.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization are primarily determined under the unit-of-production method, which is based on estimated asset service life taking obsolescence into consideration.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and natural gas reserve volumes. Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using the unit-of-production rates based on the amount of proved developed resources of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Under the unit-of-production method, oil and natural gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

SYU has been shut in since 2015 due to a pipeline incident but has been maintained by EM to preserve it in an operation-ready state and thus no depletion has been recorded for the periods presented.

Impairment Assessment. Assets are tested for recoverability on an ongoing basis whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Among the events or changes in circumstances which could indicate that the carrying value of an asset or asset group may not be recoverable are the following:

•	a significant decrease in the market price of a long-lived asset;

•

a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, including a significant decrease in current and projected resource or reserve volumes;

•	a significant adverse change in legal factors or in the business climate that could affect the value, including an adverse action or assessment by a regulator;

•	an accumulation of project costs significantly in excess of the amount originally expected; and

•	a current-period operating loss combined with a history and forecast of operating or cash flow losses.

The SYU assets undergo a process that monitors for indicators of potential impairment throughout the year. This process is aligned with the requirements of ASC 360—Property, Plant, and Equipment and ASC 932 Extractive Activities—Oil and Gas. Asset valuation analysis, profitability reviews and other periodic control processes assist in assessing whether events or changes in circumstances indicate the carrying amounts of any of the assets may not be recoverable.

If events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In performing this assessment, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Cash flows used in recoverability assessments are based on assumptions which are developed by management and are consistent with the criteria management uses to evaluate investment opportunities. These evaluations make use of assumptions of future capital allocations, crude oil and natural gas commodity prices including price differentials, refining and chemical margins, volumes, and development and operating costs. Volumes are based on projected field and facility production profiles, throughput, or sales. Management’s estimate of upstream production volumes used for projected cash flows makes use of proved reserve quantities and may include risk-adjusted unproved reserve quantities.

An asset group is impaired if its estimated undiscounted cash flows are less than the asset group’s carrying value. Impairments are measured by the amount by which the carrying value exceeds fair value. The assessment of fair value is based upon the views of a likely market participant. The principal parameters used to establish fair value include estimates of acreage values and flowing production metrics from comparable market transactions, market-based estimates of historical cash flow multiples, and discounted cash flows. Inputs and assumptions used in discounted cash flow models include estimates of future production volumes, throughput and product sales volumes, commodity prices which are consistent with the average of third-party industry experts and government agencies, refining and chemical margins, drilling and development costs, operating costs and discount rates which are reflective of the characteristics of the asset group.

Asset Retirement Obligations. The Company’s asset retirement obligations primarily relate to the future plugging and abandonment of oil and gas properties and related facilities. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, the Company uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates.

Derivative Warrant Liabilities. We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

All of our outstanding Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants are measured at the Observable Quoted Price in Active Markets. The Private Placement Warrants and the Working Capital Warrants are measured at fair value using the Modified Black-Scholes Optional Pricing Model.

Emerging Growth Company; Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it has elected to comply with certain reduced public company reporting requirements. Sable could remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of the Company IPO. However, if (a) Sable’s total annual gross revenue exceed $1.235 billion, (b) Sable is deemed to be a large accelerated filer, which means the market value of Common Stock that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter, or (c) Sable’s non-convertible debt issued within a three-year period exceeds $1.0 billion, Sable would cease to be an emerging growth company as of the following fiscal year.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Sable will be a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of Common Stock held by non-affiliates did not exceed $250 million as of the prior June 30, or (2) Sable’s annual revenues did not exceed $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates did not exceed $700 million as of the prior June 30.

For additional information, see “Risk Factors—We are an “emerging growth company” and the reduced reporting and disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.”

Recently Issued Accounting Standards Not Yet Adopted

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our combined financial statements.

Internal Controls and Procedures

Sable is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002. However, Sable will be required to make a formal assessment of the effectiveness of its internal control over financial reporting on SOX 404(a) for the year ending December 31, 2024. As Sable’s revenues for the year ended December 31, 2023 are less than $100 million, Sable’s SOX 404(b) requirements will depend on whether it will qualify as an accelerated or non-accelerated filer measured as of June 30, 2025 for its Annual Form 10-K for the year ending December 31, 2025.

Inflation

Inflation in the United States has been relatively low in recent years in the economy as a whole but relatively high in recent months. The upstream oil and gas industry’s labor and material costs have increased substantially in recent years and recent months. The impact of inflation may substantially increase the cost to acquire or replace property, plant, and equipment and may substantially increase the costs of labor and supplies. To the extent permitted by competition, regulation and Sable’s agreements, increased inflation costs will be passed to customers in the form of higher costs.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of each of the individuals who serve as directors and officers of Sable:

Name	Age	Title
James C. Flores	65	Chairman and Chief Executive Officer
J. Caldwell Flores	32	President
Gregory D. Patrinely	39	Executive Vice President and Chief Financial Officer
Doss R. Bourgeois	66	Executive Vice President and Chief Operating Officer
Anthony C. Duenner	65	Executive Vice President, General Counsel and Secretary
Michael E. Dillard	65	Director
Gregory P. Pipkin	64	Director
Christopher B. Sarofim	61	Director

James C. Flores, 65, has been our Chairman and Chief Executive officer since February 2024. Prior to that, Mr. Flores served as Flame’s co-founder, Chief Executive officer and Chairman of its board of directors from its inception to February 2024. From its inception to March 3, 2023, he also served as Flame’s President. From May 2017 until February 2021, Mr. Flores served as President, Chief Executive Officer and Chairman of Sable Permian Resources, which engaged in the acquisition, consolidation and optimization of oil and gas upstream opportunities. Sable Permian Resources filed a voluntary petition for bankruptcy on June 25, 2020 and emerged from bankruptcy on February 1, 2021. Prior to Sable Permian Resources, Mr. Flores served as Vice Chairman of Freeport-McMoRan, Inc. and CEO of Freeport-McMoRan Oil & Gas, a wholly owned subsidiary of Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, from June 2013 until April 2016. From 2001 until 2013, Mr. Flores was the Chairman, CEO and President of Plains Exploration & Production Company and Chairman and CEO of Plains Resources Inc. From 1994 until 2000, Mr. Flores was also the Chairman and CEO of Flores & Rucks, Inc. which, after several acquisitions, was later renamed Ocean Energy Inc. prior to its sale to Devon Energy Corporation. Since 1982, Mr. Flores has had an extensive career in the oil and gas industry in the roles of Chairman, Chief Executive Officer, and President of four public and one private oil & gas exploration and production companies. He is a member of the National Petroleum Council, serves as Trustee for the Baylor College of Medicine and is a Director for the Waterfowl Research Foundation. He was recognized as Executive of the Year in 2004 in Oil and Gas Investor magazine. Mr. Flores received a B.S. degree in corporate finance and petroleum land management from Louisiana State University. We believe Mr. Flores is qualified to serve on our board of directors due to his more than 35 years in the oil and gas industry, including as Chief Executive Officer of several public companies. Mr. Flores is the father of J. Caldwell Flores, who is the President of Sable.

J. Caldwell Flores, 32, has been our President since February 2024. Prior to that, Mr. Flores served as Flame’s President from March 2023 to February 2024. Previously, he served as Flame’s Vice President from March 1, 2021 to March 3, 2023. Mr. Flores has also served as President of Sable Offshore Corp. since September 2021 and as President of Sable Minerals, Inc., a Houston-based private oil and gas company, overseeing the daily operations and administration, as well as providing investment analysis for the firm since January 2015. Prior to assuming the role of President of Sable Minerals, Inc., Mr. Flores was a Senior Associate for Sable Permian Resources, LLC, which engaged in the acquisition, consolidation and optimization of oil and gas upstream opportunities from February 2018 until February 2021. Prior to that time, Mr. Flores served as Operations Manager for Sable Minerals, Inc. from 2015 through 2017. Mr. Flores attended the University of Houston where he graduated with a Bachelor of Science in Business Administration. Mr. Flores is the son of James C. Flores, who is the Chairman and Chief Executive Officer of Sable.

Gregory D. Patrinely, 39, has been our Executive Vice President and Chief Financial Officer since February 2024. Prior to that, Mr. Patrinely served as Flame’s Chief Financial Officer from its inception to February 2024.

Since March 3, 2023, he has also served as Flame’s Executive Vice President. From its inception to March 3, 2023, he also served as Flame’s Secretary. From June 2018 until February 2021, Mr. Patrinely served as Executive Vice President and Chief Financial Officer of Sable Permian Resources, which engaged in the acquisition, consolidation and optimization of oil and gas upstream opportunities. Sable Permian Resources filed a voluntary petition for bankruptcy on June 25, 2020 and emerged from bankruptcy on February 1, 2021.

Mr. Patrinely previously served as Treasurer for Sable Permian Resources, from May 2017 to June 2018, where he oversaw the financial analysis and execution of refinancing, restructuring and acquisition efforts. Prior to Sable Permian Resources, Mr. Patrinely was a Manager in the Acquisitions & Divestments Group of Freeport-McMoRan Oil & Gas, a wholly owned subsidiary of Freeport-McMoRan Inc., from May 2015 to May 2017, where he managed the execution of financings, mergers, acquisitions and divestments. Mr. Patrinely holds a B.S. degree in Economics with Financial Applications and a B.A. degree in English, with Honors, from Southern Methodist University.

Doss R. Bourgeois, 66, has been our Executive Vice President and Chief Operating Officer since February 2024. Prior to that, Mr. Bourgeois served as Flame’s Executive Vice President and Chief Operating Officer from March 3, 2023 to February 2024. He has also served as Executive Vice President and Chief Operating Officer of Sable Offshore Corp. since September 2021. He served as Executive Vice President of Sable Permian Resources, LLC from May 2017 until February 2021. Mr. Bourgeois served as President and Chief Operating Officer of Freeport-McMoRan Oil & Gas (“FM O&G”) from July 2015 until April 2016. Mr. Bourgeois served as Executive Vice President, Exploration and Production of FM O&G from June 2013 until July 2015. He previously served as Executive Vice President, Exploration and Production of FM O&G’s predecessor, Plains Exploration & Production Company (“PXP”) from June 2006 until PXP merged into Freeport-McMoRan Copper & Gold in May 2013. Mr. Bourgeois also served as PXP’s Vice President of Development from April 2006 to June 2006 and as PXP’s Vice President—Eastern Development Unit from May 2003 to April 2006. Prior to that time, Mr. Bourgeois was Vice President at Ocean Energy, Inc. from August 1993 to May 2003. He also served in various production engineering and drilling engineering roles for Consolidated Natural Gas Producing Company from August 1983 to August 1993 and for Mobil Oil Company from December 1980 to August 1983. Mr. Bourgeois is a graduate of Louisiana State University with a Bachelor of Science degree in Petroleum Engineering.

Anthony C. Duenner, 65, has been our Executive Vice President, General Counsel and Secretary since February 2024. Prior to that, he served as Flame’s Executive Vice President, General Counsel and Secretary from March 3, 2023 to February 2024. Previously, he served as Flame’s Vice President from March 1, 2021 to March 3, 2023. Mr. Duenner has also served as Executive Vice President, General Counsel & Secretary of Sable Offshore Corp. since September 2021. Mr. Duenner has over 35 years of diverse legal and commercial energy experience. From May 2017 until February 2021, Mr. Duenner served as Vice President, Corporate Development of Sable Permian Resources, LLC, which engaged in the acquisition, consolidation and optimization of oil and gas upstream opportunities. Prior to Sable Permian Resources, LLC, from June 2013 to April 2017, Mr. Duenner was Vice President—International & New Ventures for Freeport-McMoRan Oil & Gas (“FM O&G”), a wholly owned subsidiary of Freeport-McMoRan Inc., where he had responsibility for the company’s international commercial activities as well as new ventures and partnerships. He previously served as Vice President – International & New Ventures of FM O&G’s predecessor, Plains Exploration & Production Company (“PXP”) from May 2005 until PXP merged into Freeport-McMoRan Copper & Gold in May 2013. While with PXP,

Mr. Duenner also served as the company’s Assistant General Counsel from May 2005 until November 2007. Prior to that time, Mr. Duenner was Vice President, Corporate Development for integrated energy company Entergy Corp., where he led corporate development activities for Entergy and its subsidiaries from 2004 to 2005. Prior to Entergy, from 1998 to 2004, Mr. Duenner served in various project development and wholesale origination functions within Enron International and its successor Prisma Energy International. Previously, Mr. Duenner was in the private practice of law with Bracewell LLP in Houston (Partner from 1994 to 1997 and

Associate from 1988 to 1994) and with Morgan Lewis in Washington, D.C. (Associate from 1986 to 1988). Mr. Duenner attended the University of Oklahoma and received a Bachelor of Science in Finance and a Juris Doctor degree from the University of Tulsa.

Michael E. Dillard, 65, has been a director of Sable since February 2024. Prior to that, he served as a director of Flame from March 2021 to February 2024. Mr. Dillard was a partner with the law firm of Latham & Watkins LLP from January 2010 until January 2021. He was a founding partner of the Houston, Texas office of Latham & Watkins LLP, serving as the Houston Office Managing Partner from January 2010 through March 2015. Mr. Dillard was Global Practice Group Chair of Mergers and Acquisitions for Latham & Watkins LLP from March 2018 until January 2021. Mr. Dillard has been involved in M&A transactions valued in excess of $250 billion. Mr. Dillard received a B.A. degree in Mathematics from Southern Methodist University in 1979 (summa cum laude) and a Juris Doctor degree from Southern Methodist University Dedman School of Law in 1982 (cum laude). We believe Mr. Dillard is qualified to serve on our board of directors due to his extensive experience in mergers and acquisitions, financing transactions and corporate governance and related matters.

Gregory P. Pipkin, 64, has been a director of Sable since February 2024. Prior to that, he served as a director of Flame from March 2021 to February 2024. Since November 2016, he has been a Senior Managing Director with the investment and advisory firm of NRI Energy Partners. Prior to NRI Energy Partners, Mr. Pipkin served as the co-head and Managing Director of the Houston office of the Barclays Natural Resources Group for Barclays PLC, from September 2008 to November 2016. Mr. Pipkin was a board member of Family Legacy Missions International, a mission in Lusaka, Zambia that educates and feeds impoverished and orphaned children. Mr. Pipkin also serves on the board of Morningstar Partners LP, an oil and gas producer primarily in the central basin platform in the Permian basin, Texas. Mr. Pipkin received a B.S. degree in chemical engineering and an M.B.A. degree in Business Administration from the University of Texas at Austin. We believe Mr. Pipkin is qualified to serve on our board of directors due to his extensive investment experience in the energy industry.

Christopher B. Sarofim, 61, has been a director of Sable since February 2024. Prior to that, he served as a director of Flame from March 2021 to February 2024. Mr. Sarofim is the Chairman and a member of the Board of Directors of Fayez Sarofim & Co., an SEC-registered investment advisory firm based in Houston, Texas.

Mr. Sarofim joined the firm in 1988 and has been a member of its Board since August 2014. Additionally, he serves on the firm’s Executive, Finance and Investment Committees. Mr. Sarofim shares portfolio management responsibilities for numerous separate accounts advised by the firm and is a co-manager of several mutual funds Fayez Sarofim & Co. sub-advises for BNY Mellon. Prior to joining Fayez Sarofim & Co., he was employed with Goldman Sachs & Co. LLC in corporate finance. In addition to his work at Fayez Sarofim & Co., Mr. Sarofim serves on the boards of Kemper Corp. (NYSE: KMPR), Highland Resources Inc. and Wood Partners.

Mr. Sarofim is the Chairman and a member of the Board of Trustees of The Sarofim Foundation, a member of the Board of Trustees of The Brown Foundation, Inc., Baylor College of Medicine, and serves on the MD Anderson Cancer Center Board of Visitors. Mr. Sarofim received an A.B. degree in History from Princeton University in 1986. We believe Mr. Sarofim is qualified to serve on our board of directors due to his extensive investment advisory background, board experience, and financial market and securities analysis expertise.

Board of Directors and Terms of Office of Officers and Directors

We are managed under the direction of our board of directors. The Sable Board is divided into three classes of directors with only one class of directors being elected in each year and each class serving a three-year term. The classification of the Sable Board with staggered three-year terms may have the effect of delaying or preventing changes in control of Sable. See the section entitled “Description of Capital Stock—Anti-Takeover Effects of Provisions of the Sable Certificate of Incorporation, the Sable Bylaws and Delaware Law.”

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, the Sable Board has determined that Messrs. Dillard, Pipkin and Sarofim (the “Sable Independent Directors”), representing 75% of Sable’s directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the NYSE Listed Company Manual. In making these determinations, the Sable Board has considered the current and prior relationships that each non-employee director has with Sable and all other facts and circumstances that the Sable Board deemed relevant in determining their independence, including the beneficial ownership of Sable capital stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Committees

The Sable Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which have the composition and responsibilities described below.

Audit Committee

Sable’s Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Sable’s Audit Committee consists of Messrs. Dillard, Pipkin and Sarofim with Mr. Sarofim serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that Sable’s Audit Committee be composed entirely of independent members. The Sable Board has affirmatively determined that Messrs. Dillard, Pipkin and Sarofim each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of Sable’s Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, the Holdco Board has determined that Mr. Sarofim will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Sable Board has adopted a written charter for the Audit Committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Sable’s Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Sable Board, consistent with criteria approved by the Sable Board as set forth in Sable’s corporate governance guidelines;

•	annually reviewing the committee structure of the Sable Board and recommending to the Sable Board the directors to serve as members of each committee; and

•	developing and recommending to the Sable Board a set of corporate governance guidelines.

Sable’s Nominating and Corporate Governance Committee consists of Messrs. Dillard, Pipkin and Sarofim, with Mr. Dillard serving as chair. Messrs. Dillard, Pipkin and Sarofim each qualify as “independent directors” under the NYSE rules. The Sable Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Sable’s Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that the board of directors approve, the compensation of our Chief Executive Officer and other executive officers;

•	making recommendations to the Sable Board regarding director compensation; and

•	reviewing and approving incentive compensation and equity-based plans and arrangements and making grants of cash-based and equity-based awards under such plans.

Sable’s Compensation Committee consists of Messrs. Dillard, Pipkin and Sarofim, with Mr. Pipkin serving as chair. Messrs. Dillard, Pipkin and Sarofim each qualify as “independent directors” under the NYSE rules. The Sable Board has adopted a written charter for the Compensation Committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

The members of Sable’s compensation committee are Messrs. Dillard, Pipkin and Sarofim. None of the members of Sable’s compensation committee are or have been officers or employees of Sable or Sable. None of Sable’s executive officers currently serve, or in the past year have served, as a member of the Flame Board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers that serves on Sable’s board of directors or compensation committee.

Code of Business Conduct and Ethics

The Sable Board has adopted a code of business conduct and ethics that applies to all of Sable’s directors, officers and employees, including Sable’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as Sable’s contractors, consultants and agents. The full text of Sable’s code of business conduct and ethics has been posted on the investor relations page on Sable’s website at www.sableoffshore.com. Sable will disclose any amendments to Sable’s code of business conduct and ethics, or waivers of its requirements, applicable to Sable’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Sable’s website identified above, or in filings under the Exchange Act.

Director Compensation

On March 19, 2024, Sable’s Compensation Committee approved a compensation program for the non-employee members of the Sable Board (the “Director Compensation Program”). Pursuant to the Director Compensation Program, each non-employee member of the Sable Board is eligible to receive compensation in the form of restricted shares of Common Stock for their services on the Sable Board. Each non-employee member of the Sable Board who is initially elected or appointed to serve on the Sable Board will be granted an award of 25,000 restricted shares of Common Stock (the “Initial Award”), which will vest on the first anniversary of the grant date and be subject to the terms and conditions of the Incentive Plan. Each non-employee member of the Sable Board who has served on the Sable Board as of the date of an annual meeting of stockholders that occurs after Closing and will continue to serve as a non-employee director immediately following such meeting will be granted an award of restricted shares of Common Stock in an amount equal to $300,000. as determined based on the closing share price on the grant date, which will vest on the first anniversary of the grant date and be subject to the terms and conditions of the Incentive Plan (the “Annual Award”). Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the Incentive Plan (or any successor plan).

Limitation of Liability and Indemnification of Officers and Directors

The Sable certificate of incorporation contains provisions that limit the liability of Sable’s directors for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Sable’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Sable bylaws provide that Sable will indemnify Sable’s directors and officers, and may indemnify Sable’s employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Sable bylaws also provide that Sable must advance expenses incurred by or on behalf of a Sable director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, Sable has entered into indemnification agreements with each of Sable’s directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require Sable, among other things, to indemnify Sable’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require Sable to advance all expenses reasonably and actually incurred by Sable’s directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Sable maintains insurance policies under which Sable’s directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been Sable’s directors or officers. The coverage provided by these policies may apply whether or not Sable would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any of Sable’s directors or officers, or any person who was one of Flame’s directors or officers serving at Flame’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Board Leadership Structure

James C. Flores serves as the chairman of the Sable Board and will preside over regularly scheduled meetings, will serve as liaison between the non-independent members of the Sable Board and the Sable Independent Directors, will approve meeting agendas and schedules for the Sable Board and will perform such additional duties as the Sable Board may determine and delegate. We believe that this structure provides an environment in which the Sable Independent Directors are fully informed, have significant input into the content of board meetings, and are able to provide objective and thoughtful oversight of management.

While certain members of Sable Board may participate on the boards of directors of other public companies, Sable will monitor such participation to ensure it is not excessive and does not interfere with their duties as members of Sable Board.

Restrictions on Hedging and Pledging

The Sable Board has adopted an Insider Trading Policy, which will apply to all officers, all directors and all employees of Sable and any of Sable’s subsidiaries, or the Covered Individuals. The Covered Individuals are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sable or any such subsidiary. Covered Individuals are also prohibited from selling “short” any securities of those companies.

EXECUTIVE AND DIRECTOR COMPENSATION

Employment Agreements with Executive Officers

On November 2, 2022, Sable entered into employment agreements (the “Sable employment agreements”) with each of James C. Flores, Gregory D. Patrinely, Doss R. Bourgeois, Anthony C. Duenner, and J. Caldwell Flores. Each Sable employment agreement is effective as of the consummation of the Merger and therefore was assumed by Sable in the Merger.

Position; Term

James C. Flores serves as Chairman of the Board of Directors and Chief Executive Officer; Mr. Patrinely serves as Executive Vice President and Chief Financial Officer; Mr. Bourgeois serves as Executive Vice President and Chief Operating Officer; Mr. Duenner serves as Executive Vice President, General Counsel and Secretary; and J. Caldwell Flores serves as President, respectively, of Sable. Each Sable employment agreement provides for a fixed three-year employment term beginning on the Closing Date, with three-year evergreen renewals.

Compensation

Each Sable employment agreement provides for an annual base salary, eligibility to participate in Sable’s annual bonus plan once the SYU Assets begin production and Sable’s equity incentive plan, and eligibility to participate in Sable’s benefit plans. The base salaries are $1,300,000 for James C. Flores and $800,000 for each of the other executive officers. All base salaries are subject to periodic review by Sable’s Compensation Committee. The annual incentive bonus target is 150% of the base salary for each executive officer.

During the period ended March 31, 2024 each executive officer, other than James C. Flores, received a cash payment equal to $750,000 as compensation for previously uncompensated services provided to Sable before Closing.

Closing Date Equity Award

James C. Flores’ employment agreement provides that equity incentive awards may be granted annually to him at the sole discretion of the Sable Compensation Committee and Board. The other executive officers received, after Closing, an award under Sable’s equity incentive plan of 650,000 shares of Common Stock, subject to the vesting and forfeiture terms of such plan, provided that such awards shall vest no later than the third anniversary of the Closing Date. Pursuant to the Sable employment agreements, additional equity incentive awards may be granted to such executive officers, and to James C. Flores, annually at the sole discretion of the Sable Compensation Committee and Board.

Termination

In the event that an executive officer is terminated for “cause” (as defined in the Sable employment agreement) or resigns without “good reason” (as defined in the Sable employment agreement), then such executive officer shall be entitled to any unpaid base salary through the date of termination, reimbursement for any unreimbursed business expenses incurred through the date of termination, any accrued but unused vacation time in accordance with the company’s policy, any earned but unpaid annual bonus, incentive, or other cash bonuses for any prior period that remain unpaid, and all accrued benefits (e.g., benefits plans, and earned and vested equity awards, in each case in accordance with their terms) (collectively, the “accrued benefits”). Additionally, if an executive officer other than James C. Flores is terminated without cause, resigns for good reason (which shall include James C. Flores ceasing to serve as Chief Executive Officer of Sable or any successor company) or is terminated due to non-renewal of his employment agreement by Sable, in each case before a “change in control” (as defined in the Sable employment agreement) or more than two years after a change in control, then such executive officer shall be entitled to the accrued benefits.

If James C. Flores is terminated without cause, resigns for good reason (including any resignation following a change in control) or retires after reaching age 73, he shall be entitled to, among other benefits, the accrued benefits and cash severance equal to two times (three times in the case of a termination in connection with a change in control) the sum of his base salary and his three-year average annual bonus with such amounts grossed up for excise taxes under Section 4999 of the Code, if applicable. In addition, James C. Flores shall be entitled to acceleration of all outstanding Sable equity incentive awards then held and all performance goals shall be deemed achieved at maximum levels and 36 months of company-paid healthcare benefits. If any other executive officer is terminated without cause or resigns for good reason in connection with a change in control, he shall be entitled to the accrued benefits along with cash severance equal to three times the sum of his base salary and his three-year average annual bonus.

Director Compensation

No member of the Sable Board received compensation for their services as a director for the last completed fiscal year. On April 19, 2024, pursuant to the Director Compensation Program, each non-employee member of the Sable Board was granted an Initial Award of 52,778 restricted shares of Common Stock, which represented the Initial Award of 25,000 restricted shares for each director and each director’s Annual Award for 2024. The restricted shares will vest on the first anniversary of the grant date and remain subject to the terms and conditions of the Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2022 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Related Party Transactions in Connection with the Business Combination

Letter Agreement

Pursuant to the letter agreement dated February 24, 2021, among Flame, the Sponsor, FL Co-Investment, Intrepid and certain security holders named therein, as amended on March 24, 2023 (the “Letter Agreement”), the Insiders agreed to waive their redemption rights with respect to founder shares and any public securities they may acquire during or after the Company IPO in connection with the consummation of a Business Combination. No additional consideration was provided in exchange for the Letter Agreement.

First PIPE Investment

In connection with the Business Combination, Holdco and Flame entered into subscription agreements (collectively, the “First PIPE Subscription Agreements”) with certain investors (the “First PIPE Investors”) and, pursuant thereto, Flame issued 44,024,910 shares of Flame Class A Common Stock at a price of $10.00 per share for an aggregate purchase price of $440,249,100 upon the consummation of the Business Combination (the “First PIPE Investments”). The First PIPE Investments were consummated substantially concurrently with the Closing. On February 14, 2024, immediately following the Closing, the Company issued 44,024,910 shares of Common Stock to the First PIPE Investors in accordance with the terms of the First PIPE Subscription Agreements. The shares of Common Stock issued in the First PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the First PIPE Subscription Agreements. The First PIPE Investors include James C. Flores, Flame’s Chairman and Chief Executive Officer, Flores Family Limited Partnership #2, which James C. Flores, Flame’s Chairman and Chief Executive Officer, is the general partner of, JCF Capital, LLC, which is managed by J. Caldwell Flores, Flame’s President, Victorious Angel Group LTD., which is managed by Christopher B. Sarofim, a Director of Flame, Fayez Sarofim & Co., which Christopher B. Sarofim, a Director of Flame, is the direct, majority member of, and Gregory P. Pipkin, a Director of Flame, who subscribed for $7,000,000, $25,000,000, $3,000,000, $30,000,000, $30,000,000 and $1,000,000, respectively, of the First PIPE Investment.

Registration Rights Agreement

At the Closing, the holders of Holdco Class A shares immediately prior to the effective time of the Holdco Merger entered into a registration rights agreement with Flame (the “Registration Rights Agreement”) pursuant to which such holders are granted certain registration rights with respect to the Flame Class A common stock to be received as consideration in the Merger.

Pursuant to the Registration Rights Agreement, Flame agreed to file a registration statement within 30 calendar days after the consummation of the Merger registering the resale of 3,000,000 shares of Flame common stock under the Registration Rights Agreement, and Flame must use its commercially reasonable efforts to have the registration statement declared effective by the SEC by the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Flame that it will review the registration statement) following the closing of the Merger and (ii) the 10th business day after the date Flame is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed or will not be subject to further review. Flame thereafter will be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time the registration statement is effective, any holder signatory to the Registration Rights Agreement may request, one time in any 12-month period, to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement for a total offering price reasonably expected to exceed, in the aggregate, $25 million. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by Flame and other Flame stockholders. Flame will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement, subject to limited exceptions.

Pursuant to the Registration Rights Agreement, the holders of Holdco Class A shares immediately prior to the effective time of the Holdco Merger, subject to limited exceptions, will agree to a lock-up on their shares of Flame Class A common stock, pursuant to which such parties will agree to not transfer shares of Flame Class A common stock held by such parties for a period of three years following the Closing.

Transition Services Agreement

Sable entered into a Transition Services Agreement (the “Transition Services Agreement”) with EMC on the Closing Date relating to certain services after the Closing. Pursuant to the Transition Services Agreement, EM provided to Sable certain operational, accounting, cash management, information technology and other general transition services with respect to the Assets (as such term is defined in the Sable-EM Purchase Agreement) for three months following the Closing Date (the “Transition Period”). In exchange for the services provided, Sable paid to EM (i) the documented costs for the operation and maintenance of the Assets during the Transition Period, including incidental costs related thereto, (ii) reimbursement for the direct costs incurred by EM in connection with each Transition Period Employee’s (as such term is defined in the Transition Services Agreement) salary, wage, commissions, benefits, contributions and bonuses for work time related to the services provided and (iii) a pro rata overhead rate per month for the Assets operated by EM during Transition Period. The Transition Services Agreement terminated on May 14, 2024 in accordance with its terms.

Sable-EM Purchase Agreement

Sable entered into the Sable EM Purchase Agreement on November 1, 2022 with EMC and MPPC relating to the purchase of SYU and the Pipelines. The Sable-EM Purchase Agreement was amended on June 13, 2023 and December 15, 2023.

EM-Plains Purchase Agreement

EM and Plains entered into a Purchase and Sale Agreement (the “EM-Plains Purchase Agreement”) on October 10, 2022, pursuant to which EM purchased the Pipelines from Plains on October 13, 2022.

Term Loan

Sable entered into a Term Loan which provides for a $606,250,000 term loan before certain specified purchase price adjustments. The proceeds of the Term Loan were deemed funded on the Closing Date in connection with consummation of the Sable-EM Purchase Agreement. The Term Loan bears interest at ten percent (10.0%) per annum (computed on a 360-day year). Unless Sable elects in writing prior to an applicable interest payment date to pay accrued but unpaid interest in cash, all such accrued and unpaid interest shall be compounded annually on January 1st of each year by adding the relevant amount to the then outstanding principal amount of the Term Loan. The Term Loan matures on the earliest to occur of (i) the fifth anniversary of the applicable effective time (such effective time, 12:00:01 a.m. (Houston Time) on January 1, 2022), (ii) ninety days after Restart Production (i.e., one hundred eighty (180) days after resumption of actual production from the wells) under and as defined in the Sable-EM Purchase Agreement or (iii) acceleration of the term loan in accordance with the terms of the Term Loan.

Certain Engagements in Connection with the Business Combination and Related Transactions

We paid an underwriting discount to TD Cowen and Intrepid, as underwriters, of $0.20 per unit purchased by them in the Company IPO. In addition, Intrepid and TD Cowen are affiliates of certain holders of founder shares. We also engaged TD Cowen and Intrepid, who served as the underwriters from the Company IPO, as advisors in connection with our initial business combination, pursuant to the Business Combination Marketing Agreement. We paid each of TD Cowen and Intrepid 50% of the Marketing Fee. The total Marketing Fee was $10,062,500, which was 3.5% of the gross proceeds of the Company IPO including proceeds from the full exercise of the underwriters’ over-allotment option.

Further, FL Co-Investment, an affiliate of TD Cowen, and Intrepid Financial Partners, an affiliate of Intrepid, are the beneficial owners of approximately 5.0% in the aggregate of our outstanding Common Stock via ownership of our Common Stock and Private Placement Warrants. TD Cowen, Intrepid and Jefferies also served as joint financial advisors to Sable in connection with the transactions contemplated by the Sable-EM Purchase Agreement and the Business Combination and as joint placement agents in each of the First PIPE Investment and Second PIPE Investment. Upon consummation of the Business Combination, TD Cowen, Intrepid and Jefferies received an aggregate of $4 million in fees for serving as joint financial advisors to Sable in connection with the transactions contemplated by the Sable-EM Purchase Agreement and the Business Combination. Upon consummation of the First PIPE Investment, TD Cowen, Intrepid and Jefferies received an aggregate of $12 million in fees for serving as joint placement agents in the First PIPE Investment. Upon consummation of the Second PIPE Investment, TD Cowen, Intrepid and Jefferies, among others, are to receive an aggregate of $7.5 million in fees for serving as joint placement agents in the Second PIPE Investment. In addition, TD Cowen and Jefferies (together with their respective affiliates) are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, TD Cowen, Jefferies and their respective affiliates may have provided various investment banking and other commercial dealings unrelated to the Business Combination, First PIPE Investment or Second PIPE Investment to us and our affiliates, and may have received customary compensation in connection therewith. In addition, TD Cowen, Intrepid and Jefferies and their respective affiliates may provide investment banking and other commercial dealings to us and/or EMC and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, TD Cowen, Jefferies and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours, EMC or their respective affiliates. TD Cowen, Jefferies and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Flame Related Party Transactions

In November 2020, our founders acquired 7,187,500 founder shares for an aggregate purchase price of $25,000. Our Sponsor purchased 4,671,875 founder shares, FL Co-Investment purchased 1,257,813 founder shares and Intrepid Financial Partners purchased 1,257,812 founder shares. Also in November 2020, our Sponsor transferred 434,375 founder shares to the Flame Independent Directors and certain individuals, including Gregory D. Patrinely, our Executive Vice President and Chief Financial Officer, at their original purchase price. Simultaneously with such transfer, each of FL Co-Investment and Intrepid Financial Partners transferred 13,125 founder shares to our Sponsor, respectively, at their original purchase price. Prior to the initial investment in Flame of $25,000 by our founders, Flame had no assets, tangible or intangible. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of our initial public offering. Additionally, our initial stockholders had agreed to forfeit up to 937,500 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. On February 26, 2021, the underwriters fully exercised their over-allotment option; thus, these founder shares were no longer subject to forfeiture.

Concurrently with the Company IPO, the Sponsor and other initial stockholders purchased 7,750,000 Private Placement Warrants. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share. Our initial stockholders are permitted to transfer the Private Placement Warrants held by them to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to us, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these Warrants are, subject to certain limited exceptions, transferable or salable until 30 days after the completion of our initial business combination. So long as the Private Placement Warrants are held by our initial stockholders or their respective permitted transferees, the Private Placement Warrants will not be redeemable by us for cash. The Private Placement Warrants may also be exercised by the initial stockholders or their respective permitted transferees for cash or on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants that are part of the units, including as to exercise price, exercisability and exercise period, and may be redeemed by us for shares of Flame Class A common stock as described herein.

Our Sponsor, officers, directors, advisors or any of their respective affiliates, were reimbursed for certain out-of-pocket expenses incurred in connection with activities on our behalf, including with respect to our formation, the Company IPO, and identifying potential target businesses and performing due diligence on suitable business combinations.

On November 25, 2020, our founders agreed to loan us an aggregate of up to $300,000 to cover expenses related to the Company IPO pursuant to a promissory note (the “Initial Promissory Note”). This loan was non-interest bearing and payable upon the completion of the Company IPO. We borrowed approximately $75,000 under the Initial Promissory Note and repaid the Initial Promissory Note to our founders in full as of June 30, 2021.

In order to finance transaction costs in connection with a business combination, our initial stockholders, affiliates of our initial stockholders or certain of our directors and officers loaned us funds as required (“Sponsor Loans”). The Sponsor Loans were repaid out of the proceeds of the trust account released at the Closing. Certain of the Sponsor Loans (the “Working Capital Loans”) were converted upon consummation of the Business Combination, initially up to $1,500,000, which was increased to $3,500,000 on March 24, 2023, into Warrants of the post-business combination entity at a price of $1.00 per warrant. Such Warrants are identical to the Private Placement Warrants. As discussed below, since inception, we have entered into nine convertible promissory notes under this arrangement with the Sponsor to provide Working Capital Loans. Additionally, certain of the Sponsor Loans (the “Promissory Note Loans”) were repaid upon consummation of the Business Combination, without interest. As discussed below, since inception, we have entered into four promissory notes under this arrangement with the Sponsor to provide Promissory Note Loans.

On March 1, 2021, we issued an unsecured promissory note to the Sponsor (the “First Working Capital Loan”), pursuant to which we could borrow up to an aggregate principal amount of $365,000. The First Working Capital Loan was non-interest bearing and payable on the consummation of an initial business combination. The First Working Capital Loan was fully drawn down in the three months ended September 30, 2021. The Sponsor assigned approximately $145,000 of the First Working Capital Loan to our Executive Vice President and Chief Financial Officer, Gregory Patrinely, approximately $110,000 of the First Working Capital Loan to our Executive Vice President, General Counsel and Secretary, Anthony Duenner, and approximately $110,000 of the First Working Capital Loan to our President, J. Caldwell Flores. We borrowed $365,000 under the First Working Capital Loan and repaid the First Working Capital Loan in full in connection with the Closing of the Business Combination.

On December 27, 2021, we issued an unsecured promissory note to the Sponsor (the “Second Working Capital Loan”), pursuant to which we could borrow up to an aggregate principal amount of $800,000. The Second Working Capital Loan was non-interest bearing and payable on the consummation of an initial business combination. We borrowed $800,000 under the Second Working Capital Loan and repaid the Second Working Capital Loan in full in connection with the Closing of the Business Combination.

On March 29, 2022, we issued an unsecured promissory note to the Sponsor (the “Third Working Capital Loan”), pursuant to which we could borrow up to an aggregate principal amount of $335,000. The Third Working Capital Loan was non-interest bearing and payable on the consummation of an initial business combination. We borrowed $335,000 under the First Working Capital Loan and repaid the Third Working Capital Loan in full in connection with the Closing of the Business Combination.

On September 30, 2022, we issued an unsecured promissory note to the Sponsor (the “Q3 2022 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $170,000. The Q3 2022 Promissory Note was non-interest bearing and payable upon the completion of an initial business combination. We borrowed $170,000 under the Q3 2022 Promissory Note and repaid the Q3 2022 Promissory Note in full in connection with the Closing of the Business Combination.

On October 31, 2022, we issued an unsecured promissory note to the Sponsor (the “Q4 2022 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $200,000. The Q4 2022 Promissory Note was non-interest bearing and payable upon the completion of an initial business combination. We borrowed $200,000 under the Q4 2022 Promissory Note and repaid the Q4 2022 Promissory Note in full in connection with the Closing of the Business Combination.

On February 6, 2023, we issued an unsecured promissory note to the Sponsor (the “Q1 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $535,000. The Q1 2023 Promissory Note was non-interest bearing and payable upon the completion of our initial business combination. We borrowed $535,000 under the Q1 2023 Promissory Note and repaid the Q1 2023 Promissory Note in full in connection with the Closing of the Business Combination.

On March 29, 2023, we and the Sponsor entered into amendments to each of the Q3 2022 Promissory Note, Q4 2022 Promissory Note and Q1 2023 Promissory Note, pursuant to which loans made under such notes were, at the lender’s discretion, convertible into Warrants of the post-Business Combination entity. On May 12, 2023, the Q1 2023 Promissory Note was amended to clarify that approximately $356,370 of the note proceeds were convertible into Warrants of the post-Business Combination entity at a price of $1.00 per warrant, while the remainder of the note proceeds were non-convertible notes to be used to fund advances to the acquisition target. Such Warrants are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

On May 12, 2023, we issued an unsecured promissory note to the Sponsor (the “First Q2 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $395,000. The First Q2 2023 Promissory Note was non-interest bearing and payable on the completion of our initial business combination. We borrowed $395,000 under the First Q2 2023 Promissory Note and repaid the First Q2 2023 Promissory Note in full in connection with the Closing of the Business Combination. Also on May 12, 2023, we issued an unsecured promissory note to the Sponsor (the “Second Q2 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $355,000 to pay or advance out-of-pocket expenses of Sable in connection with the Business Combination. The Second Q2 2023 Promissory Note was non-interest bearing and payable on the completion of our initial business combination. We borrowed $355,000 under the Second Q2 2023 Promissory Note and repaid the Second Q2 2023 Promissory Note in full in connection with the Closing of the Business Combination.

On June 22, 2023, we issued an unsecured promissory note to the Sponsor (the “Third Q2 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $100,000 to pay or advance out-of-pocket expenses of Sable in connection with the Business Combination. The Third Q2 2023 Promissory Note was non-interest bearing and payable on the completion of our initial business combination. We borrowed $100,000 under the Third Q2 2023 Promissory Note and repaid the Third Q2 2023 Promissory Note in full in connection with the Closing of the Business Combination. Also on June 22, 2023, we issued an unsecured promissory note to the Sponsor (the “Fourth Q2 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $50,000. The Fourth Q2 2023 Promissory Note was non-interest bearing and payable on the completion of our initial business combination. We borrowed $50,000 under the Fourth Q2 2023 Promissory Note and repaid the Fourth Q2 2023 Promissory Note in full in connection with the Closing of the Business Combination.

On August 30, 2023, we issued an unsecured promissory note to the Sponsor (the “First Q3 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $635,000. The First Q3 2023 Promissory Note was non-interest bearing and payable upon the completion of our initial business combination. We borrowed $635,000 under the First Q3 2023 Promissory Note and repaid the First Q3 2023 Promissory Note in full in connection with the Closing of the Business Combination. Also on August 30, 2023, we issued an unsecured promissory note to the Sponsor (the “Second Q3 2023 Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $495,000 to pay or advance out-of-pocket expenses of Sable in connection with the Business Combination. The Second Q3 2023 Promissory Note was non-interest bearing and payable on the completion of our initial business combination. We borrowed $495,000 under the Second Q3 2023 Promissory Note and repaid the Second Q3 2023 Promissory Note in full in connection with the Closing of the Business Combination.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to the Company IPO, or to any of their respective affiliates, prior to or with respect to the Business Combination. At the Closing, all of the Working Capital Loans were converted into 3,306,370 Warrants at a price of $1.00 per Warrant and each of the Promissory Note Loans were repaid fully in cash.

Pursuant to a registration rights agreement with our initial stockholders, we may be required to register certain securities for sale under the Securities Act. These holders, and holders of warrants issued upon conversion of the Working Capital Loans, if any, are entitled under the registration rights agreement to make up to three demands (provided, that each of FL Co-Investment and Intrepid Financial Partners will be entitled to one demand in accordance with FINRA Rule 5110(g)(8)(B)) that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the securities covered thereby are released from their lock-up restrictions, as described herein. We will bear the costs and expenses of filing any such registration statements.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors or the members of our board of directors who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Sable and Holdco Related Party Transactions

Registration Rights Agreement

We have entered into the Registration Rights Agreement with James C. Flores.

Merger Agreement

In connection with the Closing, James C. Flores received 3,000,000 shares of Flame Class A common stock in consideration of his Holdco Class A shares pursuant to the Merger Agreement.

Employment Agreements

In connection with the Closing, James C. Flores and other executive officers will receive certain compensation under the Sable employment agreements. For additional information, see “Executive and Director Compensation.”

Second PIPE Investment

On September 19, 2024, Sable entered into subscription agreements (collectively, the “Second PIPE Subscription Agreements”) with certain investors (the “Second PIPE Investors”) and, pursuant thereto, issued 7,500,000 shares of Common Stock at a price of $20.00 per share for an aggregate purchase price of $150,000,000 (the “Second PIPE Investments”). The Second PIPE Investments were consummated on September 23, 2024 (the “Second PIPE Closing”). Immediately following the Second PIPE Closing, the Company issued 7,500,000 shares of Common Stock to the Second PIPE Investors in accordance with the terms of the Second PIPE Subscription Agreements. The shares of Common Stock issued in the Second PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Second PIPE Subscription Agreements.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, Sable adopted a written related person transaction policy. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which Sable is a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Sable’s policy also provides that a related person means any of Sable’s executive officers and directors (including director nominees), in each case at any time since the beginning of Sable’s last fiscal year, or holders of more than 5% of any class of Sable’s voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. The Audit Committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to Sable’s related person transaction policy, Sable’s Audit Committee charter that has been in effect since the consummation of the Business Combination provides that Sable’s Audit Committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes sets forth information known to us regarding the beneficial ownership of our Common Stock as of October 10, 2024 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Sable Offshore Corp., 845 Texas Avenue, Suite 2920, Houston, Texas 77002.

The beneficial ownership of our Common Stock is based on 81,682,618 shares of Common Stock issued and outstanding as of October 10, 2024.

Beneficial Ownership Table

Name of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Pilgrim Global ICAV(2)	9,541,000	11.6%
FMR LLC(3)	9,024,910	11.0%
Directors and Named Executive Officers:
James C. Flores(4)	17,670,120	20.0%
Gregory D. Patrinely(5)	1,056,042	1.3%
Michael E. Dillard(6)	634,653	*
Gregory P. Pipkin(7)	170,540	*
Christopher B. Sarofim(8)	9,977,153	12.2%
J. Caldwell Flores(9)	1,635,942	2.0%
Doss R. Bourgeois(10)	750,000	*
Anthony C. Duenner(11)	1,021,666	1.2%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is Sable Offshore Corp., 845 Texas Avenue, Suite 2920, Houston, Texas 77002.
(2)

May be deemed to be beneficially owned by Pilgrim Global Advisors LLC, the investment adviser to Pilgrim Global ICAV. Darren Maupin is the majority owner of Pilgrim Global Advisors LLC. The principal business address of Pilgrim Global ICAV is 33 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(3)

May be deemed to be beneficially owned by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is the Director, Chair and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of

FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)

Consists of (i) 7,963,750 shares of Common Stock, (ii) 6,481,370 Warrants to acquire Common Stock that are exercisable within 60 days, (iii) 2,625,000 shares of Common Stock held of record by Flores Family Limited Partnership #2 and (iv) 600,000 shares of Common Stock held of record by Sable Aviation, LLC. Mr. Flores is the general partner of Flores Family Limited Partnership #2. As such, Mr. Flores may be deemed to share beneficial ownership of the shares of Common Stock held of record by Flores Family Limited Partnership #2. Sable Aviation, LLC is an entity controlled by our Chairman and Chief Executive Officer, James C. Flores. As such, Mr. Flores may be deemed to share beneficial ownership of the shares of Common Stock held of record by Sable Aviation, LLC.

(5)	Consists of (i) 71,875 shares of Common Stock, (ii) 650,000 shares of Common Stock issued as restricted stock and (iii) 334,167 Warrants to acquire Common Stock that are exercisable within 60 days.
(6)	Consists of (i) 101,875 shares of Common Stock, (ii) 52,778 shares of Common Stock issued as restricted stock and (iii) 480,000 Warrants to acquire Common Stock that are exercisable within 60 days.
(7)	Consists of (i) 32,762 shares of Common Stock, (ii) 52,778 shares of Common Stock issued as restricted stock and (iii) 85,000 Warrants to acquire Common Stock that are exercisable within 60 days.
(8)

Consists of (i) 596,875 shares of Common Stock held of record by Mr. Sarofim, (ii) 52,778 shares of Common Stock issued as restricted stock, (iii) 327,500 Warrants to acquire Common Stock that are exercisable within 60 days, (iv) 3,000,000 shares of Common Stock held of record by Victorious Angel Group LTD, (v) 3,000,000 shares of Common Stock held of record by Christopher B. Sarofim 2017 Gift Trust and (vi) 3,000,000 shares of Common Stock held of record by Fayez Sarofim & Co. Mr. Sarofim is the managing member of Victorious Angel Group LTD. As such, Mr. Sarofim may be deemed to share beneficial ownership of the shares of Common Stock held of record by Victorious Angel Group LTD. Sarofim Trust Co. is the trustee of Christopher B. Sarofim 2017 Gift Trust. Mr. Sarofim is the trustee of Sarofim Trust Co. As such, Mr. Sarofim may be deemed to share beneficial ownership of the shares of Common Stock held of record by Christopher B. Sarofim 2017 Gift Trust. Mr. Sarofim is the direct, majority member of Fayez Sarofim & Co. and as a result may be deemed to share beneficial ownership of the securities held by Fayez Sarofim & Co.

(9)

Consists of (i) 421,875 shares of Common Stock, (ii) 650,000 shares of Common Stock issued as restricted stock and (iii) 564,067 Warrants to acquire Common Stock that are exercisable within 60 days. Includes 300,000 shares of Common Stock held of record by JCF Capital, LLC. Mr. Flores is the managing member of JCF Capital, LLC. As such, Mr. Flores may be deemed to share beneficial ownership of the shares of Common Stock held of record by JCF Capital, LLC.

(10)	Consists of (i) 650,000 shares of Common Stock issued as restricted stock and (ii) 100,000 Warrants to acquire Common Stock that are exercisable within 60 days.
(11)	Consists of (i) 100,000 shares Common Stock, (ii) 650,000 shares of Common Stock issued as restricted stock and (iii) 271,666 Warrants to acquire Common Stock that are exercisable within 60 days.

SELLING HOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Holders, or their permitted transferees, of up to 7,500,000 shares of Common Stock issued in the Second PIPE Investment. The Selling Holders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus.

The table below is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Holders as of October 4, 2024. In the table below, the first column lists the number of shares of Common Stock beneficially owned by each Selling Holder prior to the offering; the second column lists the maximum number of shares of Common Stock to be sold pursuant to this prospectus by the Selling Holders; the third column lists the number of shares of Common Stock beneficially owned after the sale of all of the shares offered by each Selling Holder pursuant to this prospectus; and the fourth column lists the percentage of outstanding Common Stock beneficially owned after the offered shares of Common Stock are sold pursuant to this prospectus.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

As of October 10, 2024, there were 81,682,618 shares of Common Stock outstanding.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of the securities set forth in the table below. See the section of this prospectus entitled “Plan of Distribution.” In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the below table, unless otherwise indicated below, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Shares of Common Stock

Name of Selling Holder and Addresses	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Adage Capital Partners LP(1)	4,609,631	2,250,000	2,359,631	2.9%
Alyeska Master Fund, LP(2)	960,708	600,000	360,708	*
Citadel CEMF Investments Ltd.(3)	350,000	350,000	—	—
Crown/Aventail Segregated Portfolio(4)	11,967	11,967	—	—
Compass SAV II LLC(5)	6,702	6,702	—	—
Compass Offshore SAV II PCC Limited(6)	4,468	4,468	—	—
Aventail Energy Master Fund, LP(7)	51,863	51,863	—	—
Entities managed or sub-managed by Encompass(8)	1,031,682	400,000	631,862	*
Ghisallo Master Fund LP(9)	550,000	550,000	—	—
Harraden Circle Special Opportunities(10)	305,330	151,111	154,219	*
Harraden Circle Investors(11)	1,223,705	111,111	1,112,594	1.4%
Warbasse67 Fund LLC(12)	211,167	133,333	77,834	*
DFRB Investors LLC(13)	4,445	4,445	—	—
CVI Investments, Inc.(14)	275,000	275,000	—	—
LMR CCSA Master Fund Limited(15)	43,565	37,500	6,065	*
LMR Multi Strategy Master Fund Limited(16)	43,565	37,500	6,065	*
BEMAP Master Fund Ltd(17)	94,522	81,000	13,522	*
Monashee Pure Alpha SPV I LP(18)	108,338	93,000	15,338	*
Blackstone CSP-MST FMAP Fund(19)	112,226	96,000	16,226	*
Mission Pure Alpha LP(20)	34,914	30,000	4,914	*
MMF LT, LLC(21)	200,000	200,000	—	—
Pilgrim Global ICAV(22)	8,971,001	750,000	8,221,001	10.1%
PilotRock Ventures, LLC(23)	175,000	175,000	—	—
Horse Island Partners, LLC(24)	175,000	175,000	—	—
Argus Investments, LLC(25)	100,000	100,000	—	—
Saba Capital Income & Opportunities Fund(26)	58,598	58,598	—	—
Saba Capital Income & Opportunities Fund II(27)	44,801	44,801	—	—
Saba Capital Master Fund, Ltd.(28)	246,601	246,601	—	—
Sculptor Special Funding, LP(29)	233,965	175,000	58,965	*
Thomist Capital Management, LP(30)	300,000	300,000	—	—

* Less	than 1%
(1)

Consists of 2,923,414 shares of Common Stock and 1,686,217 Warrants to acquire Common Stock that are exercisable within 60 days. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, LP, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of this entity is 200 Clarendon St. 52nd Fl, Boston, MA 02116.

(2)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska Master Fund”), has voting and investment control of the shares held by the Alyeska Master Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund. The address of this entity is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.

(3)

Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel CEMF Investments Ltd. (“Citadel CEMF”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors and Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(4)

Aventail Capital Group, LP is the investment manager of Crown/Aventail Segregated Portfolio. The address of this entity is Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, P.O. Box 31855, George Town, Grand Cayman, Cayman Islands, KY1-1207.

(5)	Aventail Capital Group, LP is the investment manager of Compass SAV II LLC. The address of this entity is 617 Fifth Avenue, 37th Floor, New York, NY, 10111.
(6)	Aventail Capital Group, LP is the investment manager of Compass Offshore SAV II PCC Limited. The address of this entity is 617 Fifth Avenue, 37th Floor, New York, NY, 10111.
(7)

Aventail Capital Group, LP is the investment manager of Aventail Energy Master Fund, LP. Aventail Capital Partners, LLC is the general partner of Aventail Energy Master Fund, LP. The address of Aventail Capital Group, LP is 1370 Avenue of the Americas, 27th Floor, New York, NY 10019. The address of Aventail Energy Master Fund, LP is Ugland House, George Town, Grand Cayman, Cayman Islands, KY1-1104.

(8)

Consists of 1,031,682 shares of Common Stock, which are held by certain fund entities and managed accounts for which Encompass Capital Advisors LLC (“Encompass”) exercises investment discretion. Todd Kantor, as the managing member of Encompass, may also be deemed to beneficially own such securities. The business address of Encompass and Mr. Kantor is 200 Park Avenue, Suite 1604, New York, New York 10166.

(9)

Michael Germino is the CIO of Ghisallo Capital Management LLC, which is the discretionary investment manager of Ghisallo Master Fund LP. Ghisallo Master Fund General Partner LP is the general partner of Ghisallo Master Fund LP. The address of Ghisallo Master Fund LP is 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands KY1-9008.

(10)

Consists of 151,111 shares of Common Stock and 154,219 Warrants to acquire Common Stock that are exercisable within 60 days. Harraden Circle Spacial Opportunities is managed by Harraden Circle Investments, LLC. Frederick V. Fortmiller, Jr., as the owner of a controlling interest in Harraden Circle Investments, LLC, may be deemed to have shared power to vote or direct the vote of and/or shared power to dispose or direct the disposition over, these securities. The address of Harraden Circle Investments, LLC is 299 Park Avenue, 21st Floor, New York, NY 10171.

(11)

Consists of 261,111 shares of Common Stock and 962,594 Warrants to acquire Common Stock that are exercisable within 60 days. Harraden Circle Investors is managed by Harraden Circle Investments, LLC. Frederick V. Fortmiller, Jr., as the owner of a controlling interest in Harraden Circle Investments, LLC, may be deemed to have shared power to vote or direct the vote of and/or shared power to dispose or direct the disposition over, these securities. The address of Harraden Circle Investments, LLC is 299 Park Avenue, 21st Floor, New York, NY 10171.

(12)

Warbasse67 Fund LLC is managed by Harraden Circle Investments, LLC. Frederick V. Fortmiller, Jr., as the owner of a controlling interest in Harraden Circle Investments, LLC, may be deemed to have shared power to vote or direct the vote of and/or shared power to dispose or direct the disposition over, these securities. The address of Harraden Circle Investments, LLC is 299 Park Avenue, 21st Floor, New York, NY 10171.
(13)

DFRB Investors LLC ismanaged by Harraden Circle Investments, LLC. Frederick V. Fortmiller, Jr., as the owner of a controlling interest in Harraden Circle Investments, LLC, may be deemed to have shared power to vote or direct the vote of and/or shared power to dispose or direct the disposition over, these securities. The address of Harraden Circle Investments, LLC is 299 Park Avenue, 21st Floor, New York, NY 10171.

(14)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(15)

Consists of 37,500 shares of Common Stock and 6,065 Warrants to acquire Common Stock that are exercisable within 60 days, in each case held directly by LMR Multi-Strategy Master Fund Limited. The address of this entity is c/o LMR Partners LLC, 412 West 15th Street, 9th Floor, New York, NY 10011.

(16)

Consists of 37,500 shares of Common Stock and 6,065 Warrants to acquire Common Stock that are exercisable within 60 days, in each case held directly by LMR CCSA Master Fund Limited. The address of this entity is c/o LMR Partners LLC, 412 West 15th Street, 9th Floor, New York, NY 10011.

(17)

BEMAP Master Fund LTD (“BEMAP”), Mission Pure Alpha LP (“Mission”), Monashee Pure Alpha SPV I LP (“Pure Alpha”) and Blackstone CSP-MST FMAP Fund (“FMAP”) are managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by BEMAP, Pure Alpha, Mission, and FMAP. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of BEMAP, Pure Alpha, Mission, FMAP and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.
(18)

BEMAP, Mission, Pure Alpha and FMAP are managed by Monashee Management. Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by BEMAP, Pure Alpha, Mission, and FMAP. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of BEMAP, Pure Alpha, Mission, FMAP and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.

(19)

BEMAP, Mission, Pure Alpha and FMAP are managed by Monashee Management. Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by BEMAP, Pure Alpha, Mission, and FMAP. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of BEMAP, Pure Alpha, Mission, FMAP and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.

(20)

BEMAP, Mission, Pure Alpha and FMAP are managed by Monashee Management. Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by BEMAP, Pure Alpha, Mission, and FMAP. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of BEMAP, Pure Alpha, Mission, FMAP and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.

(21)

Consists of 200,000 shares of Common Stock and 125,000 Warrants to acquire Common Stock that are exercisable within 60 days, in each case held directly by MMF LT, LLC. Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(22)

Consists of 8,791,001 shares of Common Stock and 1,453,374 Warrants to acquire Common Stock that are exercisable within 60 days, in each case held directly by Pilgrim Global ICAV (“ICAV”). The Portfolio Manager of ICAV is Pilgrim Global Advisors LLC (“Pilgrim Advisors”). The controllers of Pilgrim Advisors are Darren Maupin and Procter Hug. The address of this entity is 33 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(23)

Thomas O’Malley, Jr. is a member of PilotRock Ventures, LLC. Mr. O’Malley, Jr. owns a controlling interest in PilotRock Ventures, LLC, and may be deemed to have shared power to vote or direct the vote of, and/or shared power to direct the disposition over, these securities. The address of PilotRock Ventures, LLC is 222 Lakeview Avenue, STE 1510, West Palm Beach, FL 33401.

(24)

PilotRock Investments, LLC is the portfolio manager of Horse Island Partners, LLC. PilotRock Investments, LLC, as the portfolio manager, may be deemed to have shared power to vote or direct the vote of, and/or shared power to direct the disposition over, these securities. The address of Horse Island Partners, LLC is 222 Lakeview Avenue, STE 1510, West Palm Beach, FL 33401.

(25)

PilotRock Investments, LLC is the portfolio manager of Argus Investments, LLC. PilotRock Investments, LLC, as the portfolio manager, may be deemed to have shared power to vote or direct the vote of, and/or shared power to direct the disposition over, these securities. The address of Argus Investments, LLC is 222 Lakeview Avenue, STE 1510, West Palm Beach, FL 33401.

(26)	The address of this entity is Saba Capital Management, L.P., 405 Lexington Avenue, 58th floor, New York, NY 10174.
(27)	The address of this entity is Saba Capital Management, L.P., 405 Lexington Avenue, 58th floor, New York, NY 10174.
(28)	The address of this entity is Saba Capital Management, L.P., 405 Lexington Avenue, 58th floor, New York, NY 10174.
(29)

Sculptor Special Funding, LP (“NRMD”), a Cayman Islands company, is wholly owned by Sculptor Master Fund, Ltd. (“SCMD”), a Cayman Islands company. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment manager to SCMD. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation, is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock Exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM, may be deemed to be beneficial owners of NRMD. The address of NRMD is 9 West 57th Street, 40th Floor, New York, NY 10019.

(30)

Thomist Capital Management, LP is the investment manager of The Thomist Fund, LP. Thomist Capital, LLC is the general partner of Thomist Capital Management, LP. Mr. Brian Kuzma owns a controlling interest in Thomist Capital, LLC. Mr. Kuzma, as the owner of a controlling interest in Thomist Capital, LLC, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or direct the disposition over, these securities. The address of all entities and individuals listed in this footnote is 3773 Richmond Ave., Suite 777, Houston, TX 77046.

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Holders or their permitted transferees of up to 7,500,000 shares of our Common Stock issued in connection with the Second PIPE Investment at an equity consideration value of $20.00 per share by certain of the Selling Holders named in this prospectus.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of securities. We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The shares of Common Stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of a Selling Holder;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

A Selling Holder that is an entity may elect to make an in-kind distribution of shares of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of Common Stock short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In offering the securities covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Holders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have agreed to indemnify Selling Holders against certain liabilities related to the sale of the Resale Securities, including liabilities under the Securities Act, as further described in the Second PIPE Subscription Agreements.

We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until the earliest of (i) the date on which the Resale Securities may be sold by the Selling Holders without registration under Rule 144, including without limitation, any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144 or any other rule of similar effect, (ii) the date on which all Selling Holders have ceased to hold any Resale Securities and (iii) three years from the effectiveness date of the registration statement of which this prospectus forms a part.

Restrictions to Sell

Refer to the below section of this prospectus entitled “Securities Act Restrictions on Resale of Securities – Lock-up Provisions.

DESCRIPTION OF SECURITIES

General

The Sable certificate of incorporation authorizes 500,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The Sable certificate of incorporation authorizes a total of 500,000,000 shares of Common Stock.

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by the Sable Board, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

The Sable certificate of incorporation authorizes a total of 1,000,000 shares of preferred stock.

Under the terms of the Sable certificate of incorporation, the Sable Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The Sable Board has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Sable Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Units

Each unit had an offering price of $10.00 and consisted of one whole share of Flame Class A common stock and one-half of one Flame warrant. Each whole warrant entitles the holder thereof to purchase one share of Flame

Class A common stock at a price of $11.50 per whole share, subject to adjustment as described in the registration statement on Form S-1 (No. 333-252805) (the “IPO Registration Statement”). A Warrant Holder may exercise its Warrants only for a whole number of shares of Flame Class A common stock. This means that only a whole warrant may be exercised at any given time by a Warrant Holder. No fractional Warrants were issued and only whole Warrants are traded.

The Flame Class A common stock and Public Warrants began separate trading on April 19, 2021. Effective upon the Closing, all units then outstanding automatically separated into Common Stock and Public Warrants, in accordance with their terms.

Public Warrants

As of June 30, 2024, the Company has 14,374,971 Public Warrants outstanding. Each redeemable whole Public Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per full share, subject to adjustment as described in the warrant agreement. The Public Warrants represent a freestanding financial instrument as it is traded on NYSE under the symbol “SOC.WS” and legally detachable and separately exercisable from the related underlying shares of the Company’s Common Stock. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Common Stock upon exercise of a warrant unless the share of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Exclusive Venue

The Sable certificate of incorporation provides that, unless Sable consents in writing to the selection of an alternative forum, (a) the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of Sable, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of Sable to Sable or to Sable’s stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or Sable certificate of incorporation or the Sable bylaws (as either may be amended from time to time) or (4) any action, suit or proceeding asserting a claim against Sable governed by the internal affairs doctrine; and (b) subject to the provisions of the Sable certificate of incorporation, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of Article IX of the Sable certificate of incorporation shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The Sable certificate of incorporation and the Sable bylaws provide that Sable will indemnify and hold harmless its directors, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended. In addition, the Sable certificate of incorporation provides that Sable’s directors will not be personally liable to Sable or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

The Sable bylaws also permit Sable to purchase and maintain insurance on behalf of any person who is or was a director officer, employee or agent of Sable, or is or was serving at the request of Sable as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Sable could have the power to indemnify him or her against such liability under the provisions of the DGCL.

These provisions may discourage stockholders from bringing a lawsuit against Sable’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Sable and Sable’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Sable believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Sable’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of the Sable Certificate of Incorporation, the Sable Bylaws and Delaware Law

Certain provisions of Delaware law and the Sable certificate of incorporation and the Sable bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Sable Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Sable Board the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

The Sable certificate of incorporation provides that the Sable Board is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. In addition, the Sable certificate of incorporation provides that directors may only be removed from the Sable Board with cause. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Sable certificate of incorporation provides that special meetings of the stockholders may be called only by (i) the Sable Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the chairperson of the Sable Board, or (iii) the chief executive officer or president of Sable, and special meetings of stockholders may not be called by any other person or persons. The Sable certificate of incorporation and Sable bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in the Sable bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Sable certificate of incorporation provides otherwise. The Sable certificate of incorporation precludes stockholder action by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

The Sable certificate of incorporation further provides that the affirmative vote of holders of at least 66 2⁄3% of the total voting power of all of the then outstanding shares of capital stock entitled to vote, voting as a single class, is required to amend certain provisions of the Sable certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in an election of directors, voting as a single class, is required to amend or repeal the Sable bylaws, although the Sable bylaws may be amended by a simple majority vote of the Sable Board.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

Stock Exchange

Our Common Stock and the Public Warrants are listed on the NYSE under the symbols “SOC” and “SOC.WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six (6) months but who are affiliates of us at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3) month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Common Stock then outstanding; or

•	the average weekly reported trading volume of Common Stock during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once and for as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Provisions

In connection with the execution of the Merger Agreement and at the Closing, we entered into the Registration Rights Agreement with certain of our stockholders. The Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register the shares of our Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The Registration Rights Agreement also provides that we pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. In addition, pursuant to the Registration Rights Agreement, certain of our shareholders identified in the Registration Rights Agreement will be subject to a restriction on transfer of shares of Common Stock for a period of three years from the Closing.

On September 19, 2024, in connection with the execution of the Second PIPE Subscription Agreements, we entered into a lock-up agreement with TD Cowen, Intrepid and Jefferies (the “Lock-up Agreement”). Pursuant to the Lock-up Agreement, we are subject to a restriction on transfer of our securities for a period of 90 days from the execution of the Second PIPE Subscription Agreements, subject to certain exceptions.

LEGAL MATTERS

The legality of our Common Stock will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The carve out combined balance sheets of the assets and liabilities of the SYU Assets as of December 31, 2023 and 2022, the related carve out combined statements of operations, changes in parent net investment, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Ham, Langston & Brezina, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Flame as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph as to Flame Acquisition Corp.’s (now known as Sable Offshore Corp.) ability to continue as a going concern appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information is available through the SEC’s web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, we file reports and other information with the SEC. The Company’s SEC filings are available through the SEC’s web site on the internet at http://www.sec.gov. We also maintain a website at https://sableoffshore.com where information about Sable can be obtained. The information contained on the Sable website is not part of nor is it incorporated by reference into this prospectus.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS (UNAUDITED)

SABLE OFFSHORE CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(dollars in thousands)

	Successor	Predecessor
	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$112,069	$—
Restricted cash	35,095	—
Materials and supplies	16,578	16,213
Prepaid expenses and other current assets	3,350	—

Total current assets	167,092	16,213
Oil and gas properties (Successful efforts method)
Oil and gas properties	1,068,322	4,382,289
Less: Accumulated depreciation, depletion and amortization	—	(3,693,325)

Total oil and gas properties - net	1,068,322	688,964
Other, net	5,497	6,404

Total assets	$1,240,911	$711,581

Liabilities and Stockholders’ Equity/Parent Net Investment
Accounts payable and accrued expenses	$57,651	$5,384
Due to related party, net	—	11,370
Excise tax payable	2,308	—
Other current liabilities	1,300	1,148

Total current liabilities	61,259	17,902
Warrant liabilities	149,473	—
Asset retirement obligations	94,174	349,138
Senior Secured Term Loan including paid-in-kind interest, net	790,377	—
Deferred tax liabilities	19,781	—
Other	3,800	5,520

Total liabilities	1,118,864	372,560
Commitments and Contingencies (Note 8)
Stockholders’ Equity/Parent Net Investment
Parent net investment	—	339,021
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2024	—	—
Common Stock, $0.0001 par value; 500,000,000 shares authorized; 64,845,435 issued and outstanding at June 30, 2024	6	—
Additional paid-in capital	548,600	—
Accumulated deficit	(426,559)	—

Total Stockholders’ Equity/Parent Net Investment	122,047	339,021

Total Liabilities and Stockholders’ Equity/Parent Net Investment	$1,240,911	$711,581

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SABLE OFFSHORE CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(dollars in thousands)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	February 14, 2024—June 30, 2024	January 1, 2024— February 13, 2024	Six Months Ended June 30, 2023
Revenue
Oil and gas sales	$—	$—	$—	$—	$—

Total revenue	—	—	—	—	—
Operating Expenses
Operations and maintenance expenses	26,294	14,113	33,612	7,320	28,909
Depletion, depreciation, amortization and accretion	2,724	5,254	4,101	2,627	10,509
General and administrative expenses	33,217	2,948	183,665	1,714	6,085

Total operating expenses	62,235	22,315	221,378	11,661	45,503

Loss from operations	(62,235)	(22,315)	(221,378)	(11,661)	(45,503)
Other (income) expenses:
Change in fair value of warrant liabilities	81,178	—	79,415	—	—
Other (income) expense	(2,301)	(7)	(2,800)	128	(2)
Interest expense	19,175	—	28,976	—	—

Total other (income) expense, net	98,052	(7)	105,591	128	(2)

Loss before income taxes	(160,287)	(22,308)	(326,969)	(11,789)	(45,501)
Income tax expense	5,149	—	18,572	—	—

Net loss	$(165,436)	$(22,308)	$(345,541)	$(11,789)	$(45,501)

Basic and diluted net loss per Common Stock
Weighted average Common Stock outstanding, basic and diluted	60,166,269	n/a	60,166,269	n/a	n/a

Basic and diluted net loss per Common Stock	$(2.75)	n/a	$(5.74)	n/a	n/a

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SABLE OFFSHORE CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) / PARENT NET INVESTMENT

(UNAUDITED)

(dollars in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Successor:
For the period from February 14, 2024 to March 31, 2024
BALANCE—February 14, 2024 (prior to Business Combination)	7,187,500	$1	$—	$(81,018)	$(81,017)
Redeemable shares reclassified to Common Stock	5,953,859	1	61,948	—	61,949

Net effect of Business Combination	13,141,359	2	61,948	(81,018)	(19,068)
Private offering proceeds, net	44,024,910	4	417,367	—	417,371
Issuance of merger consideration shares	3,000,000	—	36,300	—	36,300
Shared based compensation	2,758,334	—	10,080	—	10,080
Net loss	—	—	—	(180,105)	(180,105)

BALANCE—March 31, 2024	62,924,603	6	525,695	(261,123)	264,578
Shared based compensation	1,920,832	—	22,905	—	22,905
Net loss	—	—	—	(165,436)	(165,436)

BALANCE—June 30, 2024	64,845,435	$6	$548,600	$(426,559)	$122,047

Parent Net Investment
Predecessor:
For the period January 1, 2024 to February 13, 2024
BALANCE—January 1, 2024	$339,021
Contributions from parent	22,474
Net loss	(11,789)

BALANCE—February 13, 2024	$349,706

BALANCE—January 1, 2023	$362,596
Contributions from parent	19,747
Net loss	(23,193)

BALANCE—March 31, 2023	359,150
Contributions from parent	17,443
Net loss	(22,308)

BALANCE—June 30, 2023	$354,285

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SABLE OFFSHORE CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(dollars in thousands)

	Successor	Predecessor
	February 14, 2024—June 30, 2024	January 1, 2024— February 13, 2024	Six Months Ended June 30, 2023
Cash flows from operating activities:
Net loss	$(345,541)	$(11,789)	$(45,501)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	4,101	2,627	10,509
Stock-based compensation	69,285	—	—
Amortization of deferred financing costs	503	—	—
Paid-in-kind interest	28,473	—	—
Deferred tax expenses	18,572	—	—
Change in fair value of warrant liabilities	79,415	—	—
Changes in current assets and current liabilities, net of effect of acquisition:
Materials, supplies and other assets	58	5,980	554
Prepaid expenses	(1,866)	—	—
Accounts payable and accrued expenses	53,126	(7,922)	(2,809)
Due to related party	—	(11,370)	57

Net cash used in operating activities	(93,874)	(22,474)	(37,190)
Cash flows from investing activities:
Payments for capital expenditures	(4,131)	—	—
Cash paid for acquisition	(204,154)	—	—

Net cash used in investing activities	(208,285)	—	—

Cash flows from financing activities:
Capital contribution from parent	—	22,474	37,190
Private offering proceeds	440,249	—	—
Payment of equity issuance costs	(22,878)	—	—
Payment on Senior Secured Term Loan	(18,750)	—	—
Payment of debt issuance costs	(1,503)	—	—
Payment of non-convertible promissory notes—related parties	(1,129)	—	—

Net cash provided by financing activities	395,989	22,474	37,190

Net change in cash	93,830	—	—
Cash and cash equivalents, beginning of the period	53,334	—	—

Cash, cash equivalents and restricted cash, end of the period	$147,164	$—	$—

Supplemental Non-Cash Disclosure
Assets and Liabilities resulting from Business Combination:
Senior Secured Term Loan, including paid-in-kind interest	$765,018	$—	$—

Supplies and materials	16,637	—	—

Accrued liabilities	129	—	—

Deferred tax liability	1,209	—	—

Asset retirement obligations assumed	90,073	—	—

Right of use assets obtained in exchange for operating lease liabilities	4,621	—	—

Right of use assets obtained in exchange for operating lease liabilities	$756	$—	$—

Change in capital expenditure accruals	$3,607	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SABLE OFFSHORE CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2024

Note 1 — Organization, Business Operations, and Going Concern

Organization and General

Sable Offshore Corp. (“Sable,” the “Company” or “we”) (formerly known as Flame Acquisition Corp. or “Flame”) is an independent oil and gas company headquartered in Houston, Texas. Flame was initially formed as a special purpose acquisition company for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On November 2, 2022, the Company entered into an agreement and plan of merger, dated as of November 2, 2022 (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), with Sable Offshore Corp., a Texas corporation (“SOC”), and Sable Offshore Holdings, LLC, a Delaware limited liability company and the parent company of SOC (“Holdco” and, together with SOC, “Sable”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between Sable, Flame, and Sable Offshore Holdings LLC (“Holdco”), on February 14, 2024, (i) Holdco merged with and into Flame, with Flame surviving such merger (the “Holdco Merger”) and (ii) Sable merged with and into Flame, with Flame surviving such merger (the “SOC Merger” and, together with the Holdco Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Merger”).

On November 1, 2022 (as amended on June 13, 2023 and December 15, 2023), Sable Offshore Corp., a Texas corporation (“Legacy Sable”), entered into a purchase and sale agreement (the “Sable-EM Purchase Agreement”) with Exxon Mobil Corporation (“Exxon”) and Mobil Pacific Pipeline Company (“MPPC,” and together with Exxon, “EM”) pursuant to which Legacy Sable agreed to acquire from EM certain assets constituting the Santa Ynez field in Federal waters offshore California (“SYU”) and associated onshore processing and pipeline assets (such “Assets,” as defined in the Sable-EM Purchase Agreement, collectively the “SYU Assets”).

On February 14, 2024 (the “Closing Date”), the Company consummated the Merger and related transactions (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), following which Flame was renamed “Sable Offshore Corp.”. Pursuant to the terms and subject to the conditions set forth in the Sable-EM Purchase Agreement, the transactions contemplated by the Sable-EM Purchase Agreement were also consummated on February 14, 2024 (“Sable-EM Closing Date”), immediately after the Business Combination, as a result of which Sable purchased the SYU Assets, effective as of January 1, 2022. On February 15, 2024, Sable’s shares of Common Stock, par value $0.0001 per share (“Common Stock”) and warrants to purchase Common Stock at an exercise price of $11.50 per share (the “Public Warrants”) began trading on NYSE under the symbols, “SOC” and “SOC.WS,” respectively (refer to Note 3 — Acquisition for additional details).

On February 14, 2024, immediately following the Closing, the Company issued 44,024,910 shares of Common Stock of the Company, at a price of $10.00 per share for an aggregate PIPE Investment (as defined below) of $440,249,100 in accordance with the terms of the PIPE Subscription Agreements (as defined below). The shares of Common Stock issued in the PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the PIPE Subscription Agreements.

Unless otherwise noted or the context otherwise requires, references to (i) the “Company,” “Sable,” “we, “us,” or “our” are to Sable Offshore Corp., a Delaware corporation, and its consolidated subsidiaries, following the Business Combination, (ii) “Flame” refers to Flame Acquisition Corp. prior to the Business Combination, and (iii) the “Pipelines” are to Pipeline Segments 324/325 (formally known as Pipeline Segments 901/903) and the other “324/325 Assets” (formally known as “901/903 Assets” and as defined in the Sable-EM Purchase Agreement).

For the purposes of the unaudited condensed consolidated financial statements, periods on or before February 13, 2024 reflect the financial position, results of operations and cash flows of SYU prior to the Business Combination, referred to herein as the “Predecessor,” and periods beginning on or after February 14, 2024 reflect the financial position, results of operations and cash flows of the Company as a result of the Business Combination, referred to herein as the “Successor”.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. The Company has experienced losses from operations and has negative cash flows from operations. As of June 30, 2024, the Successor reported unrestricted cash of $112.1 million and an accumulated deficit of $426.6 million. The Company expects to continue to incur losses until we can restart production of the SYU Assets.

In connection with the Business Combination, the Company entered into subscription agreements (“PIPE Subscription Agreements”) with certain investors for an aggregate commitment (“PIPE Investment”) amount of approximately $440.0 million, pursuant to which such investors agreed to purchase an aggregate of approximately 44.0 million shares of common stock of the Company, par value of $0.0001 per share, at a price of $10.00 per share upon the consummation of the Business Combination. On February 14, 2024, immediately following the Closing Date, the Company issued 44,024,910 shares of Common Stock of the Company, at a price of $10.00 per share for an aggregate PIPE Investment of gross proceeds of $440.2 million in accordance with the terms of the PIPE Subscription Agreements. Following the Closing Date and through June 30, 2024, management has addressed near-term capital funding needs with the PIPE capital raise and the consummation of the Business Combination and believes the Company has sufficient capital to maintain operations and complete the repairs necessary to restart production of the SYU Assets. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements included in this Quarterly Report do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that could be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 as Section 4501 of the Internal Revenue Code (the “Stock Buyback Tax”). The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases made during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “U.S. Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

The Company has accrued an excise tax payable of $2.3 million relating to redemptions of common stock prior to the Business Combination, which is recorded as a liability on our unaudited condensed consolidated balance sheet as of June 30, 2024 (Successor).

On June 28, 2024, the U.S. Treasury issued regulations (the “Final Procedural Regulations”) finalizing proposed rules regarding the reporting and payment of the non-deductible 1% Stock Buyback Tax. Under the Final Procedural Regulations, the deadline for reporting, and paying, the Stock Buyback Tax for taxable years ending after December 31, 2022, and on or before June 28, 2024, is October 31, 2024.

Note 2 — Significant Accounting Policies

Basis of Presentation

Flame was initially formed as a special purpose acquisition company for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On February 14, 2024, Flame completed the transactions contemplated by the Merger Agreement and the Sable-EM Purchase Agreement, with Flame surviving the transactions and changing its name to Sable Offshore Corp. thereafter. The Company was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805, Business Combinations, with such transactions being accounted for as a forward merger, and SYU was deemed the Predecessor entity for accounting purposes.

As a result of the Business Combination, the results of operations, financial position and cash flows of the Predecessor and Successor are not directly comparable. Since SYU was deemed to be the Predecessor entity, the historical financial statements of SYU became the historical financial statements of the combined Company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of SYU prior to the Business Combination and (ii) the combined results of the Company, including SYU, following the Closing Date. The accompanying financial statements include a Predecessor period, which includes the period through February 13, 2024 concurrent with the Business Combination, and a Successor period from February 14, 2024 through June 30, 2024. A black line between the Successor and Predecessor periods has been placed in the unaudited condensed consolidated financial statements and in the tables to the notes to the unaudited condensed consolidated financial statements to highlight the lack of comparability between these two periods.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. Financial presentation in prior periods has been adjusted to conform with current period presentation.

The Predecessor financial statements reflect the carve-out assets, liabilities, revenues, expenses, and cash flows of SYU. SYU has not previously been separately accounted for as a stand-alone legal entity. The accounts are presented on a combined basis because SYU was under common control of EM.

The accompanying Predecessor financial statements also include a portion of indirect costs for general and administrative expenses. In addition to the allocation of indirect costs, the Predecessor financial statements reflect certain agreements executed by EM for the benefit of SYU. The allocations methodologies for significant allocated items include:

•

General and administrative expenses that were not specifically identifiable to SYU were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data for the period from January 1, 2022 to February 13, 2024. The total amounts allocated to SYU for the period from January 1, 2024 to February 13, 2024 and the three and six months ended June 30, 2023, which are recorded in general and administrative expenses, are $1.7 million, $2.9 million, and $6.1 million, respectively.

•	Long-term debt was not allocated to SYU as it was a legal obligation of EM, which was not directly impacted by the sale of SYU to Sable.

Management believes the allocation methodologies used in the Predecessor financial statements are reasonable and result in an allocation of EM’s indirect costs of operating SYU as a stand-alone entity. These Predecessor financial statements may not be indicative of the future performance of SYU and do not necessarily reflect what the results of operations, financial position and cash flows would have been had SYU been operated as an independent company during the periods presented.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant assumptions are required in estimating the quantities and values of proved oil, gas and NGL reserves used in calculating depletion and assessing impairment of oil and gas properties. Other significant estimates made by management include, among others, allocation assumptions and the carrying amount of asset retirement obligations, which are based on the timing and cost of future abandonments, and inputs utilized to fair value warrant liabilities.

While management believes these estimates are reasonable, changes in facts and assumptions or the discovery of new information may result in revised estimates. Actual results could differ from these estimates, and it is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Refer to Note 11 — Fair Value Measurements for fair value disclosures.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

The Company considers cash or cash equivalents that are legally restricted from use or withdrawal as restricted cash. In March of 2024 the Company entered into the Settlement Agreement (as defined below) in regards to the Grey Fox Matter (as defined below) (refer to Note 8 — Commitments and Contingencies for additional details regarding the Grey Fox Matter). Pursuant to the Settlement Agreement, the Company was required to deliver a letter of credit (the “Letter of Credit”) in the amount of $35.0 million to the plaintiffs’ counsel in the Grey Fox Matter. The Letter of Credit was issued by JPMorgan Chase Bank, N.A. (“JPMorgan”) and required the Company to enter into a cash collateral agreement (the “Collateral Agreement”) with JPMorgan on May 7, 2024. Pursuant to the Collateral Agreement, the Company deposited $35.0 million into a collateral account (the “Collateral Account”), which is pledged as collateral to JPMorgan as the issuer of the Letter of Credit. Pursuant to the terms of the Settlement Agreement, the plaintiffs’ counsel in the Grey Fox Matter may draw upon the Letter of Credit at a future date upon satisfaction of certain conditions, and the funds held in the Collateral Account are legally restricted to reimburse JPMorgan for such draws, in addition to any related fees and expenses. Additionally, pursuant to the Settlement Agreement, the Company will pay interest on the $35.0 million to the Grey Fox plaintiffs at the rate earned on the Collateral Account (the “Interest Payable”); provided however that the Company is entitled to reduce the Interest Payable by the ordinary and customary expenses charged to the Company from JPMorgan as the issuer of the Letter of Credit, capped at $0.4 million. Subject to the court’s final approval of the Settlement Agreement, the $35.0 million deposit in the Collateral Account and Interest Payable are payable upon the final payment date, which must occur no later than June 30, 2025 (the “Final Payment Date”).

Prior to the Final Payment Date, the Interest Payable is not legally restricted and is available for the Company’s use. However, the Company has adopted an accounting policy to consider interest that is both (i) earned on cash that is legally restricted in relation to a legal settlement and (ii) payable as a part of such settlement, such as the Interest Payable, restricted for presentation purposes. Accordingly, the $35.0 million deposit in the Collateral Account and the related Interest Payable are presented within the restricted cash balance presented on the Company’s unaudited condensed consolidated balance sheet as of June 30, 2024.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and restricted cash deposits with a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $0.3 million. At June 30, 2024 (Successor) and December 31, 2023 (Predecessor), the Company did not experience losses on this account.

Related Parties

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 850, Related Party Disclosures (“ASC Topic 850”), requires transactions with related parties that would make a difference in decision making to be disclosed so that users of the condensed consolidated financial statements can evaluate their significance. Refer to Note 5—Related Party Transactions for further discussion.

During the period from January 1, 2024 through February 13, 2024 (Predecessor) and the three and six months ended June 30, 2023 (Predecessor), there were no related party transactions, except for the management and administrative services. SYU previously received management and administrative services from EM, a portion of which was attributable to SYU. Additionally, cash that was received on behalf of SYU by EM created a receivable for SYU, while expenditures made by EM on behalf of SYU created a payable for SYU. The net receivable or payable from all cash activity attributable to SYU is reflected as Due to related party, net on the accompanying unaudited condensed consolidated balance sheet.

Property, Plant and Equipment

Cost Basis. The Company’s oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method, costs are accumulated on a field-by-field basis. Costs incurred to purchase, lease, or otherwise acquire a property (whether unproved or proved) are capitalized when incurred. Exploratory well costs are carried as an asset when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where sufficient progress assessing the reserves and the economic and operating viability of the project is being made. Exploratory well costs not meeting these criteria are charged to expense. Other exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Development costs, including costs of productive wells and development dry holes, are capitalized.

Other Property and Equipment. Other property and equipment primarily consist of onshore midstream facilities. Due to the nature of the other property and equipment, it is presented within oil and gas properties in the unaudited condensed consolidated financial statements.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization are primarily determined under the unit-of-production method, which is based on estimated asset service life taking obsolescence into consideration.

Acquisition costs of proved properties are to be amortized using a unit-of-production method, computed on the basis of total proved oil and natural gas reserve volumes. Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using the unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Under the unit-of-production method, oil and natural gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Due to the nature of our investments in midstream equipment, the cost of such assets are also to be amortized using the unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

SYU has been shut in since 2015 due to a pipeline incident but has been maintained to preserve it in an operation-ready state and thus no depreciation, depletion or amortization has been recorded by the Company since its acquisition of the SYU Assets. Depreciation, depletion, amortization, and accretion expense for oil and gas properties for the three months ended June 30, 2024 (Successor) and the period February 14, 2024 through June 30, 2024 (Successor) consisted solely of accretion expense in the amount of $2.7 million and $4.1 million, respectively.

Depreciation, depletion, amortization, and accretion expense for oil and gas properties and related equipment was $2.6 million, $5.3 million and $10.5 million for the period from January 1, 2024 through February 13, 2024 (Predecessor), and the three and six months ended June 30, 2023 (Predecessor), respectively.

The Company had net capitalized costs related to oil and gas properties and related equipment of $1.1 billion as of June 30, 2024 (Successor) and $689.0 million as of December 31, 2023 (Predecessor), respectively.

Impairment Assessment. Oil and gas properties are tested for recoverability on an ongoing basis whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Among the events or changes in circumstances which could indicate that the carrying value of an asset or asset group may not be recoverable are the following:

a.	a significant decrease in the market price of a long-lived asset;

b.	a significant adverse change in the extent or manner in which an asset is being used or in its physical condition including a significant decrease in current and projected reserve volumes;

c.	a significant adverse change in legal factors or in the business climate that could affect the value, including an adverse action or assessment by a regulator;

d.	an accumulation of project costs significantly in excess of the amount originally expected;

e.	a current-period operating loss combined with a history and forecast of operating or cash flow losses; and

Oil and gas properties undergo a process to monitor for indicators of potential impairment throughout the year. This process is aligned with the requirements of ASC 360 and ASC 932. Asset valuation analysis, profitability reviews and other periodic control processes assist in assessing whether events or changes in circumstances indicate the carrying amounts of any of the assets may not be recoverable.

Because the lifespans of the oil and gas properties are measured in decades, the future cash flows of these assets are predominantly based on long-term oil and natural gas commodity prices, industry margins, and development and production costs. Significant reductions in management’s view of oil or natural gas commodity prices or margin ranges, especially the longer-term prices and margins, and changes in the development plans, including decisions to defer, reduce, or eliminate planned capital spending, can be an indicator of potential impairment. Other events or changes in circumstances, can be indicators of potential impairment as well.

In general, temporarily low prices or margins are not viewed as an indication of impairment. Management believes that prices over the long term must be sufficient to generate investments in energy supply to meet global demand. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand fundamentals. On the supply side, industry production from mature fields is declining. This is being offset by investments to generate production from new discoveries, field developments and technology, and efficiency advancements. OPEC investment activities and production policies also have an impact on world oil supplies. The demand side is largely a function of general economic activities, alternative energy sources and levels of prosperity. During the lifespan of its major assets, management expects that oil and gas prices and industry margins will experience significant volatility, and consequently these assets will experience periods of higher earnings and periods of lower earnings. In assessing whether events or changes in circumstances indicate the carrying value of an asset may not be recoverable, management considers recent periods of operating losses in the context of its longer-term view of prices and margins.

Cash Flow Assessment. If events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In performing this assessment, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Cash flows used in recoverability assessments are based on assumptions which are developed by management and are consistent with the criteria management uses to evaluate investment opportunities. These evaluations make use of assumptions of future capital allocations, crude oil and natural gas commodity prices including price differentials, refining and chemical margins, volumes, and development and operating costs. Volumes are based on projected field and facility production profiles, throughput, or sales. Management’s estimate of upstream production volumes used for projected cash flows makes use of proved reserve quantities and may include risk-adjusted unproved reserve quantities.

Fair value of Impaired Assets. An asset group is impaired if its estimated undiscounted cash flows are less than the asset group’s carrying value. Impairments are measured by the amount by which the carrying value exceeds fair value. The assessment of fair value is based upon the views of a likely market participant. The principal parameters used to establish fair value include estimates of acreage values and flowing production metrics from comparable market transactions, market-based estimates of historical cash flow multiples, and discounted cash flows. Inputs and assumptions used in discounted cash flow models include estimates of future production volumes, throughput and product sales volumes, commodity prices which are consistent with the average of third-party industry experts and government agencies, refining and chemical margins, drilling and development costs, operating costs and discount rates which are reflective of the characteristics of the asset group. Impairments incurred are Level 3 fair value measurements.

As discussed in Note 1 — Organization, Business Operations, and Going Concern above, on November 1, 2022, the Sable-EM Purchase Agreement was executed to sell SYU for consideration consisting of a seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down by the Predecessor to their estimated fair value resulting in an impairment of approximately $1.4 billion. There were no impairments recognized during the periods February 14, 2024 through June 30, 2024 (Successor), January 1, 2024 through February 13, 2024 (Predecessor), or the three and six months ended June 30, 2023 (Predecessor).

Materials and supplies

Materials and supplies are valued at the lower of cost or net realizable value.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include obligations incurred in the ordinary operation of the business for services performed and products received, including capital expenditures that are capitalized as oil and gas properties. Accounts payable and accrued liabilities consisted of the following as of:

	Successor	Predecessor
(in thousands)	June 30, 2024	December 31, 2023
Accounts payable	$4,760	$3,235
Accrued expenses	17,796	2,149
Legal settlement payable	35,095	—

Total accounts payable and accrued liabilities	$57,651	$5,384

Asset Retirement Obligations (“ARO”)

The Company’s asset retirement obligations primarily relate to the future plugging and abandonment of oil and gas properties and related facilities. The Company uses assumptions and judgments to estimate the respective future plugging and abandonment costs, technical assessments of the assets and their ultimate productive life (timing of settlements), a risk-adjusted discount rate and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the oil and natural gas property balance.

The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. Asset retirement obligations incurred in the current period are Level 3 fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value. Refer to Note 4 — Asset Retirement Obligations for additional disclosures.

Derivative Warrant Liabilities

The Company does not currently use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its warrants as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations (Refer to Note 11 — Fair Value Measurements for additional details).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also requires that an annual effective tax rate be determined and that such annual effective rate be applied to year-to-date income in interim periods. Using provisions of ASC 740 that allow certain tax items to be recorded in the interim period in which these items are reported, the Company’s effective tax rate was negative 5.7% and negative 3.2% for the Successor period February 14, 2024 through June 30, 2024 and the three months ended June 30, 2024, respectively. The effective tax rates differ from the statutory tax rate of 21% for the Successor periods ended June 30, 2024, due primarily to changes in the valuation allowance on the deferred tax assets and disallowed expenses.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, we begin with historical results and incorporate assumptions about the amount of future federal and state pretax operating income adjusted for items that do not have tax consequences. Based on our ongoing assessment of all available evidence, both positive and negative, we concluded that it was more likely than not that our U.S. deferred tax assets in excess of deferred tax liabilities would not be realized. Also, in scheduling the reversals of our existing timing differences for the Successor period, we concluded that certain deferred tax liabilities in future periods do not have deferred tax assets available to offset, which is primarily due to our net operating losses being limited to 80% of taxable income on an annual basis. Therefore, a further valuation allowance of our deferred tax assets in excess of our liabilities is necessary and results in deferred tax expense for the Successor period. Our judgment regarding the likelihood of realization of these deferred tax assets could change in future periods, which could result in a material impact to our income tax provision in the period of change.

Parent Net Investment (Predecessor)

Parent net investment reflects the financial reporting basis of SYU’s assets and liabilities and changes due to capital contributions and losses. All cash activity of SYU for the periods presented were concentrated in accounts retained by EM. Accordingly, net cash activity attributable to SYU is reflected in contributions from parent in the accompanying unaudited condensed consolidated financial statements in the Predecessor periods.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share of Common Stock is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding for the period.

The following table reflects the calculation of basic and diluted net loss per share of Common Stock.

	Successor	Predecessor	Successor	Predecessor
(dollars in thousands, except per share amounts)	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	February 14, 2024—June 30, 2024	January 1, 2024— February 13, 2024	Six Months Ended June 30, 2023
Net loss	$(165,436)	$(22,308)	$(345,541)	$(11,789)	$(45,501)

Weighted average shares outstanding—Basic and diluted	60,166,269	n/a	60,166,269	n/a	n/a

Net loss per share—Basic and diluted	$(2.75)	n/a	$(5.74)	n/a	n/a

Restricted shares outstanding are anti-dilutive due to the Company’s net loss position and therefore have not been included in the weighted average shares calculation for the three months ended June 30, 2024 and the period from February 14, 2024—June 30, 2024.

Recent Accounting Standards

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280). This guidance requires a public entity, including entities with a single reportable segment, to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. The Company plans to adopt this guidance and conform with the applicable disclosures retrospectively when it becomes mandatorily effective for our annual report for the year ending December 31, 2024. The Company is currently reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures. The FASB issued this ASU to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The amendments in this ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Acquisition

On the Sable-EM Closing Date, in connection with the consummation of the transactions contemplated by the Sable-EM Purchase Agreement, the Company entered into a $625.0 million five year Senior Secured Term Loan with Exxon (the “Term Loan”) and paid additional consideration of $204.2 million in cash to Exxon (which excludes an $18.8 million cash deposit on the Term Loan paid to Exxon on the Closing Date). Refer to Note 6 — Debt for additional details regarding the Term Loan.

The following table presents the preliminary adjusted purchase consideration (in thousands):

Consideration:
Purchase consideration as per Sable-EM Purchase Agreement	$625,000
Plus:
Paid-in-kind interest from effective date to closing*	140,018
Materials and supplies*	16,637
Cash consideration paid	204,154

Preliminary adjusted purchase consideration	$985,809

*	Included in the initial principal associated with the Term Loan.

The acquisition of the SYU Asset’s is accounted for under the scope of FASB’s ASC Topic 805, Business Combinations (“ASC 805”). Pursuant to ASC 805, Sable was determined to be the accounting acquirer. The Company is still finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The allocation of the purchase price included in the current period balance sheet is based on the best estimate of management and is preliminary and subject to change. To assist management in the allocation, the Company engaged valuation specialists. The Company will finalize the amounts recognized as the information necessary to complete the analysis is obtained. The Company expects to finalize these amounts as soon as possible but no later than one year from the acquisition date.

The following table represents the allocation of the total purchase price for the acquisition of the identifiable assets acquired and the liabilities assumed at the acquisition date (in thousands):

Total consideration	$985,809
Fair value of assets acquired:
Oil and gas properties	$1,060,583
Materials and supplies	16,637
Other assets	4,621

Amount attributable to assets acquired	$1,081,841

Fair value of liabilities assumed:
Asset retirement obligations	$90,073
Other current liabilities	827
Deferred tax liability	1,209
Other long term liabilities	3,923

Amounts attributable to liabilities assumed	96,032

Net assets acquired and liabilities assumed	$985,809

The Company assumed contractual agreements for warehousing space and for surface use rights. For leases with a primary term of more than 12 months, a right-of-use (“ROU”) asset and the corresponding ROU lease liability is recorded. The Company recorded an initial asset and liability of $4.6 million associated with the assumed leases. The Company determines at inception if an arrangement is an operating or financing lease.

The Company also paid transaction costs in connection with the acquisition and the related Business Combination totaling $49.1 million, of which $24.7 million was recognized in Selling, general, and administrative expenses in the condensed consolidated statement of operations as of the Closing Date, $22.9 million was recognized as a charge to Additional paid-in-capital, and $1.5 million was capitalized as debt issuance costs on the condensed consolidated balance sheet as of February 14, 2024.

Note 4 — Asset Retirement Obligations

The Company’s asset retirement obligations relate to the future plugging and abandonment of oil and gas properties and related facilities. The following table describes the changes to the Company’s asset retirement obligations liability as of:

	Successor	Predecessor
(in thousands)	June 30, 2024	December 31, 2023
Beginning balance	$—	$329,375
Acquisition of SYU	90,073	—
Accretion	4,101	19,763

Ending balance	$94,174	$349,138

Note 5 — Related Party Transactions

Convertible Promissory Notes

Since Flame’s inception, it entered into nine convertible promissory notes with Flame Acquisition Sponsor LLC (“Sponsor”) to provide working capital loans (the “Working Capital Loans”) totaling $3.3 million as of February 14, 2024. The Working Capital Loans were to be either repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, such Working Capital Loans were convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. At the Closing Date, all of the

Working Capital Loans were converted into an aggregate of 3,306,370 Private Warrants at a price of $1.00 per Warrant. The warrants are identical to the Private Placement Warrants. See warrant discussion at Note 7 — Warrants.

Promissory Note Loans

Since Flame’s inception, it entered into four non-convertible promissory notes (the “Promissory Note Loans”) with the Sponsor to provide Promissory Note Loans that were used to pay for expenditures of the acquisition target totaling $1.1 million as of February 14, 2024. At the Closing Date, each of the Promissory Note Loans were fully repaid in cash.

Founder Reimbursement

Under the terms of the Merger Agreement, James C. Flores, the Company’s Chairman and Chief Executive Officer, was entitled to reimbursement by Flame, on the Closing Date, of all of his reasonable, documented out-of-pocket fees and expenses for any agents, advisors, consultants, experts, independent contractors and financial advisors engaged on behalf of Holdco or Sable and incurred in connection with the transactions contemplated by the Merger Agreement and the Sable-EM Purchase Agreement, in each case, that were paid as of the Closing, subject to a cap equal to $3.0 million. On the Closing Date, Mr. Flores was reimbursed $2.9 million and the associated expense is included in General and administrative expenses on the condensed consolidated statement of operations for the period from February 14, 2024 through June 30, 2024 (Successor).

Note 6 — Debt

Senior Secured Term Loan

Sable entered into the Term Loan with an initial principal of $625.0 million. The initial principal balance was increased by $16.6 million for material and supplies and $140.0 million for paid-in-kind interest from the effective date through the Closing Date less an $18.8 million cash deposit (which was paid on the Closing Date). The proceeds of the Term Loan were deemed funded on the Closing Date in connection with consummation of the Sable-EM Purchase Agreement. The term loan bears interest at ten percent (10.0%) per annum (computed on a 360-day year). Unless Sable elects in writing prior to an applicable interest payment date to pay accrued but unpaid interest in cash, all such accrued and unpaid interest shall be compounded annually on January 1st of each year by adding the relevant amount to the then outstanding principal amount of the term loan (“paid-in-kind interest”). The Term Loan matures on the earliest to occur of (i) the five year anniversary of the applicable effective time (such effective time, 12:00:01 a.m. (Houston Time) on January 1, 2022), (ii) ninety days after Restart Production (i.e., 180 days after first production from the wells) under and as defined in the Sable-EM Purchase Agreement or (iii) acceleration of the term loan in accordance with the terms of the Term Loan.

The Term Loan dated as of the Closing Date by and among Sable, EM, as lender, and Alter Domus Products Corp., as the administrative agent for the benefit of the lender requires that James C. Flores, our Chairman and Chief Executive Officer, remains directly and actively involved in the day-to-day management of our business, subject to the right of the holder of such indebtedness to approve his replacement, such approval not to be unreasonably withheld. Additionally, if we fail to restart production of the SYU Assets by January 1, 2026 (the “Restart Failure Date”), then pursuant to the Purchase and Sale Agreement dated November 1, 2022, by and among Legacy Sable, EM and MPPC relating to the Sable-EM Purchase Agreement, for 180 days thereafter, EM will have the exclusive right, but not the obligation, to require us to reassign the SYU Assets and rights to EM or its designated representative, without reimbursing us for any of our costs or expenditures (the “Reassignment Option”). If we have acquired any additional rights or assets or have developed additional improvements related to the SYU Assets, records or benefits, on EM’s request we also would be required to assign and deliver those additional rights, assets, improvements, records or benefits to EM without being reimbursed for any of our additional costs or expenses. If we are unable to restart production of the SYU Assets by the Restart Failure Date and EM exercises its Reassignment Option, EM will become the owner of substantially all of our business and we may be forced to wind-down our operations. Our ability to restart production of the SYU Assets is subject to several risks, and there is no assurance that we will be able to restart production of the SYU Assets by the Restart Failure Date.

Restrictive covenants in the Senior Secured Term Loan impose significant operating and financial restrictions on us and our subsidiaries and we may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the Term Loan unless we gain EM’s consent. These restrictions limit our ability to, among other things: engage in mergers, consolidations, liquidations, or dissolutions; create or incur debt or liens; make certain debt prepayments; pay dividends, distributions, management fees or certain other restricted payments; make investments, acquisitions, loans, or purchase oil and gas properties; sell, assign, farm-out or dispose of any property; enter into transactions with affiliates; enter into, subject to certain exceptions, any agreement that prohibits or restricts liens securing the Term Loan, payments of dividends to us, or payment of debt owed to us and our subsidiaries; and change the nature of our business.

The Term Loan also contains representations and warranties, affirmative covenants, additional negative covenants and events of default (including a change of control). During the pendency of the Term Loan and in case of an event of default thereunder, EM may exercise all remedies at law or equity, and may foreclose upon substantially all of our assets and the assets of our subsidiaries, including, in the event of a deficiency, cash and any other assets not acquired from EM in the Business Combination to the extent constituting collateral under the applicable financing documents. We may not be able to obtain amendments, waivers or consents for potential or actual breaches of such representations and warranties or covenants, or we may be unable to obtain such amendments waivers or consents on acceptable terms, all of which could limit management’s flexibility to operate the business.

Long-Term Debt as of June 30, 2024 (Successor) consisted of the following:

(in thousands)
Senior Secured Term Loan, including paid-in-kind interest	$791,377
Less: Debt issuance costs	(1,000)

Total long-term debt, net	$790,377

For the three months ended June 30, 2024 (Successor) and during the period from February 14, 2024 through June 30, 2024 (Successor), the Company incurred interest expense of $19.2 million and $29.0 million, respectively, which is included as expense on the condensed consolidated statement of operations and paid-in-kind interest was accrued on the Senior Secured Term Loan on the condensed consolidated balance sheet. For the three months ended June 30, 2024 (Successor) and the period from February 14, 2024 through June 30, 2024 (Successor), the Company’s effective interest rate on the Senior Secured Term Loan was approximately 10.0%.

Predecessor Debt

No debt or interest was allocated to SYU in the Predecessor financial statements as of December 31, 2023 (Predecessor) or for the period from January 1, 2024 through February 13, 2024 (Predecessor) or the three and six months ended June 30, 2023 (Predecessor) as it was a legal obligation of EM.

Note 7 — Warrants

The table below reflects outstanding warrants as of June 30, 2024 (Successor):

	Public Warrants	Private Placement Warrants	Working Capital Warrants	Total
Outstanding Warrants at February 14, 2024	14,374,971	7,750,000	—	22,124,971
Issued	—	—	3,306,370	3,306,370

Outstanding Warrants at June 30, 2024	14,374,971	7,750,000	3,306,370	25,431,341

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants became exercisable 30 days after the completion of the Business Combination and will expire five years from the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a share of Common Stock upon exercise of a warrant unless the share of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

On the Closing Date, the Company filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants, which the SEC declared effective on May 10, 2024. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. In addition, if the shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants For Cash—The Company may redeem the outstanding Public Warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants are exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Redemption of Warrants For Shares of Common Stock—commencing 90 days after the warrants became exercisable, the Company may redeem the outstanding warrants for shares of Common Stock:

•	in whole and not in part;

•

at a price equal to a number of shares of Common Stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Common Stock;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of shares of Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants upon exercise.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrants and Working Capital Warrants are identical to the Public Warrants issued in connection with Flame’s IPO, except that (x) the Private Placement Warrants, the Working Capital Warrants, and the shares of Common Stock issuable upon the exercise of such warrants were not transferable, assignable or salable until 30 days after the Closing Date, subject to certain limited exceptions, (y) the Private Placement Warrants and Working Capital Warrants are exercisable on a cashless basis and non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants, the Working Capital Warrants, and the shares of Common Stock issuable upon exercise of such warrants are entitled to registration rights. If the Private Placement Warrants or Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, such warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Warrants are accounted for as liabilities and marked-to-market at each reporting period, with changes in fair value included as Changes in fair value of warrant liabilities in the Successor’s unaudited condensed consolidated statement of operations (refer to Note 11 — Fair Value Measurements).

Note 8 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares (defined below), Private Placement Warrants and Working Capital Warrants (and any shares of Common Stock issuable upon the exercise of such instruments) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

Flame engaged underwriters as advisors in connection with its business combination to assist it in holding meetings with Flame’s stockholders to discuss the potential business combination and the target business’s attributes, introduce it to potential investors that are interested in purchasing its securities in connection with the potential business combination, assist it in obtaining stockholder approval for the business combination and assist it with its press releases and public filings in connection with the business combination. Flame was to pay a Marketing Fee (as defined in its registration statement on Form S-1, as amended, that was filed with the SEC on February 5, 2021) for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including the proceeds from the exercise of the over-allotment option. The underwriters were not entitled to such fee unless Flame consummated its initial business combination. Upon the closing of the Business Combination, the Marketing Fee of $10.1 million was paid in full, and is recognized as an offset to the proceeds from the PIPE Investment within Additional paid-in capital in the unaudited condensed consolidated statement of equity/net parent investment as of June 30, 2024 (Successor).

Grey Fox Matter

On March 26, 2024, Sable entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) among (i) Grey Fox, LLC, MAZ Properties, Inc., Bean Blossom, LLC, Winter Hawk, LLC, Mark Tautrim, Trustee of the Mark Tautrim Revocable Trust, and Denise McNutt, on behalf of themselves and the Court-certified Settlement Class (the “Plaintiffs and Settlement Class Members”), (ii) Pacific Pipeline Company (“PPC”) and (iii) Sable, with respect to the settlement and release of certain claims related to the Pipelines, including claims impacting the right of way for the Pipelines (collectively, the “Released Claims”).

Pursuant to the terms of the Settlement Agreement, (i) the Plaintiffs and Settlement Class Members will be obligated to, among other things, (a) release Sable, PPC and the other released parties from and against the Released Claims, (b) grant certain temporary construction easements to facilitate the repair of certain portions of the Pipelines, and (c) cooperate in good faith with Sable and PPC with respect to any and all steps reasonably required to restart the Pipelines and operate them thereafter, including obtaining all necessary regulatory approvals, consistent with the requirements of the relevant government agencies and the Consent Decree issued by the United States District Court for the Central District of California in relation to Civil Action No. 2:20-cv-02415 (United States of America and the People of the State of California v. Plains All American Pipeline, L.P. and Plains Pipeline, L.P.) and (ii) Sable has agreed to among other things, (a) pay $35.0 million into an interest-bearing non-reversionary qualified settlement fund, and (b) deliver to class counsel an irrevocable standby letter of credit issued by J.P. Morgan & Co. or another federally insured bank in the amount of $35.0 million to secure Sable’s obligation to make certain payments under the Settlement Agreement. The Settlement Agreement is subject to approval by the United States District Court for the Central District of California (the “Court”). There can be no assurance that the Court will grant final approval of the Settlement Agreement on its current terms or at all. The Company expensed $0.1 million and $70.1 million for the settlement expense and the Interest Payable, which is included in General and administrative expenses on the condensed consolidated statement of operations for the three months ended June 30, 2024 (Successor) and the period from February 14, 2024 through June 30, 2024 (Successor), respectively (refer to discussion of restricted cash in Note 2 — Significant Accounting Policies for additional details regarding the Interest Payable).

On May 1, 2024, the Court entered an order granting preliminary approval of the Settlement Agreement. The Court found, among other things, that (i) the Court will likely be able to approve the Settlement Agreement under Rule 23(e)(2) and to certify the settlement class for purposes of judgment on the proposed settlement and (ii) the settlement is sufficiently fair, reasonable, and adequate as the settlement class members under the relevant considerations to warrant sending notice of the settlement to the settlement class. On May 9, 2024, the Company made the initial $35.0 million payment into the Qualified Settlement Fund and delivered the $35.0 million letter of credit to plaintiffs’ counsel. A fairness hearing has been scheduled for September 13, 2024 to, among other things, determine whether the proposed settlement should be finally approved by the Court.

Note 9 — Stockholders’ Equity (Successor)

Preferred Stock — The Company is authorized to issue a total of 1,000,000 of preferred stock at par value of $0.0001 each. At June 30, 2024 (Successor) there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue a total of 500,000,000 shares of Common Stock at par value of $0.0001 each. At June 30, 2024 (Successor) there were 64,845,435 shares issued and outstanding.

The following summarizes the shares of Common Stock outstanding immediately following the consummation of the Business Combination:

Shares
Public stockholders	5,953,859
Initial stockholders	7,187,500
Merger consideration shares	3,000,000
PIPE Investors	44,024,910

Total shares outstanding at close	60,166,269

Note: Table excludes Public Warrants, Private Placement Warrants, Working Capital Warrants convertible into Common Stock, and 4,679,166 shares of restricted stock awards that were granted under the Company’s Incentive Plan after the Closing but have not yet vested.

7,187,500 shares of Common Stock held by the initial stockholders (“Founders Shares”) are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) February 13, 2025 or (B) subsequent to February 14, 2024, (x) if the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after February 14, 2024, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Note 10 — Stock-Based Compensation

On February 12, 2024, the Company’s shareholders approved a stock-based compensation plan (the “Incentive Plan”) to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Predecessor had no equity compensation plans or outstanding equity awards specific to the SYU Assets. The total stock-based compensation expense is included on the unaudited condensed consolidated statements of operations based upon the job function of the employees receiving the grants as follows (in thousands):

	Successor
	Three Months Ended June 30, 2024	February 14, 2024 through June 30, 2024
Operations and maintenance expenses	$1,933	$1,933
General and administrative expenses	20,972	67,352

Total	$22,905	$69,285

Incentive Plan

The Company’s Incentive Plan includes incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units and other stock or cash-based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. Awards other than cash awards generally will be settled in shares of the Company’s common stock, but the applicable award agreement may provide for cash settlement of any award.

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Incentive Plan. Following the closing of the Business Combination, the Compensation Committee of the Company’s Board of Directors (the “Board”) was appointed by the Board to administer the Incentive Plan (the Compensation Committee, in its role as administrator of the Incentive Plan, the “Plan Administrator”).

The Plan Administrator has the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The Plan Administrator will also have the authority to, among other things, determine which eligible service providers receive awards, grant awards, set the terms and conditions of all awards under the Incentive Plan, including any performance goals, vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan, accelerate vesting requirements, waive or amend performance goals and other restrictions, and amend award agreements.

Restricted Stock Awards

On the Closing Date, and in connection with the executive officers’ employment agreements, the Company granted 650,000 shares of restricted common stock to each of the Company’s executive officers (other than Mr. Flores), which vest on the earlier of (i) the restart of production from the SYU Assets or (ii) three years after the Closing Date. The executive officer awards are subject to a three-year lock-up provision.

During March 2024, the Plan Administrator authorized the grant of 158,334 shares of restricted common stock in the aggregate to the members of the Board for their contributions towards closing the Business Combination and for their service on the Board. These restricted shares vest twelve months from the grant date.

Additionally, 1,920,832 shares of restricted common stock were granted to employees of the Company following the closing of the Business Combination. These restricted shares vest on the earlier of (i) the restart of production from the SYU Assets or (ii) three years after the Closing Date. All of the executive officer awards, the awards granted to the members of the Board, and the awards granted to employees of the Company following the closing of the Business Combination are restricted stock awards to be settled in shares, and qualify as equity classified awards. The value of the stock-settled restricted stock awards is established by the market price on the date of grant and is recorded as compensation expense ratably over the vesting terms. Forfeitures will be recognized as they occur.

As of June 30, 2024 (Successor), 10.9 million share-based awards were authorized and available for grant under the Successor’s Incentive Plan. No shares were authorized or granted by the Predecessor as of December 31, 2023.

The following table summarizes stock-settled restricted stock share activity for the three months ended June 30, 2024 (Successor) and the period February 14, 2024 through June 30, 2024 (Successor):

	Successor		Successor
	Three Months Ended June 30, 2024		February 14, 2024 through June 30, 2024
	Shares	Weighted-average grant date fair value	Shares	Weighted-average grant date fair value
Non-vested, beginning of the period	2,758,334	$12.03	—	$—
Granted	1,920,832	10.99	4,679,166	11.61
Vested	—	—	—	—
Forfeited	—	—	—	—

Non-vested, end of the period	4,679,166	$11.61	4,679,166	$11.61

The unrecognized stock-based compensation expense associated with the unvested restricted stock awards at June 30, 2024 (Successor) was $25.1 million, which is to be recognized over the weighted average remaining life of approximately 3 months.

Merger Consideration

Pursuant to the Merger Agreement, on the Closing Date and contemporaneously with the completion of the transactions contemplated under the Sable-EM Purchase Agreement, as previously noted Holdco merged with and into Flame, with Flame as the surviving company, and immediately thereafter, Sable merged with and into Flame, with Flame as the surviving company. The aggregate consideration received by holders of limited liability company membership interests in Holdco designated as Class A shares immediately prior to the Holdco Merger Effective Time was 3,000,000 shares of Flame Class A common stock. Share based compensation expense of $36.3 million was recognized associated with the issuance of the 3,000,000 shares in General and administrative expenses on the condensed consolidated statement of operations for the period from February 14, 2024 through June 30, 2024 (Successor). The Merger Consideration Shares are subject to a three-year lock-up provision.

Founders Shares

In the periods prior to the Business Combination, the Sponsor sold 434,375 Founder Shares to some of the Company’s directors and executives, including Gregory D. Patrinely, the Company’s Executive Vice President and Chief Financial Officer, at their original purchase price. Such sale of Founder Shares to the Company’s directors and executives is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were sold to directors and executives and effectively transferred subject to a performance condition (i.e., the consummation of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of achievement under the applicable accounting literature. As such, the Company recognized $3.7 million in stock-based compensation expense upon the completion of the Business Combination, which is included in the General and administrative expenses on the condensed consolidated statement of operations for the period from February 14, 2024 through June 30, 2024 (Successor).

Note 11 — Fair Value Measurements

Certain of the Company’s financial assets and liabilities are reported at fair value on the condensed consolidated balance sheet (Successor). An established fair value hierarchy prioritizes the relative reliability of inputs used in fair value measurements. The hierarchy gives highest priority to Level 1 inputs that represent unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are directly or indirectly observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs and have the lowest priority in the hierarchy.

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2024 (Successor), and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

(dollars in thousands)	Public Warrants (Level 1)	Senior Secured Term Loan (Level 2)	Private Placement Warrants (Level 3)	Working Capital Warrants (Level 3)	Total Liabilities Fair Value
Fair value as of February 14, 2024 (Successor)	$39,962	$761,401	$19,813	$—	$821,176

Additions	—	9,801	—	10,283	20,084
Change in valuation inputs or other assumptions	(2,875)	—	550	562	(1,763)

Fair Value as of March 31, 2024 (Successor)	37,087	771,202	20,363	10,845	839,497

Additions	—	19,175	—	—	19,175
Change in valuation inputs or other assumptions	24,294	—	37,839	19,045	81,178

Fair value as of June 30, 2024 (Successor)	$61,381	$790,377	$58,202	$29,890	$939,850

There were no transfers in or out of Level 2 or Level 3 from other levels in the fair value hierarchy during periods February 14, 2024 through June 30, 2024 (Successor).

There were no financial assets or liabilities accounted for at fair value on a recurring basis in the Predecessor financial statements as of December 31, 2023 (Predecessor) or for the period from January 1, 2024 to February 13, 2024 (Predecessor) and the three and six months ended June 30, 2023 (Predecessor).

Investments Held in Money Market Accounts

As of June 30, 2024 (Successor), investments in the Company’s money market accounts consisted of $111.8 million in demand deposit accounts (and are therefore not reflected in the table above).

Accounts Payable and Accrued Expenses

The carrying values of accounts payable and accrued expenses are considered to be representative of their respective fair values due to the short-term maturities of those instruments (and are therefore not reflected in the table above).

Senior Secured Term Loan

As of June 30, 2024 (Successor), the estimated fair value of the Senior Secured Term Loan approximates the amount of principal and paid-in-kind interest outstanding because the interest rate is reflective of market rates and such outstanding amount may be repaid, in full or in part, at any time without penalty, the inputs are considered a Level 2 fair value measurement.

Warrant Liabilities

The Public Warrants are measured at the Observable Quoted Price in Active Markets. The Private Warrants and the Working Capital Warrants are measured using the Modified Black-Scholes Optional Pricing Model. The estimated fair value of the private warrant and the working capital warrant liabilities is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

As Private Placement Warrants held by FL Co-Investment, LLC (“FL Co-Investment”) and Intrepid Financial Partners, L.L.C. (“Intrepid Financial Partners”) will not be exercisable more than five years from the effective date of the registration statement, the exercise period end date is different than other Private Placement Warrants and Working Capital Warrants which will expire five years after the Closing Date or earlier upon redemption or liquidation. Accordingly, they have different inputs to the Modified Black-Scholes Optional Pricing Model.

The following table provides quantitative information regarding Level 3 inputs used to determine the fair values of Private Placement Warrants held by FL Co-Investment and Intrepid Financial Partners as of June 30, 2024 (Successor).

Inputs	June 30, 2024 (Successor)
Stock price	$15.07
Strike price	$11.50
Term (in years)	1.65
Volatility	45.0%
Risk-free rate	4.73%
Dividend yield	0.00%

The following table provides quantitative information regarding Level 3 fair value measurements used to determine the fair value of the Working Capital Warrants and the Private Placement Warrants, excluding Private Placement Warrants held by FL Co-Investment and Intrepid Financial Partners, as of June 30, 2024 (Successor).

Inputs	June 30, 2024 (Successor)
Stock price	$15.07
Strike price	$11.50
Term (in years)	4.63
Volatility	60.0%
Risk-free rate	4.27%
Dividend yield	0.00%

Note 12 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company, other than as previously described herein, did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Sable Offshore Corp. (f/k/a Flame Acquisition Corp.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sable Offshore Corp. (f/k/a Flame Acquisition Corp.) (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company entered into a definitive merger agreement with a business combination target on November 2, 2022; which was completed on February 14, 2024. As also described in Note 1, uncertainties related to obtaining the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 28, 2024

SABLE OFFSHORE CORP. (F/K/A FLAME ACQUISITION CORP.)

BALANCE SHEETS

	December 31
	2023	2022
Assets
Current assets:
Cash	$267,816	$100,256
Prepaid expenses	96,601	88,212

Total current assets	364,417	188,468
Investments held in Trust Account	63,558,404	290,718,297

Total assets	$63,922,821	$290,906,765

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Accounts payable and accrued expenses	$6,953,918	$4,625,892
Excise tax payable	2,308,378	—
Income taxes payable	—	330,151
Promissory notes to related parties	1,128,630	370,000
Convertible promissory notes – related parties, at fair value	6,381,294	1,409,730

Total current liabilities	16,772,220	6,735,773
Warrant liabilities	39,213,750	12,149,250

Total liabilities	55,985,970	18,885,023
Commitments and Contingencies
Class A common stock subject to possible redemption; 6,104,682 and 28,750,000 shares at redemption value at December 31, 2023 and 2022, respectively ($10.41 and $10.10 at December 31, 2023 and 2022, respectively)	63,519,554	290,347,008
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 7,187,500 and no shares issued and outstanding, at December 31, 2023 and 2022, respectively, excluding 6,104,682 and 28,750,000 shares subject to possible redemption at December 31, 2023 and 2022, respectively	719	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; no shares and 7,187,500 shares issued and outstanding at December 31, 2023 and 2022, respectively	—	719
Accumulated deficit	(55,583,422)	(18,325,985)

Total Stockholders’ Deficit	(55,582,703)	(18,325,266)

Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$63,922,821	$290,906,765

The accompanying notes are an integral part of these financial statements.

SABLE OFFSHORE CORP. (F/K/A FLAME ACQUISITION CORP.)

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Operating costs	$4,918,801	$6,150,199

Loss from operations	(4,918,801)	(6,150,199)
Other income (expense):
Interest income from Trust Account	4,415,456	3,989,061
Change in fair value of convertible promissory notes – related parties	(3,698,394)	(170,741)
Change in fair value of warrant liabilities	(27,064,500)	498,000

Total other (expense) income, net	(26,347,438)	4,316,320

Loss before income taxes	(31,266,239)	(1,833,879)
Income tax expense	(914,318)	(757,069)

Net loss	$(32,180,557)	$(2,590,948)

Weighted average, redeemable Class A common stock outstanding	10,870,337	28,750,000

Basic and diluted net loss per redeemable Class A common share	$(1.78)	$(0.07)

Weighted average non-redeemable Class A and Class B common stock outstanding	7,187,500	7,187,500

Basic and diluted net loss per non-redeemable Class A and Class B common share	$(1.78)	$(0.07)

The accompanying notes are an integral part of these financial statements.

SABLE OFFSHORE CORP. (F/K/A FLAME ACQUISITION CORP.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock				Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	7,187,500	$719	$(12,940,155)	$(12,939,436)
Initial fair value adjustment of promissory note	—	—	—	—	52,126	52,126
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	(2,847,008)	(2,847,008)
Net loss	—	—	—	—	(2,590,948)	(2,590,948)

Balance as of December 31, 2022	—	$—	7,187,500	$719	$(18,325,985)	$(18,325,266)
Initial fair value adjustment of convertible promissory notes – related parties	—	—	—	—	533,200	533,200
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	(3,301,702)	(3,301,702)
Conversion of Class B common stock to Class A common stock	7,187,500	719	(7,187,500)	(719)	—	—
Excise tax on Class A common stock redemptions	—	—	—	—	(2,308,378)	(2,308,378)
Net loss	—	—	—	—	(32,180,557)	(32,180,557)

Balance as of December 31, 2023	7,187,500	$719	—	$—	$(55,583,422)	$(55,582,703)

The accompanying notes are an integral part of these financial statements.

SABLE OFFSHORE CORP. (F/K/A FLAME ACQUISITION CORP.)

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(32,180,557)	$(2,590,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income from Trust Account	(4,415,456)	(3,989,061)
Change in fair value of convertible promissory notes – related parties	3,698,394	170,741
Change in fair value of warrant liabilities	27,064,500	(498,000)
Changes in current assets and current liabilities:
Prepaid expenses	(8,389)	512,296
Accounts payable and accrued expenses	2,328,026	4,350,391
Income taxes payable	(330,151)	330,151

Net cash used in operating activities	(3,843,633)	(1,714,430)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemptions	230,129,156	—
Cash withdrawn from Trust Account to pay taxes	1,446,193	786,918

Net cash provided by investing activities	231,575,349	786,918

Cash Flows from Financing Activities:
Payments for redemptions of Class A common stock	(230,129,156)	—
Proceeds from convertible promissory notes – related parties	1,080,000	—
Proceeds from promissory notes - related party	1,485,000	705,000

Net cash (used in) provided by financing activities	(227,564,156)	705,000

Net Change in Cash	167,560	(222,512)
Cash — Beginning of period	100,256	322,768

Cash — End of period	$267,816	$100,256

Supplemental disclosure of non-cash investing and financing activities:
Conversion of Promissory Notes to Convertible Promissory Notes	$726,370	$—

Remeasurement of Class A common stock subject to possible redemption	$3,301,702	$2,847,008

Excise tax payable as a result of redemptions of Class A common stock	$2,308,378	$—

Initial measurement of fair value of Convertible Promissory Notes	$(533,200)	$(52,126)

Supplemental Disclosure of Cash Flow Information:
Payment of cash taxes	$1,246,194	$426,918

The accompanying notes are an integral part of these financial statements.

SABLE OFFSHORE CORP. (F/K/A FLAME ACQUISITION CORP.)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Organization and General

Flame Acquisition Corp. (“Flame” or the “Company”) was incorporated in Delaware on October 16, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has selected December 31 as its fiscal year end.

On November 2, 2022, the Company entered into an agreement and plan of merger, dated as of November 2, 2022 (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), with Sable Offshore Corp., a Texas corporation (“SOC”), and Sable Offshore Holdings, LLC, a Delaware limited liability company and the parent company of SOC (“Holdco” and, together with SOC, “Sable”). The Merger Agreement provided for, among other things, the following transactions at the closing: (i) Holdco will merge with and into the Company, with the Company surviving the merger (the “Holdco Merger”), and (ii) immediately following the effective time of the Holdco Merger, SOC will merge with and into the Company, with the Company surviving the merger (the “SOC Merger”). The Holdco Merger together with the SOC Merger are referred to as the “Merger,” and the Merger and other transactions contemplated by the Merger Agreement are referred to as the “Business Combination.” In connection with the Business Combination, the Company changed its name to Sable Offshore Corp. The independent members of the board of directors of the Company (the “Board”) approved, and recommended that the Board approve, the Merger Agreement and the transactions contemplated thereby. Subsequently, the Board approved the Merger Agreement and the transactions contemplated thereby.

The obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions. The closing of the Merger occured on February 14, 2024.

In connection with the Business Combination, Holdco entered into subscription agreements (the “Sable PIPE Subscription Agreements”) with certain investors (such investors, the “Sable PIPE Investors”), pursuant to which the Sable PIPE Investors purchased, in the aggregate, 7,450,000 limited liability company membership interests in Holdco designated as Class B shares at $10.00 per share, for an aggregate commitment amount of approximately $74,500,000 (the “Sable PIPE Investment”).

The Sable PIPE Subscription Agreements provide that, in the event the Merger is consummated, the Sable PIPE Investors will be deemed to have subscribed for and will purchase our Class A common stock at the same price per share and, by operation of law pursuant to the Merger, we will have succeeded to Holdco’s obligations under the Sable PIPE Subscription Agreements. The Sable PIPE Subscription Agreements provide that, if the Merger is consummated, we must file a registration statement within 30 calendar days after consummation of the Merger registering the resale of the shares of our Class A common stock issued to the Sable PIPE Investors, and must use our commercially reasonable efforts to have the registration statement declared effective by the SEC by the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies us that it will review the registration statement) following the closing of the Merger and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed or will not be subject to further review. We thereafter will be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective.

On November 10, 2022, the Company filed a preliminary proxy statement relating to the Business Combination (as amended, the “Proxy Statement”), which included a recommendation of the Board to the Company’s stockholders that they approve the proposals included in the Proxy Statement. The Company also filed amended preliminary proxy statements on December 23, 2022, January 27, 2023 and September 14, 2023, for the purpose of addressing U.S. Securities and Exchange Commission Staff comments.

On February 27, 2023, at a special meeting of stockholders, the Company’s stockholders voted to approve an amendment (the “First Extension Amendment Proposal”) to the amended and restated certificate of incorporation to extend the date by which the Company must complete a business combination (the “First Extension”) from March 1, 2023, to September 1, 2023 (the “First Extended Date”). In connection with the First Extension, stockholders holding 20,317,255 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, representing approximately 70.67% of our then issued and outstanding Class A common stock. As a result, $206,121,060 (approximately $10.15 per share) was removed from the Trust Account to pay such redeeming holders on March 2, 2023.

On June 13, 2023, Sable, Exxon Mobil Corporation (“Exxon”) and Mobil Pacific Pipeline Company (“MPPC,” and together with Exxon, “EM”) entered into a First Amendment (the “Amendment”) to the Purchase and Sale Agreement dated November 1, 2022 among Sable and EM. Pursuant to the Amendment, Sable and EM agreed to amend the Sable-EM Purchase Agreement to, among other things, provide that the closing of the transactions contemplated by the Sable-EM Purchase Agreement was scheduled to take place on June 30, 2023 (the “Sable-EM Scheduled Closing Date”), unless one or more of the conditions to closing described in the Sable-EM Purchase Agreement was not satisfied as of the Sable-EM Scheduled Closing Date, in which case the closing would be held three business days after all such conditions were satisfied or waived, or such other date as the parties may mutually agree in writing, but in no event later than December 31, 2023. The Amendment also lowers the “Minimum Cash Threshold” (as defined in the Sable-EM Purchase Agreement) from $200,000,000 to $150,000,000.

On June 30, 2023, the Company and Sable entered into a Second Amendment to the Merger Agreement, pursuant to which the parties agreed to extend the date by which the parties must consummate the Business Combination, or otherwise either Flame or Sable may terminate the Merger Agreement, from June 30, 2023, to March 1, 2024.

On August 22, 2023, we issued an aggregate of 7,187,500 shares of Class A common stock to the Sponsor, FL Co-Investment, Intrepid Financial Partners, our independent directors and certain of our executive officers, upon the conversion of an equal number of shares of Class B common stock (the “Class B Conversion”). The 7,187,500 shares of Class A common stock issued in connection with the Class B Conversion are subject to the same restrictions as applied to the shares of Class B common stock before the Class B Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Initial Public Offering (“IPO”) described below (See Note 3 - Initial Public Offering). After the Class B Conversion, no shares of Class B common stock remained outstanding.

On August 29, 2023, at a special meeting of stockholders, the Company’s stockholders voted to approve a proposal (the “Second Extension Amendment Proposal”) to amend the amended and restated certificate of incorporation to extend the date by which the Company must complete a business combination (the “Second Extension”) from September 1, 2023, to March 1, 2024 (the “Second Extension Amendment”). In connection with the Second Extension, stockholders holding 2,328,063 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, representing approximately 27.61% of our then issued and outstanding Class A common stock. As a result, $24,008,096 (approximately $10.31 per share) was removed from the Trust Account to pay such redeeming holders on August 31, 2023.

On August 29, 2023, in connection with the Second Extension, we filed the Second Extension Amendment to the Company’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The Second Extension Amendment extends the date by which we must consummate our initial business combination from September 1, 2023 to March 1, 2024.

On December 5, 2023, the California State Lands Commission voted unanimously to approve amendments to right-of-way leases held directly or indirectly by EM, for existing infrastructure serving offshore platforms Hondo, Harmony and Heritage in SYU. The amendments, among other things, extend the holdover periods for each of the leases by five years to December 31, 2028 and January 31, 2029, increase the bonding requirements from $1,000,000 to $15,000,000 and from $1,000,000 to $5,000,000, and provide for increased inspection and monitoring requirements. These leases are expected to be subsequently assigned to Sable. Sable does not expect the assignment of the leases to have an impact on the regulatory approval process.

On February 12, 2024, Flame held a special meeting of stockholders (the “Special Meeting”), at which the Flame stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on February 14, 2024 (the “Closing Date”), the Business Combination was consummated (the “Closing”).

On February 12, 2024, holders of 150,823 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, representing approximately 2.47% of our then issued and outstanding Class A common stock. As a result, $1,572,250 (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders on February 14, 2024.

In connection with the Business Combination, Holdco and Flame entered into subscription agreements (collectively, as amended, supplemented or otherwise modified, the “Initial PIPE Subscription Agreements”) with certain investors (the “PIPE Investors”) for an aggregate commitment amount of $520,000,000 (the “Initial PIPE Investments”), pursuant to which such investors agreed to purchase an aggregate of 52,000,000 shares of common stock of the Company, par value of $0.0001 per share (“Common Stock”), at a price of $10.00 per share upon the consummation of the Business Combination.

On February 12, 2024, following the Special Meeting, a PIPE Investor that subscribed for $125,000,000 of the Initial PIPE Investment informed the Company that it would not be able to fund that subscribed amount by the Closing due to difficulties it is experiencing related to receiving called capital from certain of its foreign investors. The inability of that PIPE Investor to fund its commitment did not relieve the obligations of the other PIPE Investors to fund their commitments in connection with the Closing.

On February 12, 2024 and February 13, 2024, the Company entered into subscription agreements (collectively, the “Additional PIPE Subscription Agreements” and, together with the Initial PIPE Subscription Agreements, the “PIPE Subscription Agreements”) (including an additional $25,000,000 commitment from James C. Flores, our Chairman and Chief Executive Officer) on substantially the same terms as those contained in the Initial PIPE Subscription Agreements to replace, in the aggregate, $55,000,000 of the amount previously committed by the PIPE Investor described above (the “Additional PIPE Investments” and, together with the Initial PIPE Investments, the “PIPE Investments”).

On February 14, 2024, immediately following the Closing, the Company issued 44,024,910 shares of Common Stock of the Company, at a price of $10.00 per share for an aggregate PIPE Investment of $440,249,100 in accordance with the terms of the PIPE Subscription Agreements. The shares of Common Stock issued in the PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the PIPE Subscription Agreements.

On the Closing Date, in connection with the consummation of the Business Combination, the Company issued an aggregate of 3,306,370 private placement warrants pursuant to the Working Capital Loans (as defined in the Proxy Statement) (the “Working Capital Loan Issuance”) to James C. Flores, Gregory Patrinely, J. Caldwell Flores and Anthony Duenner after each of them elected, at each of their option, to convert their respective outstanding amounts into private placement warrants at a price of $1.00 per warrant.

On the Sable-EM Closing Date, in connection with the consummation of the transactions contemplated by the Sable-EM Purchase Agreement, the Company entered into a five-year secured term loan with Exxon (the “Term Loan Agreement”), pursuant to which Sable agreed to pay to Exxon, on or before the payment due date, a principal amount of $622.9 million in addition to accrued interest thereon, commencing on the Effective Date. Such accrued interest is payable in arrears on each anniversary of the Effective Date unless Management elects in writing prior to an interest payment date for such accrued interest to be added to the outstanding principal on the Term Loan Agreement (any such interest, “PIK Interest”). PIK Interest shall be deemed outstanding principal under the Term Loan Agreement and accrue additional interest. Prior to the Sable-EM Closing Date, Management elected for all accrued interest under the Term Loan Agreement to be deemed PIK Interest.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between Sable, Flame Acquisition Corp. (“Flame”), and Sable Offshore Holdings LLC (“Holdco”), on February 14, 2024, (i) Holdco merged with and into Flame, with Flame surviving such merger (the “Holdco Merger”) and (ii) Sable merged with and into Flame, with Flame surviving such merger (the “SOC Merger” and, together with the Holdco Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, Flame changed its name to “Sable Offshore Corp”.

As of December 31, 2023, the Company had not yet commenced any operations. All activity through December 31, 2023 relates to the Company’s formation, the Initial Public Offering (“IPO”) described below (See Note 3 - Initial Public Offering) and, since the closing of the IPO, the search for a target for our initial Business Combination, and since the signing of the Merger Agreement, completing our initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and non-operating income or expense from changes in the fair value of warrant liabilities and convertible promissory notes.

The accompanying financial statements as of December 31, 2023 and 2022 and for the years then ended present the financial position and results of operations of the entity f/k/a Flame Acquisition Corp., and not those of Sable Offshore Corp., and therefore, do not reflect the effects of the Business Combination.

Financing

The registration statement for the Company’s IPO was declared effective on February 24, 2021 (the “Effective Date”). On March 1, 2021, the Company consummated the IPO of 28,750,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $287,500,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,750,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, which is discussed in Note 4.

Trust Account

Following the closing of the IPO on March 1, 2021, an amount of $287,500,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. However, to mitigate the risk of our being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, on February 21, 2023, we instructed American Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the investments previously held in the Trust Account and to hold all funds in the Trust Account in cash (which may include an interest bearing demand deposit account at a national bank) until the earlier of the consummation of our initial business combination or the liquidation of the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations (see Note 2), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial business combination within by March 1, 2024, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. In conjunction with the closing of the Business Combination, all funds in the Trust Account were transferred to the Company’s operating cash account.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be generally applied toward consummating a business combination.

The Company’s business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of taxes payable) at the time of the signing of an agreement to enter into a business combination. However, the Company will only complete a business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a business combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a business combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of a business combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the business combination.

The Company had until March 1, 2024 to consummate a business combination (the “Combination Period”). If the Company had been unable to complete a business combination within the Combination Period, the Company would have redeemed 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust

Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for the payment of taxes, and less up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, subject to applicable law, and then seek to dissolve and liquidate.

Flame Acquisition Sponsor, LLC a Delaware company (the “Sponsor”), and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (see Note 5), Private Placement Warrants and Public Shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Warrants if the Company fails to complete the initial business combination within the Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot be certain that the Sponsor would be able to satisfy those obligations.

Going Concern

As of December 31, 2023, the Company had cash outside the Trust Account of $267,816 available for working capital needs and a working capital deficit of $16,407,803. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination, to redeem common stock or to use for payment of taxes. As of December 31, 2023, $2,969,263 of the amount in the Trust Account was available to be withdrawn as described above, which is net of the $1,446,193 the Company withdrew for payment of taxes during the period ended December 31, 2023.

Through December 31, 2023, the Company’s liquidity needs have been satisfied through various promissory notes from its sponsor (see further discussion of the individual promissory notes in Note 5).

Management has addressed near-term capital funding needs with the PIPE capital raise and the consummation of the Business Combination and believes the Company has sufficient capital to maintain operations and complete the repairs necessary to restart production at SYU. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements included in this annual report do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that could be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the conflict in Ukraine and the surrounding region, and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases made during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “U.S. Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the U.S. Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

The Company determined that the $230,129,156 in Trust Account value relating to the Class A common stock redeemed during the year ended December 31, 2023, (as noted above) is currently subject to the excise tax. Accordingly, an excise tax payable of $2,308,378 was recognized upon the redemptions and was recorded as a liability on the balance sheet and as a charge to Accumulated Deficit. The Company will continue to assess the excise tax payable recognizing an additional excise tax liability for any future stock repurchases/redemptions and netting such liability for any future qualifying stock issuances within the same annual period.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for annual financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

At December 31, 2023 and 2022, the Trust Account had $0 and $290,718,297 held in marketable securities, respectively. At December 31, 2023, investments in the Company’s Trust Account consisted of $63,558,404 in a demand deposit account (see Note 1 for further discussion). During the year ended December 31, 2023, the Company withdrew $1,446,193 of interest income from the Trust Account to pay its tax obligations. During the year ended December 31, 2022, the Company withdrew $786,918 of interest income from the Trust Account to pay its tax obligations.

Marketable securities held in the Trust Account are classified as “Trading Securities” in accordance with ASC 320, “Investments – Debt Securities” and are reported at fair value with unrealized gains or losses included in earnings of the current period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2023 and 2022, the Company did not experience losses on this account.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ deficit. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 6,104,682 and 28,750,000 shares of Class A common stock subject to possible redemption, representing all outstanding shares of redeemable Class A common stock on those dates, are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of our initial public offering, we recognized the accretion from initial book value to redemption amount, which, resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

The amount accreted in 2023 represents investment income accrued in the Trust Account since the date of the IPO reduced by the amounts of Delaware franchise tax and income taxes paid and payable for 2021, 2022 and 2023, net of cash withdrawn from the Trust Account to pay these obligations.

On February 23, 2023, the Company was notified by stockholders holding 20,317,255 shares of Class A common stock that they exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $206,121,060 (approximately $10.15 per share) was removed from the Trust Account to pay such redeeming holders on March 2, 2023.

On August 29, 2023, the Company was notified by stockholders holding 2,328,063 shares of Class A common stock that they exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $24,008,096 (approximately $10.31 per share) was removed from the Trust Account to pay such redeeming holders on August 31, 2023.

At December 31, 2023 and 2022, the Class A common stock reflected in the balance sheets is reconciled in the following table:

	Shares	Value
Contingently redeemable common stock at December 31, 2021	28,750,000	$287,500,000
Plus:
Remeasurement of Class A common stock subject to possible redemption	—	2,847,008

	Shares	Value
Contingently redeemable common stock at December 31, 2022	28,750,000	290,347,008

Less:
Redemptions of Class A common stock	(22,645,318)	(230,129,156)
Plus:
Remeasurement of Class A common stock subject to possible redemption	—	3,301,702

Contingently redeemable common stock at December 31, 2023	6,104,682	$63,519,554

On February 12, 2024, holders of an additional 150,823 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $1,572,250 (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders.

Class A Common Stock

On August 22, 2023, we issued an aggregate of 7,187,500 shares of Class A common stock to the Sponsor, FL Co-Investment, Intrepid Financial Partners, our independent directors and certain of our executive officers, upon the conversion of an equal number of shares of Class B common stock (the “Class B Conversion”). The 7,187,500 shares of Class A common stock issued in connection with the Class B Conversion are subject to the same restrictions as applied to the shares of Class B common stock before the Class B Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Initial Public Offering (“IPO”) described below (See Note 3). After the Class B Conversion, no shares of Class B common stock remained outstanding.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” Net loss per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Subsequent remeasurement of the redeemable Class A common stock is excluded from income per share of common stock as the redemption value approximates fair value. Net loss per share of common stock is computed by dividing the pro rata net loss between the shares of Class A common stock and the shares of Class B common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the IPO, as well as warrants issuable upon the exercise of the conversion option on outstanding working capital loans, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable for 25,431,370 and 23,625,000 shares of Class A common stock in the aggregate as of December 31, 2023 and 2022, respectively.

The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except share amounts):

	For the Years Ended December 31,
	2023	2022
Common stock subject to possible redemption
Numerator:
Net loss allocable to Class A common stock subject to possible redemption	$(19,371,838)	$(2,072,758)

	For the Years Ended December 31,
	2023	2022
Denominator:
Weighted Average Redeemable Class A common stock, Basic and Diluted	10,870,337	28,750,000
Basic and Diluted net loss per share, Redeemable Class A common stock	$(1.78)	$(0.07)
Non-Redeemable Ordinary shares
Numerator:
Net loss allocable to Non-Redeemable common stock not subject to redemption	$(12,808,719)	$(518,190)
Denominator:
Weighted Average Non-Redeemable common stock, Basic and Diluted	7,187,500	7,187,500
Basic and diluted net loss per share	$(1.78)	$(0.07)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement” approximates the carrying amounts represented in the balance sheets.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 22,125,000 common stock warrants issued in connection with its Initial Public Offering (14,375,000) and Private Placement (7,750,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued by the Company in connection with the Initial Public Offering and Private Placement had been estimated using Monte-Carlo simulations at the initial measurement date. However, for each subsequent measurement, beginning on April 19, 2021, the public warrants were measured at the Observable Quoted Price in Active Markets and the private warrants were measured using the Modified Black-Scholes Option Pricing Model.

Convertible Promissory Notes—Related Party

The Company accounts for the convertible promissory notes under ASC 815. The Company has made the election under ASC 815-15-25 to account for the notes under the fair value option. Using the fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the statements of operations.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in annual period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company accrued for and paid interest and penalties of $29,072 and $0 for the periods ended December 31, 2023 and 2022, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective no later than January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures. The FASB issued this ASU to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The amendments in this ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share.

NOTE 4 — PRIVATE PLACEMENT WARRANTS

Simultaneously with the closing of the IPO, the Sponsor, Intrepid Financial Partners, LLC (an affiliate of one of the Company’s underwriters) (“Intrepid”) and FL Co-Investment, LLC (an affiliate of one of the Company’s underwriters) (“FL Co-Investment”) collectively, the (“Initial Stockholders”), purchased an aggregate of 7,750,000 Private Placement Warrants at a price of $1.00 per warrant ($7,750,000 in the aggregate), and each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from this offering to be held in the Trust Account.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In November 2020, our founders acquired 7,187,500 founder shares (the “Founder Shares”) for an aggregate purchase price of $25,000 (the “Class B common stock”), or approximately $0.0035 per share. The Sponsor purchased 4,671,875 Founder Shares, FL Co-Investment purchased 1,257,813 Founder Shares and Intrepid Financial Partners purchased 1,257,812 Founder Shares. On November 25, 2020, the Sponsor sold 434,375 Founder Shares to some of the Company’s directors and executives, including Gregory D. Patrinely, the Company’s Chief Financial Officer and Secretary, at their original purchase price. Simultaneously with such transfer, each of FL Co-Investment and Intrepid Financial Partners transferred 13,125 Founder Shares to the Sponsor, respectively, at their original purchase price. Such sale of Founder Shares to the Company’s directors and executives is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were sold to directors and executives and effectively transferred subject to a performance condition (i.e., the consummation of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of achievement under the applicable accounting literature. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. On November 2, 2022, the Company entered into the Merger Agreement (see Note 1); however, the Merger Agreement was subject to certain conditions to closing, such as, for example, approval by the Company’s stockholders. As a result, the Company determined that there was a possibility that a Business Combination might not happen and, therefore, no stock-based compensation expense was recognized as of December 31, 2023.

The Initial Stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, if (x) the last reported sale price of the shares of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, the converted Class A common stock will be released from the lock-up.

On August 22, 2023, we issued an aggregate of 7,187,500 shares of Class A common stock to the Sponsor, FL Co-Investment, Intrepid Financial Partners, our independent directors and certain of our executive officers, upon the conversion of an equal number of shares of Class B common stock (the “Class B Conversion”). The 7,187,500 shares of Class A common stock issued in connection with the Class B Conversion are subject to the same restrictions as applied to the shares of Class B common stock before the Class B Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Initial Public Offering (“IPO”) . After the Class B Conversion, no shares of Class B common stock remained outstanding.

Convertible Promissory Notes (“Working Capital Loans”)

In order to finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company or convert them to warrants as described below. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. Initially up to $1,500,000, which was increased to $3,500,000 on March 24, 2023, of such loans may be convertible into warrants. The warrants would be identical to the Private Placement Warrants. As discussed below, since inception, the Company has entered into nine convertible promissory notes under this arrangement with the Sponsor to provide Working Capital Loans.

On March 1, 2021, the Company issued an unsecured promissory note to the Sponsor (the “First Working Capital Loan”), pursuant to which the Company may borrow up to an aggregate principal amount of $365,000. The First Working Capital Loan is non-interest bearing and payable on the consummation of the Company’s Business Combination. The First Working Capital Loan was fully drawn down in the period ended December 31, 2021. The Sponsor assigned $145,000 of the First Working Capital Loan to our Executive Vice President and Chief Financial Officer, Gregory Patrinely, $110,000 of the First Working Capital Loan to our Executive Vice President, General Counsel and Secretary, Anthony Duenner, and $110,000 of the First Working Capital Loan to our President, Caldwell Flores. As of December 31, 2023 and 2022, the First Working Capital Loan in the amount of $365,000 was fully drawn. The fair value of the note was estimated by the Company to be $383,323 at initial measurement, $704,450 and $343,034 at December 31, 2023 and 2022, respectively.

On December 27, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Second Working Capital Loan”), pursuant to which the Company may borrow up to an aggregate principal amount of $800,000. The Second Working Capital Loan is non-interest bearing and payable on the consummation of the Company’s Business Combination. As of December 31, 2023 and 2022, the Second Working Capital Loan in the amount of $800,000 was fully drawn. The fair value of the note was estimated by the Company to be $656,560 at initial measurement, $1,544,000 and $751,856 at December 31, 2023 and 2022, respectively.

On March 29, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Third Working Capital Loan”), pursuant to which the Company may borrow up to an aggregate principal amount of $335,000.

The Third Working Capital Loan is non-interest bearing and payable on the consummation of the Company’s Business Combination. As of December 31, 2023 and 2022, the Third Working Capital Loan in the amount of $335,000 was fully drawn. The Sponsor assigned $111,667 of the Third Working Capital Loan to each of our Executive Vice President and Chief Financial Officer, Gregory Patrinely, and President Caldwell Flores, and $111,666 of the Third Working Capital Loan to our Executive Vice President, General Counsel and Secretary, Anthony Duenner. The fair value of the note was estimated by the Company to be $282,874 at initial measurement, and the amount by which the proceeds from the Third Working Capital Loan exceeded its initial fair value has been recognized as a credit within stockholders’ deficit during the year ended December 31, 2022. The fair value of the note was estimated by the Company to be $646,550 and $314,840 at December 31, 2023 and 2022, respectively.

On September 30, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Q3 2022 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $170,000 (see Promissory Note Amendments above). The Q3 2022 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On October 5, 2022, the Q3 2022 Promissory Note was fully drawn down by the Company. The fair value of the note was estimated by the Company to be $328,100 at December 31, 2023.

On October 31, 2022, the Company issued an unsecured promissory note to the Sponsor (the “Q4 2022 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000 (see Promissory Note Amendments above). The Q4 2022 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On October 31, 2022, the Q4 2022 Promissory Note was fully drawn down by the Company. The fair value of the note was estimated by the Company to be $386,000 at December 31, 2023.

On February 6, 2023, the Company issued an unsecured promissory note to the Sponsor (the “Q1 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $535,000 of which $356,370 is convertible in to warrants post-Business Combination (see Promissory Note Amendments below). The Q1 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On February 7, 2023, the Q1 2023 Promissory Note was fully drawn down by the Company. The fair value of the convertible portion of the note was estimated by the Company to be $687,794 at December 31, 2023.

On May 12, 2023, the Company issued an unsecured promissory note to the Sponsor (the “First Q2 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $395,000. The First Q2 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On May 15, 2023, the First Q2 2023 Promissory Note was fully drawn down by the Company. The fair value of the note was estimated by the Company to be $229,653 at initial measurement, and the amount by which the proceeds from the First Q2 2023 Promissory Note exceeded its initial fair value has been recognized as a credit within stockholders’ deficit during the year ended December 31, 2023. The fair value of the note was estimated by the Company to be $762,350 at December 31, 2023.

On June 22, 2023, the Company issued an unsecured promissory note to the Sponsor (the “Fourth Q2 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $50,000. The Fourth Q2 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. The fair value of the note was estimated by the Company to be $29,150 at initial measurement and $96,500 at December 31, 2023, and the amount by which the proceeds from the Fourth Q2 2023 Promissory Note exceeded its initial fair value has been recognized as a credit within stockholders’ deficit during the year ended December 31, 2023. On June 28, 2023, the Fourth Q2 2023 Promissory Note was fully drawn down by the Company.

On August 30, 2023, the Company issued an unsecured promissory note to the Sponsor (the “First Q3 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $635,000. The First Q3 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. The fair value of the note was estimated by the Company to be $330,199 at initial measurement and $1,225,550 at December 31, 2023, and the amount by which the proceeds from the First Q3 2023 Promissory Note exceeded its initial fair value has been recognized as a credit within stockholders’ deficit during the year ended December 31, 2023. On August 30, 2023, the First Q3 2023 Promissory Note was fully drawn down by the Company.

On March 29, 2023, the Company and Flame Acquisition Sponsor LLC entered into amendments to each of the Q3 2022 Promissory Note, Q4 2022 Promissory Note and Q1 2023 Promissory Note, pursuant to which loans made under such notes are, at the lender’s discretion, convertible into warrants of the post-Business Combination entity. On May 12, 2023, the Q1 2023 Promissory note was amended to clarify that approximately $356,370 of the note proceeds are convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant, while the remainder of the note proceeds are non-convertible notes to be used to fund advances to the acquisition target. Such warrants are identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The Company evaluated the amendments to each of the Q3 2022 Promissory Note, Q4 2022 Promissory Note and Q1 2023 Promissory Note under ASC 470-50, “Debt–Modification and Extinguishment”, and concluded that the amendments resulted in terms that were substantially different and thus resulted in debt extinguishments. The fair value of the Q3 2022 Promissory Note, Q4 2022 Promissory Note and Q1 2023 Promissory Note ($726,370 in aggregate proceeds) was estimated by the Company to be $684,165 upon the amendments. The amount by which the proceeds from each of the Q3 2022 Promissory Note, Q4 2022 Promissory Note and Q1 2023 Promissory Note exceeded their fair value has been recognized as a capital contribution within stockholders’ deficit during the year ended December 31, 2023.

As of December 31, 2023, each of the First Working Capital Loan, Second Working Capital Loan, Third Working Capital Loan, Q3 2022 Promissory Note, Q4 2022 Promissory Note, First Q2 2023 Promissory Note, Fourth Q2 2023 Promissory Note, First Q3 2023 Promissory Note and a portion of the Q1 2023 Promissory Note may be convertible into warrants ($3,306,370 in total proceeds or 3,306,370 in aggregate warrants as of December 31, 2023) at a price of $1.00 per warrant at the option of the lender. There were no additional borrowings under Convertible Promissory Notes other than those described above.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to the Flame IPO, or to any of their respective affiliates, prior to or in connection with to the Business Combination. At the Closing, all of the Working Capital Loans were converted into an aggregate of 3,306,370 Warrants at a price of $1.00 per Warrant and each of the Promissory Note Loans (as defined below) were fully repaid.

Promissory Note Loans

In addition, the Company has borrowed certain funds from the Sponsor under non-convertible promissory notes (“Promissory Note Loans”) that have been used to pay for expenditures of the acquisition target. As discussed below, since inception, the Company has entered into four non-convertible promissory notes under this arrangement with the Sponsor. In accordance with the Merger Agreement, the Company is to pay for up to $1.5 million (subsequently amended to a cap of $3.0 million) in reasonable out-of-pocket fees and expenses for any agents, advisors, consultants, experts, independent contractors and financial advisors engaged on behalf of Holdco or Sable and incurred in connection with the transactions contemplated by the Merger Agreement and Sable-EM Purchase Agreement at closing of the Business Combination. During the year ended December 31, 2023, the Company paid $884,432 in such expenditures on behalf of Sable which have been recorded and included in Operating costs on the statements of operations for the year ended December 31, 2023. The Company is under no obligation to make further advances prior to the closing of the Business Combination.

On May 12, 2023, the Company issued an unsecured promissory note to the Sponsor (the “Second Q2 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $355,000. The Second Q2 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On May 15, 2023, the Second Q2 2023 Promissory Note was fully drawn down by the Company.

On June 22, 2023, the Company issued an unsecured promissory note to the Sponsor (the “Third Q2 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $100,000. The Third Q2 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On June 28, 2023, the Third Q2 2023 Promissory Note was fully drawn down by the Company.

On August 30, 2023, the Company issued an unsecured promissory note to the Sponsor (the “Second Q3 2023 Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $495,000. The Second Q3 2023 Promissory Note is non-interest bearing and payable on the consummation of the Company’s Business Combination. On August 30, 2023, the Second Q3 2023 Promissory Note was fully drawn down by the Company.

The following tables present the balances of the convertible promissory notes – related parties, at fair value and the promissory notes to related parties as of the respective period ends:

	Principal Value $Amount	Fair Value
		December 31, 2023	December 31, 2022
Convertible notes - related parties, at fair value
First Working Capital Loan	$365,000	$704,450	$343,034
Second Working Capital Loan	800,000	1,544,000	751,856
Third Working Capital Loan	335,000	646,550	314,840
Q3 2022 Promissory Note	170,000	328,100	—
Q4 2022 Promissory Note	200,000	386,000	—
Q1 2023 Promissory Note	356,370	687,794	—
First Q2 2023 Promissory Note	395,000	762,350	—
Fourth Q2 2023 Promissory Note	50,000	96,500	—
First Q3 2023 Promissory Note	635,000	1,225,550	—

Total	$3,306,370	$6,381,294	$1,409,730

Promissory notes to related parties
Q3 2022 Promissory Note	$—	$—	$170,000
Q4 2022 Promissory Note	—	—	200,000
Q1 2023 Promissory Note	178,630	178,630	—
Second Q2 2023 Promissory Note	355,000	355,000	—
Third Q2 2023 Promissory Note	100,000	100,000	—
Second Q3 2023 Promissory Note	495,000	495,000	—

Total	$1,128,630	$1,128,630	$370,000

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged underwriters as advisors in connection with its business combination to assist it in holding meetings with the Company’s stockholders to discuss the potential business combination and the target business’s attributes, introduce it to potential investors that are interested in purchasing its securities in connection with the potential business combination, assist it in obtaining stockholder approval for the business combination and assist the Company with its press releases and public filings in connection with the business combination. The Company will pay the Marketing Fee (as defined in the Company’s registration statement on Form S-1, as amended, that was filed with the SEC on February 5, 2021) for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including the proceeds from the exercise of the over-allotment option. The underwriters will not be entitled to such fee unless the Company consummates its initial business combination. The underwriters will not be entitled to such fee unless the Company consummates its initial business combination. In connection with the Extension, stockholders holding 20,317,255 shares of Flame Class A common stock subject to possible redemption stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, representing approximately 70.67% of our issued and outstanding Flame Class A common stock subject to possible redemption stock. After this redemption, 8,432,745 shares of Flame Class A common stock subject to possible redemption stock remained outstanding. In connection with the Second Extension, stockholders holding 2,328,063 shares of Flame Class A common stock subject to possible redemption stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, representing approximately 27.61% of our issued and outstanding Flame Class A common stock subject to possible redemption stock. After this redemption, 6,104,682 shares of Flame Class A common stock subject to possible redemption stock remained outstanding. If no additional public stockholders exercise redemption rights with respect to their shares of Flame Class A common stock, the amount of effective underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent 15.9% of the aggregate proceeds from the Flame IPO retained by Flame. Upon the closing of the Business Combination, the Marketing Agreement fee of $10,062,500 was paid in full.

Underwriters Agreement

On March 1, 2021, the Company paid a fixed underwriting discount of $0.20 per Unit, or $5,750,000 in the aggregate.

Marketing Advisor Fees

On January 30, 2024, the Company engaged advisory services to assist the Company with general marketing assistance associated with the Business Combination. The Advisor was not entitled to any fee unless the Company consummated the Business Combination. Upon the closing of the Business Combination, the Company paid the marketing advisor a fee of $750,000.

Deferred Legal Fees

As of December 31, 2023 and 2022, the Company has incurred unbilled legal costs of $4,035,714 and $2,633,139, respectively, related to its prospective initial Business Combination. These costs are deferred until the completion of the Company’s initial Business Combination and are included in accounts payable and accrued expenses on the Company’s balance sheets.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock— The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock— The Company is authorized to issue a total of 200,000,000 shares of Class A common stock at par value of $0.0001 each. At December 31, 2023 and 2022, there were 7,187,500 and no shares, respectively, issued and outstanding (excluding 6,104,682 and 28,750,000 shares subject to possible redemption, respectively). On February 23, 2023, the Company was notified by stockholders holding 20,317,255 shares of Class A common stock that they exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $206,121,060 (approximately $10.15 per share) was removed from the Trust Account to pay such redeeming holders on March 2, 2023. On August 29, 2023, the Company was notified by stockholders holding 2,328,063 shares of Class A common stock that they exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $24,008,096 (approximately $10.31 per share) was removed from the Trust Account to pay such redeeming holders on August 31, 2023. On February 12, 2024, holders of 150,823 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $1,572,250 (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders on February 14, 2024.

Class B Common Stock— The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. At December 31, 2023 and 2022, there were 0 and 7,187,500 shares of Class B common stock, respectively issued or outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock are identical to the shares of Class A common stock included in the units being sold in the IPO, and holders of Class B common stock have the same stockholder rights as public stockholders, except that (i) the Class B common stock are subject to certain transfer restrictions, as described in more detail below, (ii) our founders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Class B common stock and any Public Shares held by them in connection with the completion of our Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to any Class B common stock held by them if the Company fails to complete our Business Combination within the prescribed time period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete our Business Combination within such time period, (iii) the Class B common stock are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of our initial Business Combination, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights and (iv) are subject to registration rights. If the Company submits our Business Combination to our public stockholders for a vote, our Initial stockholders have agreed to vote any Class B common stock and any Public Shares purchased during or after the IPO in favor of our initial Business Combination.

With certain limited exceptions, the Class B common stock are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial Business Combination or (B) subsequent to our initial Business Combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The 7,187,500 shares of Class A common stock issued in connection with the Class B Conversion are subject to the same restrictions as applied to the shares of Class B common stock before the Class B Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the IPO described above (See Note 3).

NOTE 8 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants For Cash—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Redemption of Warrants For Shares of Class A Common Stock—commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock:

•	in whole and not in part;

•

at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business

Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of Warrants For Cash” and “Redemption of Warrants For Shares of Class A Common Stock” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that (x) the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants are exercisable on a cashless basis and non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Additionally, as discussed in Note 5, the Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. Initially up to $1,500,000, which was increased to $3,500,000 on March 24, 2023, of such loans may be convertible into warrants.

NOTE 9 — FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2023	Level	December 31, 2022
Assets:
Funds held in Trust Account	1	$—	1	$290,718,297
Liabilities:
Warrant liability—Public Warrants	1	$27,743,750	1	$9,343,750
Warrant liability—Private Placement Warrants	3	$11,470,000	3	$2,805,500
Convertible Promissory Notes—Related Parties	3	$6,381,294	3	$1,409,730

Investments Held in Trust Account

As of December 31, 2023 and 2022, investments in the Company’s Trust Account consisted of $63,558,404 in a demand deposit account (and are therefore not reflected in the table above) and $290,718,297 in U.S. Money Market funds that invest primarily in U.S. Treasury securities, respectively.

Except as described below, there were no transfers between Levels 1, 2 or 3 during the years ended December 31, 2023 and 2022.

Level 1 instruments include investments in money markets investing in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liabilities

The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement had been estimated using Monte-Carlo simulations at the initial measurement date up to the date when the Public Warrants started trading on April 19, 2021. For each subsequent measurement since April 19, 2021, the public warrants were measured at the Observable Quoted Price in Active Markets. Private warrants were measured using the Modified Black-Scholes Optional Pricing Model. The estimated fair value of the private warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

As Private Placement Warrants held by FL Co-Investment and Intrepid Financial Partners, will not be exercisable more than five years from the effective date of the registration statement, the exercise period end date is different than other Private Placement Warrants which will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. Accordingly, they have different inputs to the Modified Black-Scholes Optional Pricing Model.

The following table provides quantitative information regarding Level 3 inputs used to determine the fair values of Private Placement Warrants as of December 31, 2023 and 2022.

	December 31, 2023	December 31, 2022
Stock price	$11.39	$10.05
Strike price	$11.50	$11.50
Term (in years)	2.15	3.15
Volatility	5.3%	0.0%
Risk-free rate	4.11%	4.12%
Dividend yield	0.00%	0.00%

The following table provides quantitative information regarding Level 3 fair value measurements used to determine the fair value of the Private Placement Warrants, excluding Private Placement Warrants held by FL Co-Investment and Intrepid Financial Partners, as of December 31, 2023 and 2022.

Inputs	December 31, 2023	December 31, 2022
Stock price	$11.39	$10.05
Strike price	$11.50	$11.50
Term (in years)	5.09	5.25
Volatility	5.3%	0.0%
Risk-free rate	3.77%	3.91%
Dividend yield	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities:

	Public	Private Placement	Warrant Liabilities
Fair value as of December 31, 2021	$8,625,000	$4,022,250	$12,647,250
Change in valuation inputs or other assumptions	718,750	(1,216,750)	(498,000)

Fair value as of December 31, 2022	9,343,750	2,805,500	12,149,250
Change in valuation inputs or other assumptions	18,400,000	8,664,500	27,064,500

Fair value as of December 31, 2023	$27,743,750	$11,470,000	$39,213,750

Convertible Promissory Notes – Related Parties

The convertible promissory notes were valued using a combination of Black-Scholes and Geske models, which is considered to be primarily a Level 3 fair value measurement input. The estimated fair value of the Promissory Notes was based on the following significant inputs:

Inputs	2023 Input (a)	December 31, 2023	December 31, 2022
Exercise price	$ 11.50	$11.50	$11.50
Volatility	1.9% - 2.5%	11.4%	1.2%
Expected term to warrant expiration	5.2 - 5.6 years	5.1 years	5.3 years
Risk-free-rate	3.39% - 4.17%	3.77%	3.91%
Dividend yield	0%	0%	0%
Stock price	$ 10.13 - $10.39	$11.39	$10.05

(a)	Represents the range of inputs utilized on the respective dates of the initial valuations of the various convertible note draws and extinguishments during the year ended December 31, 2023.

The following table presents the changes in the fair value of the Level 3 Promissory Notes:

Fair value as of December 31, 2021	$956,115
Proceeds received through Convertible Promissory Note on March 29, 2022	335,000
Initial measurement of fair value of Promissory Note	(52,126)
Change in fair value of Promissory Notes	170,741

Fair value as of December 31, 2022	$1,409,730
Principal amount of Promissory Notes amended on March 29, 2023	726,370
Initial measurement of fair value of Promissory Notes upon extinguishment of debt	(42,205)
Proceeds received through Convertible Promissory Notes on May 12, 2023, June 28, 2023, and August 30, 2023	1,080,000
Initial Measurement of fair value of Promissory Notes	(490,995)
Change in valuation inputs or other assumptions	3,698,394

Fair value as of December 31, 2023	$6,381,294

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the years ended December 31, 2023 and 2022.

NOTE 10 — INCOME TAXES

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2023, and December 31, 2022, the change in the valuation allowance was $240,203 and $1,210,347, respectively.

Internal Revenue Section 195 requires start-up expenditures paid or incurred in connection with investigating the creation or acquisition of an active trade or business to be capitalized for income tax purposes. The capitalized start-up expenditures are placed into service in the month in which an active trade or business begins and amortized ratably over 180 months. The start-up expenditures do not include interest, taxes, or research and experimental expenses. The tax calculations for the years ended December 31, 2023 and 2022 took all of the aforementioned Section 195 guidelines into account. For the years ended December 31, 2023 and 2022, the total provision for income taxes was $914,318 and $757,069, respectively.

The Company’s net deferred tax assets at December 31, 2023 and 2022, are as follows:

	December 31, 2023	December 31, 2022
Deferred tax asset
Start-up/organization costs	$1,800,897	$1,560,694

Total deferred tax assets	1,800,897	1,560,694
Valuation allowance	(1,800,897)	(1,560,694)

Deferred tax assets, net of allowance	$—	$—

The income tax provision for the years ended December 31, 2023 and 2022, consists of the following:

	Years Ended December 31,
	2023	2022
Current
Federal	$914,318	$757,069
State	—	—
Deferred
Federal	(240,203)	(1,210,347)
State	—	—
Change in valuation allowance	240,203	1,210,347

Income tax provision	$914,318	$757,069

As of December 31, 2023 and 2022, the Company had zero of U.S. federal net operating loss carryovers available to offset future taxable income.

There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company accrued for and paid interest and penalties of $29,072 and $0 for the periods ended December 31, 2023 and 2022, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company files income tax returns in the U.S. federal and state of Texas jurisdictions. The apportionment rate in Texas is currently 0.0%. The Company’s tax returns for the years ended December 31, 2023, 2022, and 2021, remain open and subject to examination.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022, is as follows:

	Years Ended December 31,
	2023	2022
Income tax at statutory rate	21.0%	21.0%
Change in valuation allowance	(0.8)%	(66.0)%
Fair value adjustments of warrants and convertible notes	(20.6)%	3.7%
Merger related expenses	(2.4)%	—
Other	(0.1)%	—

Income tax expense	(2.9)%	(41.3)%

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company, other than as previously described herein, or listed below, did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 26, 2024, the Company, entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) among (i) Grey Fox, LLC, MAZ Properties, Inc., Bean Blossom, LLC, Winter Hawk, LLC, Mark Tautrim, Trustee of the Mark Tautrim Revocable Trust, and Denise McNutt, on behalf of themselves and the Court-certified Settlement Class (the “Plaintiffs and Settlement Class Members”), (ii) Pacific Pipeline Company (“PPC”), and (iii) the Company, with respect to the settlement and release of certain claims related to the Pipelines, including claims impacting the right of way for the Pipelines (collectively, the “Released Claims”).

Pursuant to the terms of the Settlement Agreement, (i) the Plaintiffs and Settlement Class Members will be obligated to, among other things, (a) release the Company, PPC and the other released parties from and against the Released Claims, (b) grant certain temporary construction easements to facilitate the repair of certain portions of the Pipelines, and (c) cooperate in good faith with the Company and PPC with respect to any and all steps reasonably required to restart the Pipelines and operate it thereafter, including obtaining all necessary regulatory approvals, consistent with the requirements of the relevant government agencies and the Consent Decree issued by the United States District Court for the Central District of California in relation to Civil Action No. 2:20-cv-02415 (United States of America and the People of the State of California v. Plains All American Pipeline, L.P. and Plains Pipeline, L.P.) and (ii) the Company has agreed to among other things, (a) create an interest-bearing non-reversionary qualified settlement fund and pay $35,000,000 into such fund, and (b) deliver to class counsel an irrevocable standby letter of credit issued by J.P. Morgan & Co. or another federally insured bank in the amount of $35,000,000 to secure the Company’s obligation to make certain payments under the Settlement Agreement. The Settlement Agreement is subject to approval by the United States District Court for the Central District of California (the “Court”). There can be no assurance that the Court will grant final approval of the Settlement Agreement on its current terms or at all.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owner

SYU Assets

Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying carve out combined balance sheets of the assets and liabilities of the business purchased by Sable Offshore Corp. (the “Company”) from Exxon Mobil Corporation (the “SYU Assets”) as of December 31, 2023 and 2022, the related carve out combined statements of operations, changes in parent net investment, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “carve out combined financial statements”). In our opinion, the carve out combined financial statements present fairly, in all material respects, the financial position of the SYU Assets as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Carve Out Financial Statements

As discussed in Notes 1 and 2, the SYU Assets were a group of related assets and liabilities owned by Exxon Mobil Corporation, including oil and natural gas properties in the Pacific Outer Continental Shelf region and certain related assets and liabilities. The carve out combined financial statements reflect the assets, liabilities and expenses directly attributable to the SYU Assets, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in parent net investment, and cash flows of the SYU Assets on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in parent net investment, and cash flows of the SYU Assets in the future or what they would have been had the SYU Assets been a separate, stand-alone entity during the years presented.

Explanatory Paragraph – Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the SYU Assets were purchased by Sable Offshore Corp. through a definitive merger agreement entered into on November 2, 2022; which was completed on February 14, 2024. As also described in Note 1, uncertainties related to obtaining the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These combined financial statements are the responsibility of the management of the SYU Assets. Our responsibility is to express an opinion on the carve out combined financial statements of the SYU Assets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the SYU Assets in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve out combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the carve out combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the carve out combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the carve out combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ham, Langston & Brezina, LLP

We have served as the auditor of the SYU Assets since 2022.

Houston, Texas

April 1, 2024

SANTA YNEZ UNIT (SYU)

Combined Balance Sheets

(dollars in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Materials and supplies	$16,213	$17,211

Total Current Assets	16,213	17,211

Oil and Gas Properties (Successful Efforts Method)
Oil and gas properties	4,382,289	4,382,289
Less: Accumulated depreciation, depletion, impairment, and amortization	(3,693,325)	(3,692,072)

Total Oil and Gas Properties, net	688,964	690,217

Other, net	6,404	7,604

Total Assets	$711,581	$715,032

LIABILITIES AND PARENT NET INVESTMENT
Current Liabilities
Accounts payable and accrued liabilities	$5,384	$8,463
Due to related party, net	11,370	6,581
Other	1,148	1,140

Total Current Liabilities	17,902	16,184

Long Term Liabilities
Asset retirement obligations	349,138	329,375
Other	5,520	6,877

Total Liabilities	372,560	352,436

Commitments and Contingencies (Note 5)

Parent Net Investment	339,021	362,596

Total Liabilities and Parent Net Investment	$711,581	$715,032

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

Combined Statements of Operations

(dollars in thousands)

	Year Ended December 31,
	2023	2022
REVENUE
Oil and gas sales	$—	$—

Total revenue	—	—
OPERATING EXPENSES
Operations and maintenance expenses	60,693	62,585
Depletion, depreciation, amortization, and accretion	21,018	20,852
Impairment of oil and gas properties	—	1,404,307
General and administrative expenses	12,763	12,807

Total operating expenses	94,474	1,500,551

LOSS FROM OPERATIONS	(94,474)	(1,500,551)

OTHER INCOME
Other income	801	1,855

NET LOSS	$(93,673)	$(1,498,696)

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

Combined Statements of Changes in Parent Net Investment

(dollars in thousands)

Balance at January 1, 2022	$1,780,878
Contributions from parent	80,414
Net loss	(1,498,696)

Balance at December 31, 2022	362,596
Contributions from parent	70,098
Net loss	(93,673)

Balance at December 31, 2023	$339,021

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

Combined Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(93,673)	$(1,498,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation, amortization, and accretion	21,018	20,852
Impairment of oil and gas properties	—	1,404,307

Changes in operating assets and liabilities:
Materials, supplies, and other assets	2,198	(1,406)
Accounts payable and accrued liabilities	(4,430)	(11,011)
Due to/from related party, net	4,789	5,540

Net cash used in operating activities	(70,098)	(80,414)
Cash flows from financing activities:
Capital contribution from parent	70,098	80,414

Net cash provided by financing activities	70,098	80,414
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental cash flow information:
Non-cash right of use assets recorded for lease liabilities	$—	$691
Non-cash revisions to asset retirement obligations	$—	$(10,569)

The accompanying notes are an integral part of these combined financial statements.

SANTA YNEZ UNIT (SYU)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND GOING CONCERN

Organization and General

On November 1, 2022 Exxon Mobil Corporation (“EM” or “Seller”), a New Jersey Corporation, entered into a purchase and sale agreement (the “Sable-EM Purchase Agreement”) with Sable Offshore Corp. (“Sable”), a Texas limited liability company, to sell all of its interests in certain oil and gas properties located offshore in the Santa Ynez Unit and the Las Flores Canyon processing facilities (“Las Flores Canyon Facilities”) located in the state of California for consideration consisting of a Seller financed note payable and related purchase price adjustments, collectively “SYU”. These financial statements do not include the effects of the agreement.

EM completed its initial discovery of certain oil and gas properties that comprise SYU in 1968. EM engineered three separate platforms to develop three fields. The Hondo platform was placed in service in 1981 and Harmony platform in 1994, both serving the Hondo Field. The Heritage platform was later built in 1994 to support the Pescado and Secate Fields. The offshore assets are located in water depths of 900-1,200 feet and the Seller working interest is 100% with net revenue interest of 83.6%. The onshore Las Flores Canyon Facilities are comprised of a gas plant, an oil and water treatment plant, and a COGEN power plant that provides electricity to the onshore facilities. SYU has been shut in since 2015 due to a pipeline incident but has been maintained by EM in an operation-ready state.

On December 5, 2023, the California State Lands Commission voted unanimously to approve amendments to right-of-way leases held directly or indirectly by EM, for existing infrastructure serving offshore platforms Hondo, Harmony and Heritage in SYU. The amendments, among other things, extend the holdover periods for each of the leases by five years to December 31, 2028 and January 31, 2029, increase the bonding requirements from $1,000,000 to $15,000,000 and from $1,000,000 to $5,000,000, and provide for increased inspection and monitoring requirements.

On December 15, 2023, EM, MPPC and Sable entered into an amendment to the Sable-EM Purchase Agreement. Pursuant to the amendment, Sable and EM agreed to amend the Sable-EM Purchase Agreement to, among other things, provide that the Scheduled Closing Date was February 1, 2024 (the Scheduled Closing Date was previously amended from June 30, 2022 to December 31, 2022), unless one or more of the conditions to closing described in the Sable-EM Purchase Agreement was not satisfied as of the Scheduled Closing Date, in which case the closing would be held three business days after all such conditions have been satisfied or waived, or such other date as the parties mutually agreed in writing, but in no event later than February 29, 2024.

Pursuant to the terms and subject to the conditions set forth in the Sable-EM Purchase Agreement, the transactions contemplated by the Sable-EM Purchase Agreement were consummated on February 14, 2024 (the “Sable-EM Closing Date”) immediately after the Closing, as a result of which Sable purchased SYU, effective as of January 1, 2022 (the “Effective Date”).

On February 14, 2024, immediately following the Closing, Sable issued 44,024,910 shares of Common Stock of the Company, at a price of $10.00 per share for an aggregate Private Investment in a Public Entity (“PIPE Investments”) of $440,249,100 in accordance with the terms of the PIPE Subscription Agreements. The shares of Common Stock issued in the PIPE Investments were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the PIPE Subscription Agreements.

On the Sable-EM Closing Date, in connection with the consummation of the transactions contemplated by the Sable-EM Purchase Agreement, the Company entered into a five-year secured term loan with Exxon (the “Term Loan Agreement”), pursuant to which Sable agreed to pay to Exxon, on or before the payment due date, a principal amount of $622.9 million in addition to accrued interest thereon, commencing on the Effective Date.

Such accrued interest is payable in arrears on each anniversary of the Effective Date unless Management elects in writing prior to an interest payment date for such accrued interest to be added to the outstanding principal on the Term Loan Agreement (any such interest, “PIK Interest”). PIK Interest shall be deemed outstanding principal under the Term Loan Agreement and accrue additional interest. Prior to the Sable-EM Closing Date, Management elected for all accrued interest under the Term Loan Agreement to be deemed PIK Interest.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between Sable, Flame Acquisition Corp. (“Flame”), and Sable Offshore Holdings LLC (“Holdco”), on February 14, 2024, (i) Holdco merged with and into Flame, with Flame surviving such merger (the “Holdco Merger”) and (ii) Sable merged with and into Flame, with Flame surviving such merger (the “SOC Merger” and, together with the Holdco Merger, the “Mergers” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Business Combination, Flame changed its name to “Sable Offshore Corp.” (“SOC” or the “Company”).

Going Concern

As discussed above in Organization and General, SYU was acquired by SOC, whose management has addressed near-term capital funding needs with the PIPE Investments and the consummation of the Business Combination. SOC believes it has sufficient capital to maintain operations and complete the repairs necessary to restart production at SYU. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements included in this annual report do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that could be necessary if the Company is unable to continue as a going concern.

NOTE 2. BASIS OF PRESENTATION

The accompanying carve-out combined financial statements reflect the assets, liabilities, revenues, expenses, and cash flows of SYU as of and for the years ended December 31, 2023 and 2022. SYU has not previously been separately accounted for as a stand-alone legal entity. The accounts are presented on a combined basis because SYU was under common control of EM.

The carve-out combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying carve-out combined financial statements also include a portion of indirect costs for general and administrative expenses. In addition to the allocation of indirect costs, the carve-out combined financial statements reflect certain agreements executed by EM for the benefit of SYU. The allocations methodologies for significant allocated items include:

•

General and administrative expenses that were not specifically identifiable to SYU were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data for the period from January 1, 2022 to December 31, 2023. The total amounts allocated to SYU for each of the years ended December 31, 2023 and 2022, which are recorded in general and administrative expenses, are $12.8 million.

•	Long-term debt was not allocated to SYU as it is a legal obligation of EM, which is not directly impacted by the sale of SYU to Sable.

•

Income taxes were not allocated to SYU as the Seller does not file a consolidated tax return and SYU is not a taxable legal entity. Direct costs attributable to SYU were included at the historical amounts for each reported period.

Management believes the allocation methodologies used are reasonable and result in an allocation of the Seller’s indirect costs of operating SYU as a stand-alone entity. These carve-out financial statements may not be indicative of the future performance of SYU and do not necessarily reflect what the results of operations, financial position and cash flows would have been had SYU been operated as an independent company during the periods presented.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the carve-out combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities; and the reported amounts of revenues and expenses. Significant assumptions are required in estimating the quantities and values of proved oil, gas and NGL reserves used in calculating depletion and assessing impairment of oil and gas properties. Other significant estimates made by management include, among others, allocation assumptions and the carrying amount of asset retirement obligations, which are based on the timing and cost of future abandonments.

While management believes these estimates are reasonable, changes in facts and assumptions or the discovery of new information may result in revised estimates. Actual results could differ from these estimates, and it is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Related Parties

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 850, Related Party Disclosures (“ASC Topic 850”), requires transactions with related parties that would make a difference in decision making to be disclosed so that users of the carve-out combined financial statements can evaluate their significance.

During the period from January 1, 2022 to December 31, 2023, there were no related party transactions, except for the management and administrative services.

Due to/from related party, net. SYU receives management and administrative services from EM, a portion of which is attributable to SYU. Additionally, cash that is received on behalf of SYU by EM creates a receivable for SYU, while expenditures made by EM on behalf of SYU creates a payable for SYU. The net receivable or payable from all cash activity attributable to SYU is reflected as Due to/from related party, net on the accompanying combined balance sheets.

Property, Plant and Equipment

Cost Basis. Oil and gas producing activities of SYU are accounted for under the successful efforts method of accounting. Under this method, costs are accumulated on a field-by-field basis. Costs incurred to purchase, lease, or otherwise acquire a property (whether unproved or proved) are capitalized when incurred. Exploratory well costs are carried as an asset when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where sufficient progress assessing the reserves and the economic and operating viability of the project is being made. Exploratory well costs not meeting these criteria are charged to expense. Other exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Development costs, including costs of productive wells and development dry holes, are capitalized.

Other Property and Equipment. Other property and equipment primarily consist of onshore midstream facilities and is depreciated over the life of the asset. Due to the nature of the other property and equipment, it is presented with oil and gas properties in the combined financial statements.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and natural gas reserve volumes. Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using the unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Under the unit-of-production method, oil and natural gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Investments in midstream equipment are generally depreciated on a straight-line basis over a 39-year life. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

SYU has been shut in since 2015 due to a pipeline incident but has been maintained by the Seller to preserve it in an operation-ready state and thus no depletion has been recorded for the years ended December 31, 2023 and 2022. Depreciation expense for oil and gas producing property and related equipment was $1.6 million for each of the years ended December 31, 2023 and 2022. SYU had net capitalized costs related to proved properties and related equipment of $689.0 million as of December 31, 2023 and $690.2 million as of December 31, 2022, respectively.

Impairment Assessment. The SYU assets are tested for recoverability on an ongoing basis whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Among the events or changes in circumstances which could indicate that the carrying value of an asset or asset group may not be recoverable are the following:

•	a significant decrease in the market price of a long-lived asset;

•	a significant adverse change in the extent or manner in which an asset is being used or in its physical condition including a significant decrease in current and projected reserve volumes;

•	a significant adverse change in legal factors or in the business climate that could affect the value, including an adverse action or assessment by a regulator;

•	an accumulation of project costs significantly in excess of the amount originally expected; and

•	a current-period operating loss combined with a history and forecast of operating or cash flow losses.

The SYU assets undergo a process to monitor for indicators of potential impairment throughout the year. This process is aligned with the requirements of ASC 360 and ASC 932. Asset valuation analysis, profitability reviews and other periodic control processes assist in assessing whether events or changes in circumstances indicate the carrying amounts of any of the assets may not be recoverable.

Because the lifespans of the SYU assets are measured in decades, the future cash flows of these assets are predominantly based on long-term oil and natural gas commodity prices, industry margins, and development and production costs. Significant reductions in management’s view of oil or natural gas commodity prices or margin ranges, especially the longer-term prices and margins, and changes in the development plans, including decisions to defer, reduce, or eliminate planned capital spending, can be an indicator of potential impairment. Other events or changes in circumstances, can be indicators of potential impairment as well.

In general, temporarily low prices or margins are not viewed as an indication of impairment. Management believes that prices over the long term must be sufficient to generate investments in energy supply to meet global demand. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand fundamentals. On the supply side, industry production from mature fields is declining. This is being offset by investments to generate production from new discoveries, field developments and technology, and efficiency advancements. OPEC investment activities and production policies also have an impact on world oil supplies. The demand side is largely a function of general economic activities, alternative energy sources and levels of prosperity. During the lifespan of its major assets, management expects that oil and gas prices and industry margins will experience significant volatility, and consequently these assets will experience periods of higher earnings and periods of lower earnings, or even losses. In assessing whether events or changes in circumstances indicate the carrying value of an asset may not be recoverable, management considers recent periods of operating losses in the context of its longer-term view of prices and margins.

Cash Flow Assessment. If events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In performing this assessment, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Cash flows used in recoverability assessments are based on assumptions which are developed by management and are consistent with the criteria management uses to evaluate investment opportunities. These evaluations make use of assumptions of future capital allocations, crude oil and natural gas commodity prices including price differentials, refining and chemical margins, volumes, and development and operating costs. Volumes are based on projected field and facility production profiles, throughput, or sales. Management’s estimate of upstream production volumes used for projected cash flows makes use of proved reserve quantities and may include risk-adjusted unproved reserve quantities.

Fair value of Impaired Assets. An asset group is impaired if its estimated undiscounted cash flows are less than the asset group’s carrying value. Impairments are measured by the amount by which the carrying value exceeds fair value. The assessment of fair value is based upon the views of a likely market participant. The principal parameters used to establish fair value include estimates of acreage values and flowing production metrics from comparable market transactions, market-based estimates of historical cash flow multiples, and discounted cash flows. Inputs and assumptions used in discounted cash flow models include estimates of future production volumes, throughput and product sales volumes, commodity prices which are consistent with the average of third-party industry experts and government agencies, refining and chemical margins, drilling and development costs, operating costs and discount rates which are reflective of the characteristics of the asset group. Impairments incurred are Level 3 fair value measurements.

As discussed in Note 1 above on November 1, 2022, EM entered into a purchase and sale agreement with Sable to sell SYU for consideration consisting of a Seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down to their estimated fair value resulting in an impairment of approximately $1.4 billion. No impairment was recognized during the year ended December 31, 2023.

Materials and supplies

Materials and supplies are valued at the lower of cost or net realizable value.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include obligations incurred in the ordinary operation of the business for services performed and products received, including capital expenditures that are capitalized as oil and gas properties or other property and equipment. Accounts payable and accrued liabilities consisted of the following as of December 31, 2023 and 2022 (dollars in thousands):

	December 31, 2023	December 31, 2022
Accounts payable	$3,235	$3,470
Operations and maintenance	2,149	4,993

Total accounts payable and accrued liabilities	$5,384	$8,463

Asset Retirement Obligations (“ARO”)

SYU incurs retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, management uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates. Asset retirement obligations incurred in the current period are Level 3 fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value.

The following table shows the changes in the carrying value of ARO for the respective periods ended (dollars in thousands):

	December 31, 2023	December 31, 2022
Beginning balance	$329,375	$320,324
Revision	—	(10,569)
Accretion	19,763	19,620

Ending balance	$349,138	$329,375

Parent Net Investment

Parent net investment reflects the financial reporting basis of SYU’s assets and liabilities and changes due to capital contributions and losses. All cash activity of the Seller for the periods presented were concentrated in accounts retained by Seller. Accordingly, net cash activity attributable to SYU is reflected in contributions from parent in the accompanying combined financial statements. The Seller has supported the SYU assets for the periods presented and has sufficient cash on hand and working capital to continue to maintain the SYU assets in the operation-ready state until such time that the SYU assets resume production.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our combined financial statements.

NOTE 4. FAIR VALUE MEASUREMENT

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy levels 1, 2 and 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy level 2 inputs are inputs other than quoted prices included within level 1 that are directly or indirectly observable for the asset or liability. Hierarchy level 3 inputs are inputs that are not observable in the market.

Financial and non-financial assets and liabilities are to be classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Financial instruments consist of accounts receivable and accounts payable. The carrying amounts of SYU’s financial instruments approximate fair value because of the short-term nature of the items.

There were no financial assets or liabilities accounted for at fair value on a recurring basis as of December 31, 2023 and 2022.

The initial values of SYU’s asset retirement obligations are measured at fair value on a nonrecurring basis upon initial recognition. The inputs used to determine such fair values, including estimated future cash inflows and outflows are described in Note 3 (Asset Retirement Obligations and Impairment Assessment).

NOTE 5. COMMITMENTS & CONTINGENCIES

Government and Environmental Regulation

There have been no fines or citations for any violations of governmental or environmental regulations that would have a material adverse effect upon the financial condition, capital expenditures, earnings, or competitive position of SYU as of December 31, 2023.

Legal Proceedings

At times, SYU is involved in disputes or legal actions arising in the normal course of business. The outcome of such disputes or legal actions are not expected to have a material effect on the carve-out combined financial statements, and no amounts have been accrued as of December 31, 2023.

NOTE 6. LEASES

EM and its consolidated affiliates generally purchase the property, plant and equipment used in operations, but there are situations where assets are leased, primarily for warehouse storage and other operations related assets. Right of use assets and lease liabilities are established on the balance sheet for leases with an expected term greater than one year by discounting the amounts fixed in the lease agreement for the duration of the lease, which is reasonably certain, considering the probability of exercising any early termination and extension options. Generally, assets are leased only for a portion of their useful lives and are accounted for as operating leases.

Variable payments under these lease agreements are not significant. Residual value guarantees, restrictions, or covenants related to leases, and transactions with related parties are also not significant. In general, leases are capitalized using the incremental borrowing rate of the leasing affiliate.

	Operating Leases
	Year Ended December 31,
Lease Cost	2023	2022
	(dollars in thousands)
Operating lease cost	$1,187	$1,219
Other (net of sublease rental income)	(599)	(626)

Total	$588	$593

	Operating Leases
	As of December 31,
Balance Sheet	2023	2022
	(dollars in thousands)
Right of use assets – included in Other assets	$6,404	$7,604

Total right of use assets	$6,404	$7,604

Lease liabilities due within one year – included in Other liabilities	$1,148	$1,140
Long term lease liabilities – included in Long Term Other liabilities	5,323	6,464

Total lease liabilities	$6,471	$7,604

Weighted average remaining lease term (years)	7	8
Weighted average discount rate (percent)	0.7%	0.7%

	Operating Leases
	As of December 31,
Maturity Analysis of Lease Liabilities	2023	2022
	(dollars in thousands)
2023	$—	$1,182
2024	1,185	1,185
2025	842	842
2026	844	844
2027	846	846
2028 and thereafter	2,924	2,925

Total lease payments	6,641	7,824
Discount to present value	(170)	(220)

Total lease liabilities	$6,471	$7,604

	Operating Leases
	Year Ended December 31,
Other information	2023	2022
	(dollars in thousands)
Cash paid for amounts included in the measurement of lease liabilities Cash flow from operating activities	$(1,182)	$(1,180)
Non-cash right of use assets recorded for lease liabilities in exchange for lease liabilities during the period	—	691

NOTE 7. SUBSEQUENT EVENTS

Management has evaluated events and transactions associated with SYU after the December 31, 2023 combined balance sheet date through April 1, 2024. Based upon this review, Management, other than as previously described herein, did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.